As filed with the Securities and Exchange Commission on May 18, 2007.
Registration No. 333-142018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 1)
Lighting Science Group Corporation (Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3646 (Primary Standard Industrial Classification Code Number)	23-2596710 (I.R.S. Employer Identification No.)

2100 McKinney Avenue, Suite 1555 Dallas, Texas 75201 (214) 382-3630 (Address and telephone number of principal executive offices)
2100 McKinney Avenue, Suite 1555 Dallas, Texas 75201 (Address of principal place of business or intended principal place of business)

Ronald E. Lusk
Chairman, Chief Executive Officer and President
Lighting Science Group Corporation
2100 McKinney Avenue, Suite 1555
Dallas, Texas 75201
(214) 382-3630
(Name, address, and telephone number of agent for service)

Copies to:
Mr. Greg Samuel
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202 -3789
(214) 651-5000

Approximate date of proposed sale to the public: At such time or times, as determined by the selling stockholders, after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Units/Shares to be Registered (1)	Proposed Maximum Offering Price Per Unit/Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share	13,333,265 (3)	(4)	(4)	$126.89 (4)
Common Stock, $0.001 par value per share	9,999,949 (5)	(6)	(6)	$95.17 (6)
Common Stock, $0.001 par value per share	23,333,214 (7)	(8)	(8)	$222.06 (8)

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover the additional shares of common stock that may be (i) offered or issued in connection with the provisions of the warrants of the registrant that provide for a change in the amount of shares offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar or other transactions or (ii) issuable or issued as a result of a split of, or a stock dividend on, the registered securities prior to completion of the distribution of the securities covered by this registration statement.

(2)	Estimated solely for the purpose of computing the registration fee based on and in reliance upon Rule 457(c) under the Securities Act of 1933, as amended.
(3)	Represents shares of common stock issued by the registrant to selling stockholders pursuant to a Securities Purchase Agreement dated as of March 9, 2007.
(4)	Based on $0.31 per share, the average of the bid and asked price for the common stock reported by the OTC Bulletin Board as of April 4, 2007.
(5)	Represents shares of common stock issuable by the registrant to selling stockholders pursuant to the exercise of warrants of the registrant.
(6)	Based on $0.31 per share, the average of the bid and asked price for the common stock reported by the OTC Bulletin Board as of April 4, 2007.
(7)	Represents shares of common stock issuable by the registrant to selling stockholders pursuant to the exercise of equity unit warrants of the registrant.
(8)	Based on $0.31 per share, the average of the bid and asked price for the common stock reported by the OTC Bulletin Board as of April 4, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 18, 2007

PROSPECTUS

Lighting Science Group Corporation

Up to 46,666,428 shares of common stock, $0.001 par value per share, to be offered by certain holders of securities of Lighting Science Group Corporation

This prospectus relates to the offer of up to 46,666,428 shares of common stock, $.001 par value per share, of Lighting Science Group Corporation by the stockholders identified under "SELLING STOCKHOLDERS" in this prospectus (or their permitted transferees, assignees, pledgees, donees, or other successors-in-interest). The shares of common stock offered by this prospectus (the “Offered Shares”) include (i) 13,333,265 shares issued (the “Private Placement Shares”) by us to selling stockholders pursuant to a Securities Purchase Agreement dated as of March 9, 2007; (ii) 9,999,949 shares of common stock issuable by us to selling stockholders pursuant to the exercise of warrants (the “Warrants”) for the purchase of our common stock, which were issued by us to selling stockholders pursuant to the Securities Purchase Agreement dated as of March 9, 2007; and (iii) 23,333,214 shares of common stock issuable by us to selling stockholders pursuant to the exercise of warrants for the purchase of equity units (the “Equity Unit Warrants”), which were issued by us to selling pursuant to the Securities Purchase Agreement dated as of March 9, 2007. The Offered Shares also include additional shares that may be issuable or issued in connection with or as a result of anti-dilution provisions of the Private Placement Shares, the Warrants or the Equity Unit Warrants.

We are obligated to register the Offered Shares pursuant to registration rights granted by us to selling stockholders with respect to the Offered Shares. All of the Offered Shares are to be offered by and for the account of the selling stockholders. We are not offering or selling any shares of the common stock or any other securities pursuant to this prospectus. We will not receive any proceeds from any sales of the Offered Shares by selling stockholders, except in connection with any cash exercise of any of the Warrants or the Equity Unit Warrants.

Selling stockholders, or their permitted transferees, assignees, pledgees, donees, or other successors-in-interest, may offer and sell the Offered Shares, at such time or times as determined by the Selling Stockholders, pursuant to public or private transactions at market prices or privately negotiated or other prices, as determined by the selling stockholders. We do not know whether any selling stockholder will offer or sell any or all of the Offered Shares or when, at what price, or in what amount any selling stockholder may offer or sell any of the Offered Shares.

Our common stock is quoted on the OTC Bulletin Board under the symbol “LSGP.” On May 17, 2007, the last reported sales price of the common stock was $0.27 per share.

We will bear the expenses of registration incurred in connection with this offering. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will not be paying any underwriting discounts or commissions in connection with this offering.

These securities are speculative securities and this offering involves substantial risks. Please carefully review and consider the risk factors described under the “RISK FACTORS” section in this prospectus beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or the disclosures in this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2007.

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the “RISK FACTORS” section of this prospectus and the Consolidated Financial Statements and Notes herein, before making any investment decision with respect to the securities offered by this prospectus.

Our Company

We design, develop and own certain intellectual property related to solid-state lighting products utilizing light emitting diodes, or LEDs, as a source of light. Through the development of our Optimized Digital Lighting™, or ODL™, technology, we believe we have narrowed the gap between the theoretical performance capability of LEDs and the level of LED performance in the previous generation of general illumination products. Our product portfolio includes R-series floodlights primarily used in commercial, industrial and retail applications, display case lighting primarily used in the retail market, and low-bay lighting fixtures used for parking garages and industrial and warehouse applications. Our research and development efforts are progressing, and in early 2007, we were granted our eighth, ninth and tenth U.S. patents for our ODL technologies.

In order to minimize our investment in plant and equipment and enable us to focus on research and development, our manufacturing strategy is to outsource the manufacture of our ODL products, and, therefore, we do not own or operate a manufacturing facility. We currently partner with a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world. These manufacturers supply all necessary raw materials (other than certain critical components such as LEDs, which we procure directly) and provide all necessary facilities and labor to manufacture our products.

We have begun to introduce our ODL products through traditional commercial and retail distribution channels and on a direct basis. Currently, we sell products through lighting and electrical distributors, parking garage operators, distributors in the spa, hospitality and leisure sectors, retailers of energy efficient products and our own website. We intend to continue to expand the number of distribution channels through which we will sell products.

Corporate Information

We are a Delaware corporation incorporated in 1988. On June 1, 2004, we acquired 100% of the outstanding common stock of Lighting Science, Inc., a corporation that developed and owned certain intellectual property related to the design, development and power management of lighting products utilizing LEDs as a source of light. On December 23, 2004, The Phoenix Group Corporation, our predecessor entity, announced its decision to change its name to Lighting Science Group Corporation by means of a merger with its wholly owned subsidiary, Lighting Science, Inc. We began conducting our operations under the name Lighting Science Group Corporation on January 1, 2005. Our principal executive offices are located at 2100 McKinney Avenue, Suite 1555, Dallas, Texas 75201. Our telephone number at our principal executive offices is (214) 382-3630.

The Offering

Common stock currently outstanding(1)	78,758,967 shares
Common stock offered by the selling stockholders(2)	46,666,428 shares
Common stock to be outstanding after the offering(3)	112,092,130 shares
Use of proceeds
The exercise of warrants, if exercised for cash, for shares of common stock registered under this registration statement would result in proceeds of up to $10,999,940 to us. These proceeds, if any, are anticipated to be used for working capital and general corporate purposes.

Trading Symbol	LSGP

(1)	Includes approximately 14,585,245 shares beneficially owned by our affiliates.
(2)
Includes 13,333,265 shares of common stock issued pursuant to the March 9, 2007 private placement, 9,999,949 shares of common stock issuable pursuant to exercise of the Warrants and 23,333,214 shares of common stock issuable pursuant to the exercise of the Equity Unit Warrants.

(3)	Assumes the exercise of Warrants and Equity Unit Warrants held by selling stockholders for 33,333,163 shares of common stock.

Summary Consolidated Financial Information
Set forth below are our summary consolidated statements of operations for the years ended December 31, 2006 and 2005 and the quarters ended March 31, 2007 and 2006 and our summary consolidated balance sheets as of December 31, 2006, December 31, 2005 and March 31, 2007. This information should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2006 and 2005 and the quarter ended March 31, 2007 and the notes thereto and the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” which appear elsewhere in this prospectus.

Income Statement Data:	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
Revenue	$436,172	$72,564
Cost of goods sold	(350,724)	(33,110)
Gross margin	85,448	39,454

Operating expenses:
Selling, general and administrative	1,826,802	1,823,020
Compensation and related expenses	2,661,835	1,976,549
Professional Fees	724,567	1,627,684
Directors fees	448,030	294,445
Depreciation and amortization	507,805	487,766
Total operating expenses	6,169,039	6,209,464
Operating loss	(6,083,591)	(6,170,010)

Other, net, primarily change in fair value of the liability for derivative contracts	(3,669,432)	3,064,673
Net loss	(9,753,023)	(3,105,337)

Dividend on 6% Convertible Preferred Stock and accretion of preferred stock redemption value	1,649,513	1,202,901
Net loss applicable to common stock	$(11,402,536)	$(4,308,238)

Basic net loss per weighted average common share	$(0.20)	$(0.08)

Weighted average number of common shares outstanding	57,837,532	53,807,907

Balance Sheet Data:
	December 31, 2006	December 31, 2005
Cash and cash equivalents	$86,080	$1,984,477
Other current assets	1,677,418	757,772
Total current assets	1,763,498	2,742,249

Property and equipment, net	360,031	295,336
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224	2,793,224
Intellectual property, net	1,048,483	1,108,683
Proprietary rights agreement, net	147,639	501,972
Goodwill	154,097	154,097
TOTAL ASSETS	$6,266,972	$7,595,561

Accounts payable	$344,280	$247,969
Accrued expenses	270,874	155,329
Accrued dividend on 6% Convertible Preferred Stock	54,814	59,957
Line of credit	2,044,948	-
Current portion of note payable to related party	81,250	38,889
Total current liabilities	2,796,166	502,144

Note payable - related party - long term portion	62,500	111,111
Liability under derivative contracts	6,290,191	3,327,437
Total other liabilities	6,352,691	3,438,548
TOTAL LIABILITIES	9,148,857	3,940,692

6% Convertible preferred stock	2,173,181	927,677

Common stock	64,644	55,475
Additional paid-in-capital	16,441,942	12,830,833
Accumulated deficit	(21,561,652)	(10,159,116)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(5,055,066)	2,727,192
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,266,972	$7,595,561

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Revenue	$138,720	$108,950
Cost of goods sold	(102,664)	(91,719)
Gross margin	36,056	17,231

Operating expenses
Selling, general and administrative	431,366	561,921
Compensation and related expenses	524,475	998,980
Professional fees	258,287	162,777
Directors fees	59,444	62,500
Depreciation and amortization	125,799	124,506
Total operating expenses	1,399,371	1,910,684

Operating loss	(1,363,315)	(1,893,453)

Other income/(expense)
Interest income	976	11,230
Interest expense	(397,521)	(1,351)
Other, net, primarily change in fair value of the
liability for derivative contracts	2,982,146	2,491,414
Total other income/(expense)	2,585,601	2,501,293

Net income	1,222,286	607,840

Dividend on 6% Convertible Preferred Stock and
accretion of preferred stock redemption value (Note 10)	422,688	443,732

Net income applicable to common stock	$799,598	$164,108

Basic net income per weighted average common share	$0.01	-
Fully-diluted net income per weighted average common share	$0.01	$-

Weighted average number of common shares outstanding	68,287,277	55,289,478

CONSOLIDATED BALANCE SHEET
(UNAUDITED)
March 31, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$286,721
Accounts receivable, net of allowance for doubtful accounts (2007- $4,219)	63,467
Inventory, net of allowances (Note 5)	803,035
Prepaid expenses and other current assets	804,931
Total current assets	1,958,154

PROPERTY AND EQUIPMENT, net (Note 6)	404,387

OTHER ASSETS
Reorganized value in excess of amounts allocable to identifiable assets (Note 3)	2,793,224
Intellectual property, net (Notes 2 and 6)	1,033,433
Proprietary rights agreement, net (Notes 2 and 6)	59,055
Goodwill (Note 2)	154,097
Total other assets	4,039,809

TOTAL ASSETS	$6,402,350

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$466,340
Accrued expenses	155,734
Deferred revenue	70,968
Accrued dividend on 6% Convertible Preferred Stock	52,645
Note payable - related party - current portion (Note 9)	75,000
Total current liabilities	820,687

OTHER LIABILITIES
Note payable - related party - long-term portion(Note 9)	43,750
Liability under derivative contracts (Note 10)	3,208,694
Total other liabilities	3,252,444

TOTAL LIABILITIES	4,073,131

COMMITMENTS AND CONTINGENCIES (Note 12)

6% CONVERTIBLE PREFERRED STOCK, $.001 par value, 2,656,250 shares authorized, 2,065,653 shares issued and outstanding, liquidation value of $6,610,089 (Note 10)	2,499,158

STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock, $.001 par value, 495,000,000 shares authorized,
78,758,967 shares issued and outstanding	78,759
Additional paid-in-capital	20,513,357
Accumulated Deficit	(20,762,055)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(169,939)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,402,350

RISK FACTORS

An investment in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, our business could be harmed, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Business

Because we have a limited amount of revenues and a history of losses, we may be unable to continue operations unless we can generate sufficient operating income by completing the development of, and the successful marketing of, our products.

Since we emerged from bankruptcy on September 26, 2003, we have sustained operating losses. For the three month period ended March 31, 2007 and for the year ended December 31, 2006, we had limited revenues of $138,720 and $436,172, respectively, and as of March 31, 2007 and as of December 31, 2006, we had an accumulated deficit of $20,762,055 and $21,561,652, respectively. We expect to generate more revenues from the sale of our products during 2007. Our ability to generate revenue is, however, dependent on receiving purchase commitments from new customers as well as the timing of such purchase commitments, if any, that are received.

It is difficult to evaluate the likelihood that we will achieve or maintain profitability in the future.

We have recently made the transition from a development stage company to one that is focusing on sales and growth in the lighting industry marketplace. Accordingly, we have not yet achieved profitability on a quarterly or annual basis. As we concentrate on commercializing our products, our limited operating history makes an evaluation of our future prospects difficult. If we do not achieve sufficient growth in our revenues and achieve and sustain profitability in the future, we will be unable to continue operations.

If we are unable to obtain outside sufficient capital when needed, our business and future prospects will or could be adversely affected and we could be forced to suspend or discontinue operations.

Although we believe our current cash balances together with revenues received from the sale of our products, the proceeds of draws against our $2.5 million line of credit and amounts available under our working capital facility will be sufficient to meet our operating needs during 2007, the actual amount of funds that we will need will be determined by many factors, many of which are beyond our control. These factors include the timing and volume of sales transactions, market acceptance of our products, the success of our research and development efforts (including any unanticipated delays), the costs and timing of obtaining new patent rights, regulatory changes, competition, technological developments in the market, evolving industry standards and the amount of working capital investments we are required to make.

Potential sources of outside capital include entering strategic business relationships, bank borrowings, public or private sales of shares of our capital stock or debt or other similar arrangements. We do not have any committed sources of outside capital at this time other than the line of credit recently obtained by us and the working capital facility. It is uncertain whether we will be able to obtain outside capital when we need it or on terms that would be acceptable. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the ownership interest of our existing stockholders will be diluted. If we are unable to obtain sufficient outside capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

If our optimized digital lighting technology does not achieve market acceptance, prospects for our growth and profitability may be limited.

Our future success depends on market acceptance of our Optimized Digital Lighting technology. Potential customers may be reluctant to adopt solid-state lighting as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness, light quality, and cost-effectiveness when compared to other lighting sources available in the market. If acceptance of solid-state lighting in general, and of our ODL lighting systems in particular, does not continue to grow within the high performance lighting markets that we serve, and in the markets that we intend to serve through future customers, then opportunities to increase our revenues and operate profitably may be limited.

Our long-term business strategy includes penetration of the general lighting market with our ODL and other lighting products. Failure to obtain and incorporate into our products, on a timely basis, LEDs having satisfactory performance, quality and cost characteristics could delay our planned introduction of our products, or reduce the attractiveness to potential customers of our products in the general lighting market. In addition, the characteristics of our Optimized Digital Lighting technology that we believe are desired by customers in the high performance color lighting markets that we currently serve may not provide us with competitive advantages in the general lighting market. For example, end users in the general lighting market may not require the complex, dynamic lighting effects or sophisticated digital control that our systems provide. Similarly, if LED manufacturers are able to develop single LEDs that produce light of acceptable consistency and color, our color temperature control technologies may be of less importance in the general lighting market than in the high performance color lighting market.

Because we rely upon Ronald E. Lusk, Frederic S. Maxic and other key personnel, a loss of any key personnel could prevent or significantly delay the achievement of our goals.

Our success will depend to a large extent on the abilities and continued service of Ronald E. Lusk and other key personnel. The loss of Mr. Lusk, our chief executive officer, Frederic S. Maxic, our chief technology officer, or other key personnel could prevent or significantly delay the achievement of our goals. We have employment agreements with Ronald E. Lusk and Fredric S. Maxik. We maintain a key man life insurance policy with respect to Fredric S. Maxik. If either of these persons were to leave us, it could delay implementation of our business plan and marketing efforts. If we continue to grow, we will need to add additional management and other personnel. Competition for qualified personnel in our industry is intense, and our success will depend on our ability to attract and retain highly skilled personnel. Our efforts to obtain or retain such personnel may not be successful.

If critical components and raw materials that we utilize in our products become unavailable, we may incur delays in shipment that could damage our business.

We depend on our suppliers for certain standard electronic components as well as custom components critical to the manufacture of our solid-state lighting systems. For certain types of LEDs used in our lighting systems, we currently have a limited number of suppliers. We depend on our vendors to supply in a timely manner critical components in adequate quantities and consistent quality and at reasonable costs. Finding a suitable alternate supply of required components and obtaining them in needed quantities may be a time-consuming process and we may not be able to find an adequate alternative source of supply at an acceptable cost.

Because we generally rely on purchase orders rather than long-term contracts with our suppliers, we cannot predict with certainty our ability to obtain components in adequate quantities and at acceptable prices in the longer term. If we are unable to obtain components in adequate quantities, we may incur delays in shipment or be unable to meet demand for our products, which could damage our reputation with customers and prospective customers.

The principal raw materials used in the manufacture of our LED components and sensor assemblies are silicon wafers, gold wire, lead frames, and a variety of packages and substrates, including metal, printed circuit board, flex circuits, ceramic and plastic packages. All of these raw materials can be obtained from several suppliers. From time to time, particularly during periods of increased industry-wide demand, silicon wafers and other materials have been in short supply. Any significant interruption in the supply of these raw materials could have a material adverse effect upon us.

If the companies to which we outsource the manufacture of our products fail to meet our requirements for quality, quantity and timeliness, our revenues and reputation in the marketplace could be harmed.

We outsource substantially all of the manufacture and assembly of our products, and do not own or operate a manufacturing facility. We currently depend on a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world. These manufacturers supply all necessary raw materials (other than certain critical components such as LEDs, which we procure directly) and provide all necessary facilities and labor to manufacture our products. We do not have long-term contracts with these manufacturers. If these companies were to terminate their arrangements with us or fail to provide the required capacity and quality on a timely basis, we would be unable to manufacture and ship our products until replacement manufacturing services could be obtained. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production may be a costly and time-consuming process. Therefore, we may be unable to establish alternative manufacturing relationships on acceptable terms.

Our reliance on contract manufacturers involves certain risks, including the following:

•	lack of direct control over production capacity and delivery schedules;

•	lack of direct control over quality assurance, manufacturing yields and production costs; and

•	risk of loss of inventory while in transit.

Any interruption in our ability to effect the manufacture and distribution of our products could result in delays in shipment, lost sales, limited revenue growth and damage to our reputation in the market, all of which would adversely affect our business.

If we are unable to increase production capacity for our products in a timely manner, we may incur delays in shipment and our revenues and reputation in the marketplace could be harmed.

An important part of our business strategy is the expansion of production capacity for our products. We plan to increase production capacity by adding new contract manufacturers and by expanding capacity with our existing contract manufacturers. Our ability to successfully increase production capacity will depend on a number of factors, including the following:

•	identification and availability of appropriate and affordable contract manufacturers;

•	ability of our current contract manufacturers to allocate more existing capacity to us or their ability to add new capacity quickly;

•	availability of critical components used in the manufacture of our products;

•	establishment of adequate management information systems, financial controls and supply chain management and quality control procedures; and

•	ability of our future contract manufacturers to implement our manufacturing processes.

If we are unable to increase production capacity for our products in a timely manner while maintaining adequate quality, we may incur delays in shipment or be unable to meet increased demand for our products which could harm our revenues and damage our reputation and our relationships with customers and prospective customers.

If we are not able to compete effectively against larger lighting manufacturers with greater resources, our prospects for future success will be jeopardized.

In the high performance lighting markets in which we sell our Optimized Digital Lighting and other LED lighting systems, and in the licensing markets in which we participate, our systems compete with lighting products utilizing traditional lighting technology provided by many vendors. In addition, we face competition from a smaller number of manufacturers, including manufacturers of traditional lighting equipment that have developed one or more solid-state lighting products. Some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing and marketing than we have.

Additionally, to the extent that we seek to introduce Optimized Digital Lighting products for use in general lighting applications, such as retrofit bulbs and lamps for standard fixtures, we expect to encounter competition from large, established companies in the general lighting industry such as General Electric, Matsushita, Osram Sylvania and Philips Lighting, each of which has, we believe, undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of solid-state lighting systems than we have. We will also be competing with domestic and international manufacturers of lighting components of various sizes and resources. We may be unable to compete successfully in such markets against these or future competitors.

In each of our markets, we anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us by introducing more complete systems that do not infringe upon our patents.

Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our revenues and profitability, and our future prospects for success may be harmed.

If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

Our anticipated growth is expected to place significant strain on our limited research and development, sales and marketing, operational and administrative resources. To manage any future growth, we must continue to improve our operational and financial systems and expand, train and manage our employee base. For example, we may need to implement new modules of our management information system, hire and train new sales representatives and expand our supply chain management and quality control operations. Additionally, we may need to make additions to our operations and administrative management teams. If we are unable to manage our growth effectively, we may be unable to operate profitability and we may not be able to effectively pursue our business plan.

We have limited experience conducting operations internationally, which may make expansion more difficult and costly than we expect and adversely affect our revenue growth and profitability.

We currently outsource the manufacture of our products to international facilities. To the extent that we continue to outsource to international locations, we are exposed to differing laws, regulations and business cultures than what we experience domestically that may adversely impact our business. We may also be exposed to economic and political instability and international unrest. Although we hope to enter into agreements with manufacturers, shippers and distributors that attempt to minimize these risks, such agreements may not be honored and we may not be able to adequately protect our interests.

We intend to continue outsourcing the manufacture of our products internationally for the foreseeable future. There are many barriers and risks to operating successfully in the international marketplace, including the following:

•	intellectual property protection risks;

•	foreign currency risks;

•	dependence on foreign manufacturers, shippers and distributors;

•	compliance with multiple, conflicting and changing governmental laws and regulations; and

•	import and export restrictions and tariffs.

If we are not able to successfully deliver our products and services to our anticipated markets in a timely and cost-effective manner, our revenue growth and profitability may be adversely affected.

Our products could contain defects that could reduce sales or result in claims against us.

Despite testing by us and our customers, defects could be found in the future in our existing or future products. This could result in, among other things, a delay in the recognition or loss of revenues, loss of market share or failure to achieve market acceptance. These defects may cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and harm both our relationship with our customers and our reputation in the marketplace. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely harm our business. Defects, integration issues or other performance problems in our products could also result in personal injury or financial or other damages to our customers for which they might seek legal recourse against us. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

Risks Related to Intellectual Property

If we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenues and profits may be harmed.

To be successful, we must keep pace with rapid changes in lighting technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. For example, if new solid-state lighting devices are introduced that can be controlled by methods not covered by our proprietary technology, or if effective new sources of light other than solid-state devices are discovered, our current products and technology could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends and respond on a timely basis with our own innovations, our competitive position may be harmed and we may not achieve sufficient growth in our revenues to attain, or sustain, profitability.

If we are unable to obtain and protect our intellectual property rights, our ability to commercialize our products could be substantially limited.

We have filed thirty (30) patent applications. From these applications, eleven (11) patents have been issued,  one (1) has been approved and is awaiting patent issuance, sixteen (16) are currently pending approval, and six (6) are no longer active. Any patent applications filed by us, or by others under which we have rights, may not result in patents being issued in the United States or foreign countries. Because our patent position involves complex legal, scientific, and factual questions, the issuance, scope, validity and enforceability of our patents cannot be predicted with certainty. Competitors may develop products similar to our products that do not conflict with our patents. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. Our ODL technology may inadvertently infringe on patents or rights owned by others or licenses which might not be available to us.

Litigation of intellectual property rights can be complex, costly, protracted and highly disruptive to our business operations by diverting the attention and energies of our management and key technical personnel, which could severely harm our business. Plaintiffs in intellectual property cases often seek injunctive relief. Any intellectual property litigation commenced against us could force us to take actions that could be harmful to our business. We may not be able to afford the legal costs associated with defending or enforcing any of our patents.

In some cases, we may rely on trade secrets to protect our innovations. There can be no assurance that trade secrets will be established, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our projects, disputes might arise as to the proprietary rights to such information that may not be resolved in our favor.

Risks Related to this Offering

Because our stock price is volatile, it can be difficult for stockholders to predict the value of our shares at any given time.

The price of our common stock has been and may continue to be volatile, which makes it difficult for stockholders to assess or predict the value of their shares. In the last two completed fiscal years, the price of our common stock has ranged from $0.15 to $2.08. A variety of factors may affect the market price of our common stock including, but not limited to:

•	changes in expectations as to our future financial performance;
•	announcements of technological innovations or new products by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	changes in laws and government regulations;
•	developments concerning our proprietary rights;
•	public perception relating to the commercial value or reliability of any of our lighting products;
•	future sales of our common stock; and
•	general stock market conditions.

Trading in our common stock is sporadic and an established trading market may not be developed or sustained.

Although our common stock is quoted in the OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq stock market. Quotes for stocks listed in the OTC Bulletin Board generally are not listed in the financial sections of newspapers and newspapers often devote very little coverage to stocks quoted solely in the OTC Bulletin Board. Accordingly, prices for and coverage of securities quoted solely in the OTC Bulletin Board may be difficult to obtain. In addition, stocks quoted solely in the OTC Bulletin Board tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on the NYSE, AMEX or Nasdaq. All of these factors may cause holders of our common stock to be unable to resell their securities at any price. This limited trading also could decrease or eliminate our ability to raise additional funds through issuances of its securities.

Our common stock is considered a “penny stock” and may be difficult to sell.

SEC regulations generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock currently is less than $5.00 per share and, therefore, is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Because we have never paid dividends on our common stock and have no plans to do so, the only return on your investment will come from any increase in the value of the common stock.

Since beginning our current business, we have not paid cash dividends on the common stock and do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. Rather, we currently intend to retain future earnings, if any, to finance operations and expand our business. Therefore, any return on your investment would come only from an increase in the value of our common stock.

Our directors and management collectively control approximately 25% of our outstanding common stock.

Our directors and certain members of our management, as a group, currently control approximately 25% of our outstanding common stock on a beneficial basis and 13% on a fully diluted basis. As a result, these stockholders, if they act together, will be able to significantly influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. You and other stockholders may have a limited influence over these actions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

Because there is a potential for significant future dilution of our existing stockholders, their percentage ownership and control over company matters could be reduced.

Currently, we are authorized to issue up to 495,000,000 shares of our common stock. As of  May 17, 2007, there were issued and outstanding 78,758,967 shares of our common stock and we may be obligated to issue up to 73,062,103 shares of our common stock to the holders of our outstanding 6% Convertible Preferred Stock, warrants for the purchase of common stock, warrants for the purchase of equity units, and stock options. The authorized but unissued shares of common stock may be issued by us in such transactions and at such times as our board of directors considers appropriate, whether in public or private offerings, as stock splits or dividends or in connection with mergers and acquisitions or otherwise. Additionally, under the terms of the Amended and Restated Certificate of Designation governing the 6% Convertible Preferred Stock, we have issued, and have the ability to issue, shares of common stock in lieu of cash dividends. Any such issuance that is not made solely to all then-existing common stockholders proportionate to their interests (as in a stock dividend or stock split) will result in dilution to each stockholder by reducing his or her percentage ownership of the total outstanding shares.

    Substantial sales of our common stock could cause our stock price to decline.

Sales of a substantial number of shares of common stock pursuant to this offering, or the perception that sales could occur, could adversely affect the market price of our common stock. As of May 17, 2007, there were 78,758,967 shares of common stock outstanding, 33,333,163 shares of common stock issuable pursuant to the exercise of Warrants and Equity Unit Warrants, and 4,399,998 shares of common stock issuable pursuant to the exercise of outstanding stock options.  Immediately after this offering, there could be up to 112,092,130 shares of common stock outstanding. In general, if offered and sold pursuant to this prospectus, the 46,666,428 shares of common stock covered by this prospectus will be freely tradable without restriction or further registration under the federal securities laws.

Anti-takeover provisions in our charter documents and under Delaware law could prevent or delay a change in control of our company.

Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These provisions include the ability to issue “blank check” preferred stock. The existence of this provision could limit the price that investors might be willing to pay in the future for shares of our common stock.

Provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us or obtaining control of us.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our marketing efforts and future economic performance. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Further, when we use the words “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “intend,” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and “DESCRIPTION OF BUSINESS,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “RISK FACTORS” and matters described in this prospectus generally.

USE OF PROCEEDS

We will not receive any proceeds from any sales of the Offered Shares by selling stockholders, except in connection with any cash exercise of any of the Warrants or Equity Unit Warrants. We are not offering or selling any shares of common stock or any other securities pursuant to this prospectus. All of the Offered Shares are to be offered by and for the account of the selling stockholders.

Provisions of the Warrants and Equity Unit Warrants permit them to be exercised without tendering cash at a value based on the market value of the common stock under certain conditions. We may receive proceeds from the exercise of Warrants or Equity Unit Warrants, if and when they are exercised, to the extent they are not exercised under these cashless exercise provisions. A cashless exercise would result in less shares being issued than under a cash exercise of the Warrants or the Equity Unit Warrants. We anticipate that the net proceeds from any cash exercises of the Warrants or Equity Unit Warrants would be used for working capital and general corporate purposes. The actual allocation of proceeds realized from the cash exercise of any of the Warrants or Equity Unit Warrants would depend upon the amount and timing of any such exercises and our operating results, and cash position and working capital requirements at the time of any such exercises. There can be no assurances that any of the Warrants or Equity Unit Warrants will be exercised for cash.

DESCRIPTION OF BUSINESS

General Overview

We design, develop and own certain intellectual property related to solid-state lighting products utilizing light emitting diodes, or LEDs, as a source of light. Through the development of our Optimized Digital Lighting™, or ODL™, technology, we believe we have narrowed the gap between the theoretical performance capability of LEDs and the level of LED performance in the previous generation of general illumination products. Our product portfolio includes R-series floodlights primarily used in commercial, industrial and retail applications, display case lighting primarily used in the retail market, and low-bay lighting fixtures used for parking garages and industrial and warehouse applications. Our research and development efforts are progressing, and in early 2007, we were granted our eighth, ninth and tenth U.S. patents for our ODL technologies.

Products

Our product portfolio currently consists of the following:

Flashlights - Our flashlight is currently available on the website of the Home Depot. We are marketing this product to other retailers as well as through distributors.

Cabinet Lighting - We market cabinet and display case lighting products to potential users in the retail, hotel and recreation industries.

Floodlights - We sell these lights through lighting distributors under our Shared Savings Program (described below under “Shared Savings Program”) and on a direct basis in certain industries. The Company currently sells lights in a number of form factors including R-16, MR-16, R-20, R-25, R-30, G-11 and S-6.

Parking Garage Lighting - We have established direct contact with major parking garage operators across the country and our parking garage lights are available for outright sales, as well as under the Shared Savings Program. We have an agreement with Philips Solid State Lighting to market and distribute our lowbay lighting fixtures under the Philips brand name. We have formed an alliance with Amtech Lighting Services, an ABM Industries Incorporated subsidiary, to market these parking garage lowbay lighting fixtures to facilities that Amtech services.

Outdoor Lighting - We expect to make streetlights available under our Shared Savings Program either directly or pursuant to potential Energy Service Company partners.

Our research and development efforts are progressing, and in early 2007, we were granted our eighth, ninth and tenth U.S. patents for Optimized Digital Lighting® (ODL®) technologies. We have also directed our research and development efforts to improving upon our existing products, and recently the Florida Fish and Wildlife Conservation Commission certified our LED R-30 Amber floodlight as wildlife-friendly lighting.

Shared Savings Program

Pursuant to our Shared Savings Program, we offer customers the opportunity to share savings realized as a result of our products in lieu of an outright purchase of our lighting fixtures. We believe this program is attractive to certain customers seeking to avoid up front cash expenditures.

Strategic Supplier Relationship

We have established a relationship with OSRAM Opto Semiconductors, one of the world's leaders in LED technology, to utilize their OSTAR lighting product in our LED-based R-16 compact floodlights for use in the estimated multi-billion dollar industrial, commercial and consumer markets.

Sales and Distribution

We sell our Optimized Digital Lighting products through traditional commercial and retail distribution channels and on a direct basis. Currently, we sell products through lighting and electrical distributors, parking garage operators, distributors in the spa, hospitality and leisure sectors, retailers of energy efficient products and our own website. We intend to continue to expand the number of distribution channels through which we will sell products.

We have recently seen an increase in new orders, which is likely a direct result of our efforts to establish additional distribution relationships. New distribution agreements enable us to expand our reach within both the commercial and retail spaces, and eventually should improve the predictability of our revenue stream. Our distribution and sales agreements include the following:

Agreement in Asia, Australia, and New Zealand with OptiLED Holdings - We have a distribution agreement with OptiLED Holdings Co. Ltd. for distribution of our ODL lowbay lighting fixtures in the People’s Republic of China (including the Hong Kong and Macau special administrative regions), Taiwan, Japan, Korea, Australia, and New Zealand. We began shipping products pursuant to this agreement in the fourth quarter of 2006.

Agreement in Mexico with Comercializadora PalaBar de Mexico - We have also received an initial order from Comercializadora PalaBar de Mexico, S. de R.L, a distributor located in Mexicali, Mexico for LED bulbs and fixtures, including our R-30, R-25, R-16, MR-16 bulbs and lowbay fixtures. This initial order provided the PalaBar de Mexico sales force with samples and inventory to be displayed and offered throughout Mexico.

Melcher Enterprises Distribution Agreement - We have a distribution agreement with Melcher Enterprises, a Nevada based distribution company, to distribute our high efficiency, LED lighting fixtures and bulbs based on our ODL technology.

Exclusive Agreement with Universal Companies for LED Votive Candle Distribution - We have a distribution agreement with Universal Companies Inc., which represents that it is the leading single source supplier to the spa industry in North America. Universal is distributing our LED votive candles to its customers in the spa industry on an exclusive basis. Universal supplies spa products to customers in the U.S., Canada and Mexico. Products are sold through its direct mail catalogues and account executives who directly market to some of the largest spas in the United States.

OEM Relationship with Super Vision International - We also have commenced a strategic OEM relationship with Super Vision International, Inc., a leader in solid-state LED and fiber optic lighting systems. Super Vision sells systems and controls primarily to the commercial, architectural, signage, swimming pool and retail lighting industries. Super Vision placed an initial order for our suite of LED lighting products to be sold under Super Vision’s new SaVi™LED brand.

Agreement with Energy Efficiency Retailer Current Energy - Current Energy is presently retailing our R-30 flame tip bulbs, flashlights and LED votive candle sets.

Merrill Lynch Shared Savings Program - Following an extensive beta test, Merrill Lynch & Co. Inc. entered an agreement to become the first Shared Savings Program customer for Optimized Digital Lighting lowbay lighting fixtures for installation in one of the garages at Merrill Lynch’s Pennington, NJ corporate campus. Subsequent to entering the shared savings agreement, we sold our interest in the Shared Savings agreement was purchased to a third party.

AAA Container and Amtech Lighting Services: - AAA Containers, Inc. and Amtech Lighting Services, an ABM Industries Incorporated subsidiary, installed our proprietary lowbay lighting fixtures in AAA Containers, Inc.’s manufacturing facility in Cerritos, California. The newly installed LED lighting replaced incandescent and fluorescent fixtures over a key manufacturing line in the factory.

Agreement with Raleigh, NC - The City of Raleigh, North Carolina has purchased and installed 141 Optimized Digital Lighting lowbay fixtures for use in the Raleigh municipal parking deck as part of a joint project with CREE, Inc., a leading LED semiconductor company. Amtech Lighting Services, a subsidiary of ABM industries, performed the installation of the lowbay LED lights.

Operations

In order to minimize our investment in plant and equipment and enable us to focus on research and development, our manufacturing strategy is to outsource the manufacture of our Optimized Digital Lighting products, and, therefore, we do not own or operate a manufacturing facility. We currently retain a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world. These manufacturers supply all necessary raw materials (other than certain critical components such as LEDs, which we procure directly) and provide all necessary facilities and labor to manufacture our products.

We currently have multiple sources of supply for the LEDs used in the assembly of our lighting products. We currently buy LEDs from two domestic manufacturers and two foreign manufacturers. Our lighting products incorporate a proprietary power supply module. These modules are fabricated by two manufacturers, each of which produces estimated quantities of power modules based on our forecasted needs. One domestic supplier and several foreign suppliers provide microelectronic components for our various lighting products. We have no sole source supply for any of the assemblies required for the manufacture of our lighting products.

Employees

As of May 17, 2007, we had 12 full-time employees. None of our employees is represented by an employee union.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Information contained herein, other than historical information, should be considered forward-looking and subject to various risk factors and uncertainties. Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward looking statements.  Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and inherent risks and uncertainties.  For a detailed description of the factors that could cause actual results to differ materially from those expressed in any forward looking statement, please see the “DESCRIPTION OF BUSINESS - Risk Factors” section herein.

Overview

We are a producer of lighting products utilizing Optimized Digital Lighting technology, a refinement of LED technology. We have recently made the transition to an operating company, focusing on sales and growth in the lighting industry marketplace.

Our revenues are primarily derived from sales of lowbay fixtures, standard form factor bulbs (including R-16, MR-16, R-20, R-25, R-30, G-11 and S-6), candles, and flashlights. Although our financial results are dependent in part on the pricing and cost of these products, they are currently primarily dependent on the level of selling, general and administrative (“SG&A”), compensation and other operating and interest expenses.

Results of Operations

2007 compared with 2006

Revenues

For the year ended December 31, 2006, total revenues of $436,000, were higher than in the comparable period of 2005. We began offering products for sale during the second half of 2005 and had only nominal sales in prior periods. For the year ended December 31, 2006, our revenues consisted of sales of lighting products.

Cost of Goods Sold

For the year ended December 31, 2006, cost of goods sold were $351,000 compared to $33,000, for the prior year. The increase in cost of goods sold over this period was primarily due to the increased sales volume.

Selling, General and Administrative Expenses

Summarized in the table below are SG&A expenses comparing the year ended December 31, 2006 with the year ended December 31, 2005:

	For the Year Ended:
	December 31, 2006	December 31, 2005
SG&A expenses	$1,827,000	$1,823,000

SG&A expenses for the year ended December 31, 2006 increased slightly from the comparable periods in 2005. SG&A expenses for the year ended December 31, 2006 were primarily related to costs incurred by us for research and development activities, customer testing, sales, marketing and production overhead costs. We recorded a reserve for obsolescence against the carrying value of certain raw materials and components of approximately $85,000 and $87,000 in the years ended December 31, 2006 and December 31, 2005, respectively.

Compensation and Related Expenses

Summarized in the table below are compensation and related expenses comparing the year ended December 31, 2006 with the year ended December 31, 2005:

	For the year ended:
	December 31, 2006	December 31, 2005
Compensation and related expenses	$2,662,000	$1,977,000

Compensation and related expenses increased by approximately $685,000 for the year ended December 31, 2006 compared to the year ended December 31, 2005 as a result primarily of stock option expenses. We granted stock options to employees, directors and consultants in the fourth quarter of 2005 and in the first quarter of 2006. The total amounts of the stock option expense recorded for the years ended December 31, 2006 and 2005 were $785,000 and $111,000, respectively.

Professional Fees

Summarized in the table below are professional fees comparing the year ended December 31, 2006 with the year ended December 31, 2005:

	For the Year Ended:
	December 31, 2006	December 31, 2005
Professional fees	$725,000	$1,628,000

Professional fees decreased by approximately $903,000 in the year ended December 31, 2006 compared to the year ended December 31, 2005. The principal reason for this decrease was that we had recorded expenses during the year ended December 31, 2005 related to our filing of the initial registration statement for the common stock to be issued upon the conversion of the 6% Convertible Preferred Stock, the warrants issued to purchasers of the 6% Convertible Preferred Stock, and other common stock registered pursuant to lock-up agreements. The professional fees in the year ended December 31, 2006 related primarily to the filing of patent applications and to costs associated with our requisite securities filings.

Directors’ Fees

Summarized in the table below are directors’ fees comparing the year ended December 31, 2006 with the year ended December 31, 2005:

	For the Year Ended:
	December 31, 2006	December 31, 2005
Directors’ fees	$448,000	$294,000

Total directors fees increased by $154,000 during the year ended December 31, 2006 compared to the year ended December 31, 2005. The increase is due primarily to the payment of additional fees to directors in September 2006 for their increased participation on board committees.

Depreciation and Amortization Expenses

Summarized in the table below are depreciation and amortization expenses comparing the year ended December 31, 2006 with the year ended December 31, 2005:

	For the Year Ended:
	December 31, 2006	December 31, 2005
Depreciation and amortization	$508,000	$488,000

Depreciation and amortization expense increased only slightly in the year ended December 31, 2006 as compared to the year ended December 31, 2005, due to the increased depreciation expense related to capital assets acquired during 2005 and 2006.

Interest Expense (Net)

Summarized in the table below is interest expense, net of interest income, comparing the year ended December 31, 2006 with the year ended December 31, 2005:

	For the Year Ended:
	December 31, 2006	December 31, 2005
Interest expense (net)	$535,000	$5,000

Interest expense, net of interest income, increased substantially in the year ended December 31, 2006 compared to the year ended December 31, 2005. In the year ended December 31, 2006, approximately $480,000 of the interest expense recorded related to the amortization of the guarantee fees that were paid to a group of directors and stockholders (the “Guarantors”) to provide guarantees of the line of credit negotiated with our lender in June 2006. Interest expense also increased as a result of additional borrowing during 2006 under our line of credit. In 2005, we had no significant interest bearing debt as all amounts previously borrowed from a group of officers and directors were either repaid from the proceeds of the issue of the 6% Convertible Preferred Stock or were converted to shares of 6% Convertible Preferred Stock.

Other Income (Net)

Summarized in the table below is other income, net of other expenses, comparing the year ended December 31, 2006 with the year ended December 31, 2005:

	For the Year Ended:
	December 31, 2006	December 31, 2005
Other income (net)	$3,134,000	$(3,070,000)

Other income, net of other expenses, decreased from an income of $3,070,000 in the year ended December 31, 2005 to an expense of $3,134,000 in the year ended December 31, 2006. The majority of this decrease in income is related to an increase in the value of the derivative instruments (preferred stock conversion rights and common share purchase warrants) related to the 6% Convertible Preferred Stock and Bridge Loan Warrants. In accordance with generally accepted accounting principles, these derivatives are valued on a quarterly basis taking into account a number of variables including current market price for common stock and current interest rates.

Dividends and Accretion of Preferred Stock Redemption Value

Summarized in the table below are dividends on 6% Convertible Preferred Stock and accretion of preferred stock redemption value comparing the year ended December 31, 2006 with the year ended December 31, 2005:

	For the Year Ended:
	December 31, 2006	December 31, 2005
Dividends on 6% Convertible Preferred Stock and accretion of preferred stock redemption value	$1,650,000	$1,203,000

The total dividends on the 6% Convertible Preferred Stock and the accretion of the redemption value of the 6% Convertible Preferred Stock increased significantly in the year ended December 31, 2006 compared to the year ended December 31, 2005. Because the 6% Convertible Preferred Stock was issued in May 2005, we recorded the accretion and accrued and paid dividends for a longer period in 2006, resulting in the higher expenses in 2006.

Three Months Ended March 31, 2007 Compared with Three Months Ended March 31, 2006

Revenues

For the three-month period ended March 31, 2007, total revenues of $139,000, were 27% higher than in the comparable period of 2006. For the three-month periods ended March 31, 2007 and 2006, our revenues consisted of sales of lighting products. Revenue increased in 2007 as the Company began filling orders under a number of distribution contracts it entered into in the fourth quarter of 2006 and early first quarter of 2007.

Cost of Goods Sold

For the three-month period ended March 31, 2007, cost of goods sold were $103,000 compared to $92,000, for the prior year. The increase in cost of goods sold over this period was primarily due to the increased sales volume.

Selling, General and Administrative Expenses

Summarized in the table below are SG&A expenses comparing the three-month period ended March 31, 2007 with the three-month period ended March 31, 2006:

	For the three month period ended:
	March 31, 2007	March 31, 2006
SG&A expenses	$431,000	$562,000

SG&A expenses for the three-month period ended March 31, 2007 decreased approximately 23% from the comparable periods in 2006. SG&A expenses for the three-month period ended March 31, 2007 were primarily related to costs incurred by us for research and development activities, customer testing, sales, marketing and production overhead costs. SG&A expenses were higher in the three-month period ended March 31, 2006 as the Company increased its allowance for obsolete components and raw materials by $86,000. In the three-month period ended March 31, 2006, the Company also incurred approximately $42,000 of expenses related to a marketing agreement it had entered into at that time. These expenses were not incurred in the three-month period ended March 31, 2007.

Compensation and Related Expenses

Summarized in the table below are compensation and related expenses comparing the year ended March 31, 2007 with the year ended March 31, 2006:

	Fir the three month period ended:
	March 31, 2007	March 31, 2006
Compensation and related expenses	$524,000	$999,000

Compensation and related expenses decreased by approximately $475,000 for the three-month period ended March 31, 2007 compared to the three-month period ended March 31, 2006 primarily as a result of stock option expenses. We granted 570,000 stock options to officers and employees in the first quarter of 2007. We granted 4,555,000 stock options to employees, officers and directors in the first quarter of 2006. The total amounts of the stock option expense recorded for the three-month periods ended March 31, 2007 and 2006 were approximately $99,000 and $443,000, respectively.

Professional Fees

Summarized in the table below are professional fees comparing the three-month period ended March 31, 2007 with the three-month period ended March 31, 2006:

	For the three month period ended:
	March 31, 2007	March 31, 2006
Professional fees	$258,000	$163,000

Professional fees increased by approximately $95,000 in the three-month period ended March 31, 2007 compared to the three-month period ended March 31, 2006. The principal reason for this increase was an increase in the Company’s activity around the filing of its patents. The Company also increased its legal expenses in the first quarter of 2007 related to certain securities filings. The professional fees in the three-month period ended March 31, 2007 related primarily to the filing of patent applications and to costs associated with our requisite securities filings.

Directors’ Fees

Summarized in the table below are directors’ fees comparing the three-month period ended March 31, 2006 with the three-month period ended March 31, 2005:

	For the three month period ended:
	March 31, 2007	March 31, 2006
Directors’ fees	$59,000	$63,000

Total directors’ fees decreased slightly during the three-month period ended March 31, 2007 compared to the three-month period ended March 31, 2006. The decrease is due to one of the Company’s independent directors resigning from the Board of Directors in March 2007. Such director’s fees for the first quarter of 2007 were pro-rated for the amount of time that he continued to serve on the Board of Directors during the quarter.

Depreciation and Amortization Expenses

Summarized in the table below are depreciation and amortization expenses comparing the three-month period ended March 31, 2007 with the three-month period ended March 31, 2006:

	For the three month period ended:
	March 31, 2007	March 31, 2006
Depreciation and amortization	$126,000	$125,000

Depreciation and amortization expense increased only slightly in the three-month period ended March 31, 2007 as compared to the three-month period ended March 31, 2006, due to the increased depreciation expense related to capital assets acquired during 2006 and the first quarter of 2007, offset by a reduction in depreciation for assets written off in the first quarter of 2007.

Interest Expense (Net)

Summarized in the table below is interest expense, net of interest income, comparing the three-month period ended March 31, 2007 with the three-month period ended March 31, 2006:

	For the three month period ended:
	March 31, 2007	March 31, 2006
Interest expense (net)	$397,000	$(10,000)

Interest expense, net of interest income, increased substantially in the three-month period ended March 31, 2007 compared to net interest income in the three-month period ended March 31, 2006. In the three-month period ended March 31, 2007, approximately $350,000 of the interest expense recorded related to the amortization of the guarantee fees that were paid to a group of directors and stockholders (the “Guarantors”) to provide guarantees of the line of credit negotiated with our lender in June 2006 and the amortization of loan origination fees for the line of credit. Interest expense also increased as a result of the Company having a balance in excess of $2,000,000 under its line of credit for most of the first quarter of 2007, through the closing date of its private placement in March 2007. By comparison, in the first quarter of 2006, we had no significant interest bearing debt.

Other Income (Net)

Summarized in the table below is other income, net of other expenses, comparing the three-month period ended March 31, 2007 with the three-month period ended March 31, 2006:

	For the three monthe period ended:
	March 31, 2007	March 31, 2006
Other income (net)	$2,982,000	$2,491,000

Other income, net of other expenses, decreased by approximately $491,000 in the three-month period ended March 31, 2007 as compared to the three-month period ended March 31, 2006. These amounts are mainly related to changes in the value of the derivative instruments (preferred stock conversion rights and common stock purchase warrants) related to the 6% Convertible Preferred Stock and Bridge Loan Warrants. In accordance with generally accepted accounting principles, these derivatives are valued on a quarterly basis taking into account a number of variables including current market price for common stock and current interest rates. In the first quarter of 2007 and the first quarter of 2006, the calculation of the change in the value of the derivative instruments was impacted by a reduction in the common stock price of the Company.

Dividends and Accretion of Preferred Stock Redemption Value

Summarized in the table below are dividends on 6% Convertible Preferred Stock and accretion of preferred stock redemption value comparing the three-month period ended March 31, 2007 with the three-month period ended March 31, 2006:

	For the three month period ended:
	March 31, 2007	March 31, 2006
Dividends on 6% Convertible Preferred Stock and accretion of preferred stock redemption value	$423,000	$444,000
The total dividends on the 6% Convertible Preferred Stock and the accretion of the redemption value of the 6% Convertible Preferred Stock decreased in the three-month period ended March 31, 2007 compared to the three-month period ended March 31, 2006 by approximately 5%. The decrease is due to the fact that three 6% Convertible Preferred stockholders converted 195,313 shares of 6% Convertible Preferred stock to common stock in March 2006. This conversion reduced the future quarterly charges for dividends and accretion of the redemption value of the 6% Convertible Preferred stock.

Liquidity and Capital Resources

We believe our current cash balances together with revenues received from the sale of our products will be sufficient to meet our operating needs in 2007. The actual amount of funds we will need will be determined by several factors, many of which are beyond our control. These factors include timing and volume of sales transactions, market acceptance of our products, the success of our research and development efforts (including any unanticipated delays), the cost and timing of obtaining new patent rights, regulatory changes, competition, technological developments in the market, evolving industry standards and the amount of working capital investments we are required to make. Thus far in 2007, the company estimates that it has recorded revenues and has currently unfulfilled purchase orders for an aggregate of approximately $700,000.

In March 2007, we entered into a Securities Purchase Agreement with a group of accredited investors for a private placement of common stock, A and B Warrants. The private placement resulted in gross proceeds of $4.0 million. We could receive additional proceeds from the private placement from the exercise of the B Warrants. The B Warrants may be exercised at the option of the holder on or prior to the 90th trading day following the effective date of the registration statement we filed on April 11, 2007 pursuant to the private placement.

In June 2006, we negotiated a $2.0 million line of credit with one of our banks. The line of credit is guaranteed by the Guarantors. Between December 2006 and March 2007 the line of credit was amended to increase the amount available thereunder to up to $2.5 million commensurate with the aggregate dollar value of the guarantees provided to the bank by the Guarantors. At March 31, 2007, the Guarantors had provided guarantees for the entire $2.5 million of the line of credit and none of the available line of credit had been drawn by the Company.

On January 4, 2007, we entered into a factoring agreement, also referred to as the working capital facility, between the Company and Allied Capital Partners, L.P. for a one-year term. Pursuant to the working capital facility, we may borrow up to $10.0 million against customer invoices sold or otherwise transferred to Allied Capital. Thus, our ability to borrow under this working capital facility will be limited by the extent of our customer invoices. The working capital facility is anticipated to be secured by our accounts receivables and other credit-related documents received from our customers. Bank of Texas, N.A., which currently holds a first priority security interest on all our personal property assets, has agreed to take a subordinate security interest in such collateral.

We pay dividends on our 6% Convertible Preferred Stock four times annually: February 10, May 10, August 10 and November 10. We have the right to settle any dividend payment with the issuance of common stock, assuming certain criteria are met and notice is given to the 6% Convertible Preferred stockholders. We paid a cash dividend of approximately $108,000 in February 2006. We issued 423,538 common shares to settle the May 2006 dividend, issued 434,462 common shares to settle the August 10, 2006 dividend, issued 334,168 shares of common stock to settle the November 10, 2006 dividend and issued 306,137 shares of common stock to settle the February 10, 2007 dividend. We expect that we will continue to issue dividends in the form of common stock in 2007 in order to conserve cash.

Other potential sources of outside capital include entering strategic business relationships, additional bank borrowings, public or private sales of shares of our capital stock or debt or similar arrangements. We do not have any committed sources of outside capital at this time other than the line of credit obtained by us in June 2006 and the working capital facility arrangement entered into in January 2007. It is uncertain whether we will be able to obtain outside capital when we need it or on terms that are acceptable. If we raise funds by selling additional shares of our common stock or securities convertible into our common stock, the effective ownership interest of our existing stockholders will be diluted. If we are unable to obtain sufficient outside capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

Our strategy includes the outsourcing of manufacturing operations. Accordingly, there are no significant investments in plant or equipment expected in the next twelve months except for any expenditures required to produce production tooling and molds for use by our contract manufacturers. Additionally, if we increase sales and product deliveries, we may be required to make additions to our operations and administrative management teams.

We have embarked upon an aggressive design and development program in conjunction with bringing our products to market. If, as management believes, we are successful marketing our current products and developing additional new products, additional capital may be needed to fund the manufacturing process to produce finished goods and support the required investment in working capital. In the event orders are received from established retailers and distributors of lighting products and other end user customers, management believes that traditional lending sources would be available to provide a portion of the capital needed to cover the manufacturing and receivables cycles. However, we may still be required to raise additional capital to meet our obligations and to complete the commercialization of certain of our products currently being developed and to increase our marketing efforts .

DESCRIPTION OF PROPERTY

We sublease office space in Dallas, Texas for $10,000 per month under a month-to-month agreement. We have leased space in Satellite Beach, Florida for our research and development and assembly activities through September 2008 for approximately $4,000 per month. We also lease office space in Hong Kong and storage space in Dallas, Texas on a month-to-month basis at a total rate of approximately $650 per month.

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

Our board of directors consists of six (6) directors. Our bylaws allow for the number of directors to be set by the board of directors. Directors are elected annually to serve one-year terms.

Set forth below is information concerning our directors and executive officers:

Name	Age	Position
Ronald E. Lusk	50	President, CEO and Chairman
Stephen A. Hamilton	42	Chief Financial Officer and Assistant Corporate Secretary
Fredric S. Maxik	46	Director and Chief Technology Officer
Robert E. Bachman	65	Director
John A. Collingwood	68	Director
Donald R. Harkleroad	62	Director
Daryl N. Snadon	61	Director

Ronald E. Lusk, 50, has served as the Chairman of our board of directors and our CEO since November 1998. Mr. Lusk was appointed as our President in March 2007. He has over 22 years of diverse business and management expertise contributing to his direct ownership and control of various companies, predominately in the healthcare industry. Mr. Lusk currently serves as a director on the boards of several private companies.

Stephen A. Hamilton, 42, joined us as Chief Financial Officer in November 2005 and was also appointed Assistant Corporate Secretary in March 2007. From September 2004 until joining us, Mr. Hamilton served as a Senior Consultant at Grant Knauth LLP, a consulting firm specializing in technical outsourcing. From June 2000 to September 2004, he was with Quadrem International Holdings Limited, a private company operating an international electronic marketplace. He served as Chief Financial Officer of Quadrem from January 2001 to September 2004. From May 1995 to May 2000, Mr. Hamilton served as Controller and then Group Controller at Noranda Inc., a publicly traded, multi-national mining and metals producer, where he was responsible for negotiating, performing due diligence and assessing financing for acquisitions and achieving cost savings through the restructuring of administrative and support processes. Mr. Hamilton received his Bachelor of Commerce from the University of Toronto, and is a Chartered Accountant.

Fredric S. Maxik, 46, has served as our Chief Technology Officer since June 2004 and as a director since August 2004. After graduating from Bard College with a bachelor’s degree in physics and philosophy, Mr. Maxik began his career with Sansui Electronics in 1983 in Tokyo, Japan where he became vice president of product development. In 1990, he was recruited to the position of vice president of product development for Onkyo Electronics in Osaka, Japan. In 1993, Mr. Maxik formed a product development consulting firm. In 2002, he formed an environmental products company, which developed the intellectual property that eventually became the principal asset of Lighting Science, Inc. that was acquired by us in June 2004. Mr. Maxik received his honorary PhD in physics from the University of Hong Kong in 1993.

Robert E. Bachman, 65, has served as a director for us since September 2003. He is the president and a director of USGT Investors Management Company, Inc., a Dallas-based investment/merchant bank that is the general partner of USGT Investors, L.P., a private venture capital/equity fund. Mr. Bachman serves as the chairman of the audit committee of our board of directors.

John A. Collingwood, 68, has served as a director for us since August 2004. He is a private investor and serves as an officer or director of several privately held companies and was previously a major shareholder of Lighting Science, Inc. prior to our acquisition of it on June 1, 2004. Mr. Collingwood is an alumnus of the University of Kansas, and graduated from the University of the Americas in Chouloa, Mexico with a degree in International Business Administration.

Donald R. Harkleroad, 62, has served as a director for us since September 2003. He is president of The Bristol Company, an Atlanta-based holding company with interests in the food, technology, and merchant banking industries. Mr. Harkleroad serves as the chairman of the compensation committee of our board of directors.

Daryl N. Snadon, 61, has served as a director for us since September 2003. He is the owner of Beltway Development Company, a Dallas-based real estate development company with a 30-year operating history. Mr. Snadon is the principal owner of 25 separate commercial properties in Texas and other states. He serves as an officer and director of numerous privately held corporations, as managing partner of numerous joint ventures, and as a member or partner of numerous limited liability companies and partnerships.

Each outside director receives compensation of $50,000 per year for service on our board of directors. To date, this compensation has been paid in the form of shares of our common stock. We expect to continue paying compensation to directors in the form of shares of our common stock for the foreseeable future.

EXECUTIVE COMPENSATION

The following table summarizes the overall compensation earned over each of the past two fiscal years ending December 31, 2006 by (1) each person who served as our principal executive officer during fiscal 2006; and (2) our three most highly compensated executive officers as of December 31, 2006 with compensation during fiscal 2006 of $100,000 or more (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary[$]	Bonus[$]	Stock Awards[$]	Option Awards[$] [1]	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings[$]	All Other Compensation [$] [2]	Total [$]

Ronald E. Lusk	2005	$253,846	--	--	--	--	--	--	$253,846
(Chairman, President and Chief Executive Officer)	2006	$250,000	--	--	$41,133	--	--	--	$291,133
Frederic Maxik	2005	$250,000	--	--	--	--	--	--	$250,000
(Chief Technology Officer)	2006	$250,000	--	--	$1,660	--	--	--	$251,660
Stephen A. Hamilton (3)	2005	$16,095	$20,000	--	$12,803	--	--	--	$48,898
(Chief Financial Officer)	2006	$170,000	--	--	$3,300	--	--	--	$173,300
Robert H. Warshauer (4)	2005	--	--	--	--	--	--	--	--
(President)	2006	--	--	--	$402,313	--	--	$1,820	$404,133

(1) Reflects dollar amount expensed by us during the applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R. FAS 123R requires us to determine the overall value of the options as of the date of grant based upon the Black-Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest). As a general rule, for time-in-service-based options, we will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option. For a description FAS 123R and the assumptions used in determining the value of the options under the Black-Scholes model of valuation, see the notes to the financial statements included with this prospectus.

(2) Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any "gross-ups" or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from the company except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, the company relating to life insurance for the benefit of the named executive officer; and (vii) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.

(3) Mr. Hamilton’s employment with us began in November 2005.
(4) Mr. Warshauer resigned as our President in March 2007.

Employment Agreements

Ronald E. Lusk

We entered into a three-year employment agreement with Mr. Lusk during fiscal year 1999. Upon completion of the initial three-year term, Mr. Lusk’s agreement was automatically renewed for successive one-year periods. We may terminate this agreement as of any renewal date upon 90 days advance written notice to Mr. Lusk. In addition, we may terminate his agreement upon his death or disability or upon just cause. In the event Mr. Lusk’s employment agreement is terminated by us without cause or by Mr. Lusk upon a change in control of the Company, the Company is obligated to pay Mr. Lusk the compensation that he would otherwise be entitled to receive had the agreement not been terminated.

Frederic S. Maxik

On June 1, 2004 in connection with the acquisition of Lighting Science, Inc., we entered into a three-year employment agreement with Mr. Maxik. Pursuant to his employment agreement, Mr. Maxik is entitled to receive a base annual salary of $250,000, which he may elect to receive in shares of our common stock. Upon completion of the initial three-year term, Mr. Maxik’s employment agreement will automatically be renewed for successive one-year periods; provided, however, we may terminate his agreement as of the renewal date by providing him with 90 days advance written notice. In addition, we may terminate Mr. Maxik’s employment agreement upon his death or disability or for just cause. In the event we terminate Mr. Maxik’s agreement without cause or Mr. Maxik terminates his agreement for good reason, including upon a change in control of the Company, we are obligated to pay Mr. Maxik the compensation that he would otherwise be entitled to receive had the agreement not been terminated.

Stephen A. Hamilton

Mr. Hamilton does not currently have an employment agreement with us.

Robert H. Warshauer

On March 7, 2007, we entered into a revised employment agreement with Mr. Warshauer, which amended Mr. Warshauer’s employment agreement dated March 7, 2006. Pursuant to the amended agreement, Mr. Warshauer resigned from his position as our president and as a member of our board of directors. Mr. Warshauer will continue to serve as our employee until December 31, 2007 and will retain full health and medical benefits and 1,333,333 fully vested stock options, which will remain exercisable for three months following term of the amended employment agreement.  He is entitled to receive a salary of $1.

Outstanding Equity Awards At Fiscal Year-End

The following table provides certain information concerning unexercised options, stock that has not vested, and equity incentive plan awards held by each of our Named Executive Officers that were outstanding as of December 31, 2006.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (#)	Option Expiration Date (#)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald E. Lusk (Chairman, President and Chief Executive Officer)	66,667	(1)	133,333	(2)	--	$0.32	2/21/2011	--	--	--	--
Frederic Maxik (Chief Technology Officer)	3,333	(1)	6,667	(8)	--	$0.32	2/21/2009	--	--	--	--
Stephen A. Hamilton (Chief Financial Officer)	40,000	(3)	20,000	(4)	--	$0.45	11/28/2009	--	--	--	--
	6,667	(1)	13,333	(5)	--	$0.32	2/21/2009	--	--	--	--
Robert H. Warshauer (9) (President)	1,000,000	(6)	1,000,000	(7)	--	$0.30	3/9/2011	--	--	--	--

(1) These options were granted on February 21, 2006 and were fully exercisable (vested) upon grant.
(2) These options were granted on February 21, 2006. 66,667 and 66,667 of these options will become exercisable (vested) on February 21, 2007 and February 21, 2008, respectively, assuming continued provision of services as an officer or director.

(3) These options were granted on November 28, 2005. 20,000 and 20,000 of these options became exercisable (vested) on November 28, 2005 and November 28, 2006, respectively.
(4) These options were granted on November 28, 2005 and will become exercisable (vested) on November 28, 2007 assuming continued provision of services as an officer.
(5) These options were granted on February 21, 2006. 6,667 and 6,667 of these options will become exercisable (vested) on February 21, 2007 and February 21, 2008, respectively, assuming continued provision of services as an officer.

(6) These options were granted on March 9, 2007 in connection with Mr. Warshauer’s employment agreement, and were fully exercisable (vested) upon grant.
(7) These options were granted on March 9, 2006 in connection with Mr. Warshauer’s employment agreement. 333,333, 333,333 and 333,333 of these options will become exercisable (vested) on March 7, 2007, March 7, 2008 and March 7, 2009, respectively, assuming continued provision of services as an officer.

(8) These options were granted on February 21, 2006. 3,333 and 3334 of these options will become exercisable (vested) on February 21, 2007 and February 21, 2008, respectively, assuming continued provision of services as an officer.

(9) Mr. Warshauer resigned as our President on March 9, 2007. Pursuant to the terms of his revised employment agreement, he is entitled to retain 1,333,333 fully vested stock options, which will remain exercisable for three months following the term of his amended employment agreement.

Director Compensation

The following table shows the overall compensation earned for the 2006 fiscal year with respect to each person who was a director as of December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robert E. Bachman (2)	$91,400	--	$164,534	--	--	--	$255,934
John Collingwood (3)	$105,200	--	$8,302	--	--	--	$113,502
Donald Harkleroad (4)	$82,430	--	$164,534	--	--	--	$246,964
Ronald E. Lusk (5)	$13,800	--	--	--	--	--	$13,800
Daryl Snadon (6)	$105,200	--	$8,302	--	--	--	$113,502
Robert Woodson III (7)	$50,000	--	$8,302	--	--	--	$58,302

(1) Reflects dollar amount expensed by us during the applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R. FAS 123R requires us to determine the overall value of the options as of the date of grant based upon the Black-Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest). As a general rule, for time-in-service-based options, we will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option. For a description FAS 123R and the assumptions used in determining the value of the options under the Black-Scholes model of valuation, see the notes to the financial statements included with this prospectus.

(2) As of December 31, 2006, Mr. Bachman held options to purchase 900,000 shares of our common stock.
(3) As of December 31, 2006, Mr. Collingwood held options to purchase 70,000 shares of our common stock.
(4) As of December 31, 2006, Mr. Harkleroad held options to purchase 1,000,000 shares of our common stock.
(5) As of December 31, 2006, Mr. Lusk held options to purchase 200,000 shares of our common stock. These were granted to Mr. Lusk in conjunction with his services as our chief executive officer.
(6) As of December 31, 2006, Mr. Snadon held options to purchase 70,000 shares of our common stock.
(7) As of December 31, 2006, Mr. Woodson, III held options to purchase 70,000 shares of our common stock. Mr. Woodson resigned his position as a member of our board of directors in March 2007.

Each independent non-employee director receives compensation of $50,000 per year for service on the board of directors. Such directors also received additional fees in October 2006 for their increased participation on board committees through September 2006. To date this compensation has been paid by the issuance of shares of our common stock. Members of the board of directors are also eligible for participation in the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan, which is also referred to as the 2005 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Loans to Lighting Science Group; Issuance of Warrants to Directors

At a meeting of our board of directors held on March 30, 2005, certain individual members of our board of directors and members of senior management agreed to loan us an aggregate of $340,000 on a short-term basis pursuant to the terms of promissory notes from us and in favor of each of the individual lenders. The members of the board and senior management who agreed to loan us funds and the amounts loaned by each individual are as follows: John A. Collingwood - $100,000, Ronald E. Lusk - $30,000, Stan T. Waldrop - $30,000, Philip R. Lacerte - $30,000, Robert E. Bachman (through USGT Investors L.P.) - $30,000, Donald R. Harkleroad (through the Bristol Company) - $30,000, Robert L. Woodson, III - $30,000, Daryl N. Snadon - $30,000, and Fredric S. Maxik (through the Phibian S Trust) - $30,000. Mr. Lusk loaned us an additional $15,000 on April 29, 2005 and $5,000 on May 2, 2005. Mr. Snadon loaned us an additional $100,000 on May 3, 2005 and Mr. Harkleroad loaned us an additional $16,000 on May 6, 2005. The board members and officers who loaned us funds in this transaction are collectively referred to as the “Lenders.” Proceeds from each of the loans were used to fund our continuing operating expenses, including salaries, legal and accounting fees, and for working capital purposes and other contingencies. Pursuant to the terms of the notes issued by us to each Lender, we: (i) paid interest to each Lender at a rate of 9.50% per annum; (ii) paid a 10% commitment fee to each Lender and (iii) issued a warrant to each Lender for the purchase of 30,000 shares of our common stock (or 100,000 shares in the case of Mr. Collingwood, 130,000 shares in the case of Mr. Snadon, 46,000 shares in the case of Mr. Harkleroad and 50,000 shares in the case of Mr. Lusk) for a total of 476,000 shares. The principal and interest due on the notes were due on May 30, 2005. A total of $300,086 of such loans, including accrued interest and commitment fees of $24,086, were converted to 6% Convertible Preferred Stock in the private placement in May 2005 and the remaining $200,000 of such loans were repaid from proceeds of such private placement.

The warrants issued to the Lenders for the purchase of 476,000 shares of our common stock are exercisable at $1.50 per share. Eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, we issued warrants for 15,000 and 5,000 shares of common stock, respectively, to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

On December 29, 2006, we offered to adjust the exercise price of the warrants issued to the Lenders. We agreed to adjust the exercise price of the warrants to provide for an exercise price of $0.30 per share contingent upon the Lenders exercising such warrants on or before January 31, 2007. Warrants that were not exercised on or before January 31, 2007 were not adjusted and the exercise price remained $1.50. Warrants for 316,000 of such shares were exercised at the adjusted price of $0.30 per share.

Acquisition of Lighting Science, Inc.

On June 1, 2004, we acquired Lighting Science, Inc. by purchasing all of its outstanding stock in exchange for 4,796,276 shares of our common stock and the obligation to issue up to an additional 4,499,965 shares of our common stock upon the satisfaction of certain conditions under the stock purchase agreement. Two of our directors, Fredric S. Maxik and John A. Collingwood, had significant relationships with Lighting Science, Inc. Mr. Maxik was the chief executive officer of Lighting Science, Inc. and the co-trustee of a trust that was a major stockholder of Lighting Science, Inc. Mr. Collingwood was also a major stockholder of Lighting Science, Inc. As part of the acquisition of Lighting Science, Inc., we agreed to use our best efforts to cause the election of Mr. Maxik and Mr. Collingwood to our board of directors. The acquisition of Lighting Science, Inc. was previously disclosed on the Form 8-K filed with the Securities and Exchange Commission on June 15, 2004. As part of the acquisition Mr. Maxik entered into an employment agreement with us.

Note Payable to Trust of Stockholder and Chairman Ronald E. Lusk / Exchange of Note and Series A Preferred Stock for Common Stock
 .
We were previously obligated under the terms of a line of credit agreement to Match, Inc. outstanding in the amount of $1,851,299 principal balance and $341,226 in accrued interest at March 31, 2005. Ronald E. Lusk, our chairman, president and chief executive officer controls Match, Inc. as Trustee of the Ronald E. Lusk Revocable Trust. The line of credit agreement with Match, Inc. was available up to a limit of $2 million, bore interest at prime plus 1% on the note balance and prime plus 2% on any unpaid interest amounts, was due on demand and was unsecured.

On July 25, 1994, we sold, for proceeds of $2 million, 533,333 shares of Series A Preferred Stock with cumulative dividends of $0.30 per annum for each share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Disclosure Statement and Plan of Reorganization under which we emerged from bankruptcy, Match, Inc., the holder of the Series A Preferred Stock, waived such rights, including voting and conversion rights. No dividends had been paid with respect to this class of stock. At March 31, 2005, the cumulative unpaid dividend with respect to the Series A Preferred Stock was $1,670,685. Thus, the total liquidation preference of the Series A Preferred Stock was $3,670,685 as of March 31, 2005.

In contemplation of our private placement of 6% Convertible Preferred Stock that was completed in May 2005, our financial advisor and its investment-banking representative both advised us that the outstanding debt and the Series A Preferred Stock would preclude us from successfully completing the financing transaction and should be eliminated through conversion into common stock. The board of directors concurred with this assessment, and accordingly, a special committee of independent directors consisting of directors Robert E. Bachman, Donald R. Harkleroad, and Robert L. Woodson, III was formed on March 14, 2005 to negotiate with Mr. Lusk to exchange the Series A Preferred Stock and the amount owed on the debt for shares of common stock.

The special committee took note of the fact that for the month of March 2005, the closing prices for the common stock had ranged between $1.48 and $1.90 per share. The proposal submitted by Mr. Lusk offered to set the exchange ratio at $1.725 per share, which represented the five-day average closing price as of March 15, 2005. Mr. Lusk also proposed to reduce the amount of the accrued interest on the line of credit with Match, Inc. by $250,000. Thus, the number of shares for which the Series A Preferred Stock and the cumulative dividend would be exchanged was equal to 2,127,933 ($3,670,685 / $1.725) under the proposal presented by Mr. Lusk. Using the same conversion price of $1.725 proposed by Mr. Lusk, the total of $1,942,525 ($2,192,525 - $250,000) due on the line of credit would be convertible into 1,126,101 shares of our common stock. The committee also noted that the trading range for the stock at the end of the month of March was closer to the lower end of the range ($1.48) at the time that the analysis was being completed. The special committee reported the results of its analysis to our board.

The board of directors (with Mr. Lusk abstaining and one director absent) reviewed the analysis prepared by the special committee. Based upon the exchange ratio of $1.725 per share offered by Mr. Lusk with respect to both the exchange of the Series A Preferred Stock and the debt, as well as the proposal by Mr. Lusk to reduce the accrued interest on the line of credit by $250,000, the board concluded that the offer was fair to us and voted to approve the transactions contained in the proposal from Mr. Lusk. A total of 3,254,034 shares of common stock were issued in exchange for the Series A Preferred Stock and the amount due under the line of credit agreement on May 5, 2005.

Other Loans from Directors and Officers

On November 25, 2003, Mr. Lusk advanced $50,000 to us for purposes of meeting general and administrative expenses. The loan provided for interest at a rate of prime plus 1%. Mr. Lusk elected to forego any interest that was otherwise due with respect to the loan. No interest on the loan had previously been recorded by us. Any such interest would not have been material. During 2004, Mr. Lusk advanced us an additional $29,541 for general corporate purposes. During the third quarter of 2004, we repaid the outstanding balances on these advances.

On August 10, 2006, Donald Harkleroad, one of our directors, advanced $30,000 to us. The loan bore interest at Prime Rate plus 1% and was repaid on November 13, 2006. On December 14, 2006, Mr. Lusk advanced $2,056 to us, and in January 2007, we issued 6,854 shares of common stock to settle this advance.

Guarantors of Line of Credit

On June 29, 2006, we entered into agreements with one of our banks to obtain a $2.0 million line of credit. Amounts due under the line of credit are guaranteed by the Guarantors. The amount of the line of credit available for use by us at any point in time will be equal to the aggregate value of guarantees that have been negotiated between the bank and the Guarantors at that time. Between December 2006 and March 2007, we amended the line of credit to increase the amount available thereunder to up to $2,500,000. At May 17, 2007, Guarantors had provided guarantees for the entire $2.5 million balance of the line of credit. We also entered into agreements to lease equipment in March 2007. The total value of the leased equipment is $150,000. At May 17, 2007, Guarantors had provided guarantees for the entire amount of the leases.

The Guarantors of the initial $2.0 million line of credit include the following directors, officers and stockholders who have been issued the respective number of shares of common stock and warrants to purchase common stock:

Name of Guarantor	Postion	Total Value of Debt Guaranteed	Warrant Shares /Common Shares to be Issued
USGT Investors LP(1)	Director	$150,000	525,000
Daryl Snadon	Director	200,000	700,000
John Collingwood	Director	200,000	700,000
Ron Lusk	Chief Executive Officer	50,000	175,000
Jerome Hill		100,000	350,000
George Parker Young		50,000	175,000
Phil Lacerte		1,250,000	2,375,000

		$2,000,000	5,000,000

(1)	Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P.

The warrants and shares of common stock listed in the table above were issued to the Guarantors during the third quarter of 2006. The warrants have an exercise price of $0.30 per share of common stock and a term of five years.

In the first quarter of 2007, we issued warrants to the following Guarantors as consideration for providing additional guarantees enabling us to obtain the additional amount available under our line of credit and under the guaranteed leases:

Name	Position	Amount of Guarantees Provided	# of Warrant Shares to be Issued
Phil Lacerte		$65,000	65,000
Daryl Snadon	Director	$50,000	50,000
Edward Hawes		$50,000	50,000
USGT Investors, LP (1)	Director	$37,500	37,500
Baron Cass		$48,750	48,750
Paul Schlosberg		$48,750	48,750
		$300,000	300,000

(1)	Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P.

The warrants have an exercise price of $0.30 per share and have a term of five years.

As of May 17, 2007, we have received guarantees for an additional $350,000 of the amended line of credit and equipment leases from the Guarantors. We anticipate that we will execute warrant agreements for the purchase of 350,000 shares of common stock with the Guarantors in the second quarter of 2007. The warrants will have an exercise price of $0.30 per share and a term of five years.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Commencing on July 14, 2005, our common stock is quoted on the Over-the-Counter Bulletin Board, or the OTC Bulletin Board, which is a quotation service administered by the National Association of Securities Dealers (NASD). Our trading symbol on the OTC Bulletin Board is “LSGP.”

The OTC Bulletin Board is a limited and sporadic trading market. The following table sets forth the range of high and low bid information for our common stock as reported on the OTC Bulletin Board for the last two fiscal years and for the first quarter of 2006. The price information available reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common Stock
	HIGH	LOW
2007
First Quarter	0.42	0.29
2006
Fourth Quarter	0.45	0.17
Third Quarter	0.32	0.15
Second Quarter	0.48	0.22
First Quarter	0.65	0.29
2005
Fourth Quarter	0.90	0.24
Third Quarter	1.65	0.73
Second Quarter	1.65	0.73
First Quarter	2.08	1.45

We have not paid cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future. Therefore, any return on your investment would come only from an increase in the value of our stock.

As of May 17, 2007, there were approximately 1,250 holders of record of our common stock, holding a total of 78,758,967 shares.

On July 6, 2005, our board of directors adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan and a proposal to implement such plan was approved at the annual stockholders’ meeting in August 2005. A total of 5,000,000 shares of common stock were initially reserved for issuance pursuant to the 2005 Plan. In December 2006, an amendment to the 2005 Plan was approved at the annual stockholders meeting, whereby an additional 5,000,000 shares of common stock were reserved under the 2005 Plan. Prior to adoption of the 2005 Plan, we had no option or other equity based compensation plans.

The following table summarizes, as of the year ended December 31, 2006, certain of the securities authorized for issuance under our 2005 Plan, including:

•	The number of securities to be issued upon exercise of outstanding options;
•	The weighted average exercise price of outstanding options; and
•	The number of securities remaining available for future issuance under the 2005 Plan.

Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan	5,200,000	$0.38 per share	4,800,000

In fiscal year 2005, a total of 730,000 stock options were granted to our employees and directors under the 2005 Plan. An additional 50,000 stock options were granted to a consultant under the 2005 Plan.

In February 2006, a total of 2,555,000 stock options were granted to our employees and directors under the 2005 Plan. An additional 2,000,000 stock options were issued to Mr. Warshauer in March 2006 under the 2005 Plan.

In February 2007, a total of 570,000 stock options were granted to employees under the 2005 Plan.

In May 2006, August 2006, and November 2006 we issued 423,538, 434,462 and 334,168 shares of common stock, respectively, in settlement of dividends payable on its 6% Convertible Preferred Stock.

In February 2007, we issued 306,137 shares of common stock in settlement of dividends payable on our 6% Convertible Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of May 17, 2007, by:

•	each person who is known by us to beneficially own more than five percent of our common stock;
•	each of our directors at that date and nominees and named executive officers; and
•	all directors and officers as a group.

Name and Address of Beneficial Owner	Number	Percent
Directors and Officers
Robert E. Bachman (3)	2,393,737	3.0%
John A. Collingwood (4)	5,153,883	6.5%
Steve Hamilton (5)	190,900	0.2%
Don R. Harkleroad (6)	2,251,143	2.8%
Ron E. Lusk (7)(17)	6,910,258	8.7%
Fredric S. Maxik (8)(17)	72,250	0.1%
Daryl N. Snadon (9)	2,825,096	3.5%
Directors and Officers as a Group	19,797,267	24.9%
Certain Persons
AG Offshore Convertibles Ltd. (10)	13,174,040	14.4%
Philip R. Lacerte (11)	7,693,740	9.8%
Ardsley Partners Renewable Energy Fund, LP (12)	11,240,848	13.0%
Columbus Capital Partners, LP (13)	5,209,166	6.3%
Winslow Hedge Fund, Ltd. (14)	5,833,334	7.0%
Lagunitas Partners, LP (15)	6,710,666	8.0%
Xerion Partners Master Fund II (16)	4,666,666	6.0%

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(2)	Unless otherwise indicated, the address of each person in the above table is Lighting Science Group Corporation, 2100 McKinney Avenue, Suite 1555, Dallas, TX 75201.
(3)
Includes 111,074 shares of common stock issuable upon conversion of 10,413 shares of 6% Convertible Preferred Stock, 443,739 shares of common stock issuable upon exercise of warrants and 900,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 2,313,025 shares of common stock held by USGT Investors, L.P. Mr. Bachman is controlling shareholder in the sole corporate general partner of USGT Investors, L.P. and may be deemed to have voting and/or investment power with respect to the shares owned by USGT Investors, L.P.

(4)
Includes 50,004 shares of common stock issuable upon conversion of 4,688 shares of 6% Convertible Preferred Stock, 564,063 shares of common stock issuable upon exercise of warrants and 70,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(5)	Includes 180,000 shares of common stock issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.
(6)
Includes 166,667 shares of common stock issuable upon conversion of 15,625 shares of 6% Convertible Preferred Stock, 46,876 shares of common stock issuable upon exercise of warrants and 1,000,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 2,251,143 shares of common stock held beneficially by the Bristol Company. Mr. Harkleroad is sole shareholder of the Bristol Company and may be deemed to have sole voting and/or investment power with respect to the shares owned by the Bristol Company.

(7)
Includes 450,000 shares of common stock issuable upon exercise of warrants and 200,000 shares of common stock issuable upon the exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Includes 5,591,097 shares of common stock held by the Ronald E. Lusk Revocable Trust. Mr. Lusk is the trustee of the Ronald E. Lusk Revocable Trust and may be deemed to have voting and/or investment power with respect to the shares owned by the Ronald E. Lusk Revocable Trust.

(8)	Includes 10,000 shares of common stock issuable upon the exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan
(9)
Includes 311,884 shares of common stock issuable upon conversion of 29,238 shares of 6% Convertible Preferred Stock, 637,715 shares of common stock issuable upon exercise of warrants and 70,000 shares issuable upon exercise of incentive stock options issued under the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(10)	Includes 10,000,000 shares of common stock issuable upon conversion of 937,500 shares of 6% Convertible Preferred Stock and 2,812,500 shares of common stock issuable upon exercise of warrants.
(11)
Includes 110,657 shares of common stock issuable upon conversion of 10,374 shares of 6% Convertible Preferred Stock and 96,122 shares of common stock issuable upon exercise of warrants. Mr. Lacerte served as our Executive Vice President of Sales and Marketing from October 12, 2004 until his resignation on October 4, 2005.the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan.

(12)
Includes 2,408,753 shares of common stock issuable upon exercise of warrants and 5,620,424 shares of common stock issuable upon exercise of equity unit warrants (including the exercise of the common stock warrants included in the units).

(13)
Includes 1,116,250 shares of common stock issuable upon exercise of warrants and 2,604,583 shares of common stock issuable upon exercise of equity unit warrants (including the exercise of the common stock warrants included in the units).

(14)
Includes 1,250,000 shares of common stock issuable upon exercise of warrants and 2,916,667 shares of common stock issuable upon exercise of equity unit warrants (including the exercise of the common stock warrants included in the units).

(15)
Includes 1,438,000 shares of common stock issuable upon exercise of warrants and 3,355,333 shares of common stock issuable upon exercise of equity unit warrants (including the exercise of the common stock warrants included in the units).

(16)
Includes 1,234,375 shares of common stock issuable upon exercise of warrants and 2,333,333 shares of common stock issuable upon exercise of equity unit warrants (including the exercise of the common stock warrants included in the units).

(17)
Pursuant to the terms of their employment agreement, individual had (or has, in the case of Mr. Maxik) the ability to elect to receive salary and other forms of cash compensation in the form of equity securities of Lighting Science Group.

SELLING STOCKHOLDERS

The Offered Shares include shares (i) previously issued by us to the selling stockholders, (ii) issuable by us to the selling stockholders pursuant to the exercise of the Warrants, and (iii) issuable by us to the selling stockholders pursuant to the exercise of the Equity Unit Warrants. We are registering the Offered Shares in order to permit the selling stockholders to offer the shares for resale.

The term “selling stockholders” includes the stockholders identified in the table below and their respective permitted transferees and assignees, pledgees, donees, and other successors-in-interest. The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. Specifically, the table includes:
•	any position, office or other material relationship that such selling stockholder has had with us within the past three years;
•	the total number of shares of common stock such selling stockholder owned prior to the offering;
•	the number of shares of common stock issuable upon conversion of the Warrants;
•	the number of shares of common stock issuable upon conversion of the Equity Unit Warrants;
•	if applicable, the number of shares of common stock issuable upon conversion of 6% Convertible Preferred Stock;
•	the total number of shares of common stock beneficially owned prior to the offering;
•	the total number of shares of common stock to be offered on behalf of such selling stockholder;
•	the total number of shares of common stock beneficially owned after the offering; and
•	the percentage, if greater than 1%, of our common stock beneficially owned by such selling stockholder after the offering.

Name	Position, Office or Other Material Relationship	Total Number of Common Shares Owned Prior to the Offering	Number of Common Shares Issuable upon Conversion of Common stock Warrants	Number of Common Shares Issuable Upon Exercise of Equity Unit Warrants	Number of Common Shares Issuable Upon Converion of 6% Convertible Preferred Stock	Total Shares of Common Stock owned Beneficially Prior to the Offering	Total Number of Shares of Common Stock to be Offered	Total Number of Shares of Common Stock Owned Beneficially After the Offering	Beneficial Ownership of Company Subsequent to Offering
Ardsley Partners Renewable Energy Fund, LP	Beneficially owns 5% or more of our common stock	3,211,671	2,408,753	5,620,424	-	11,240,848	11,240,848	-	-
Ardsley Partners Renewable Energy Offshore Fund, Ltd.		121,662	91,246	212,909	-	425,817	425,817	-	-
Columbus Capital Partners, LP	Beneficially owns 5% or more of our common stock	1,488,333	1,116,250	2,604,583	-	5,209,166	5,209,166	-	-
Columbus Capital Offshore Fund, Ltd.		178,333	133,750	312,083	-	624,166	624,166	-	-
Winslow Hedge Fund, L.P.	Beneficially owns 5% or more of our common stock	1,666,667	1,250,000	2,916,667	-	5,833,334	5,833,334	-	-
Iroquois Master Fund, Ltd. (1)		833,333	625,000	1,458,333	-	2,916,666	2,916,666	-	-
Civic Capital Group, LLC		333,333	250,000	583,333	-	1,166,666	1,166,666	-	-
Tetra Capital Partners, LP		133,100	99,825	232,925	-	465,850	465,850	-	-
Tetra Offshore Fund, Ltd.		20,300	15,225	35,525	-	71,050	71,050	-	-
Arrow T US Long / Short Fund		113,200	84,900	198,100	-	396,200	396,200	-	-
Cole William Snadon Trust		145,556	98,437	175,000	83,334	502,327	350,000	152,327	*
Cole William Snadon		50,000	7,500	17,500	-	75,000	35,000	40,000	*
Lagunitas Partners, LP	Beneficially owns 5% or more of our common stock	1,917,333	1,438,000	3,355,333	-	6,710,666	6,710,666	-	-
Gruber & McBaine International		496,000	372,000	868,000	-	1,736,000	1,736,000	-	-
Ttees Hamilton College		187,000	140,250	327,250	-	654,500	654,500	-	-
The Wallace Foundation		165,000	123,750	288,750	-	577,500	577,500	-	-
Jon D & Linda W. Gruber Trust		512,333	384,250	896,583	-	1,793,166	1,793,166	-	-
J. Patterson McBaine		179,000	134,250	313,250	-	626,500	626,500	-	-
Xerion Partners Master Fund II		1,348,225	1,234,375	2,333,333	-	4,915,933	4,666,666	249,267	*
Jerome Hill		279,999	431,250	291,667	200,000	1,202,917	583,334	619,583	*
Otago Partners LLC		166,667	125,000	291,667	-	583,334	583,334	-	-

		13,547,045	10,564,011	23,333,214	283,334	47,727,604	46,666,427	1,061,177

*	Less than 1%.
(1)	Mr. Joshua Silverman has voting control and investment decision over securities held by Iroquois Master Fund, Ltd. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Master Fund, Ltd.

In accordance with the terms of the registration rights granted to the selling stockholders pursuant to the Securities Purchase Agreement dated March 9, 2007, this prospectus generally covers the resale of the sum of the (i) shares of common stock issued pursuant to the private placement; (ii) shares of common stock issuable pursuant to the exercise of the Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the Securities and Exchange Commission; (iii) shares of common stock issuable pursuant to the exercise of the Equity Unit Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the Securities and Exchange Commission; and (iv) shares of common stock issuable upon any stock split, stock dividend, recapitalization or similar event with respect to such shares of common stock and any other securities issued in exchange of or replacement of such shares of common stock. Because the exercise price of the Warrants and Equity Unit Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

We will bear the costs, fees, and expenses incurred in connection with effecting the registration of the Offered Shares, including, without limitation, all registration and filing fees, listing fees, and expenses of our counsel and our accountants. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will not be paying any underwriting discounts or commissions in connection with this offering.

The selling stockholders may sell all, some or none of their shares in this offering. See the section entitled “PLAN OF DISTRIBUTION.”

DESCRIPTION OF SECURITIES

The following description is a summary of our capital stock and contains the material terms of our capital stock. Additional information can be found in our Certificate of Incorporation, Bylaws and the Amended and Restated Certificate of Designation of the 6% Convertible Preferred Stock. Our Certificate of Incorporation authorizes the issuance of 495,000,000 shares of common stock, $0.001 par value per share. As of May 17, 2007, 78,758,967 shares of common stock were issued and outstanding.

Common Stock

Each holder of common stock is entitled to one vote per share of common stock standing in such holder’s name on the records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights. Holders of the common stock are entitled to equal dividends and distributions, per share, when, as and if declared by the board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of the common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred stockholders, if any, are paid.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock, $0.001 par value per share, the designation and rights of which are to be determined by our board of directors.

Our board of directors may, by resolution or resolutions, authorize the issuance of preferred stock from time to time in one or more series. The resolution or resolutions of the board of directors may, to the full extent now or hereafter permitted by law and subject to the provisions of our certificate of incorporation, fix the voting powers, designations, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series. The authority of our board of directors with respect to each such series may include, but not be limited to, determinations of the following:

(a)
the distinctive designation of such series, the number of shares that shall constitute such series, including any limitation on the authority to increase or decrease such number, and the stated value thereof, if any, if different from the par value thereof;

(b)
the dividends, if any, payable either in cash, property or securities of Lighting Science Group, on such series, and the restrictions, limitations and conditions, if any, upon the payment of such dividends, whether any such dividends shall be cumulative or non-cumulative, the date or dates from which dividends, if declared, shall be payable, and the preference, if any, or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(c)	whether the shares of such series shall have voting power, in addition to any voting power provided by law and, if so, the terms of such voting power, which may be general or limited;
(d)	the right, if any, of Lighting Science Group to redeem any or all shares of such series and, if so, the terms and conditions of such redemption;
(e)
whether the shares of such series shall be subject to the operation of a retirement or sinking fund or funds and, if so, whether such retirement or sinking fund shall be cumulative or non-cumulative, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(f)
whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities or assets and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(g)
the amount, if any, that the holders of the shares of such series shall be entitled to receive in case of a liquidation, dissolution or winding up of the corporation and the preference, if any, or relation which such amounts shall bear to the amounts payable on any shares of stock of any other class or any other series of this class;

(h)
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by Lighting Science Group of, the common stock or shares of stock of any other class or any other series of this class;

(i)
the conditions or restriction, if any, upon the creation of indebtedness of Lighting Science Group or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j)	any other voting powers, designations, preferences, and relative, participating optional or other special rights, or qualifications, limitations or restrictions thereof, of the shares of such series.

The designations, voting powers, preferences and relative, participating, option or other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

6% Convertible Preferred Stock

As of May 17, 2007, 2,065,653 shares of 6% Convertible Preferred Stock were issued and outstanding. The Amended and Restated Certificate of Designation sets forth the rights, preferences, terms and conditions of the 6% Convertible Preferred Stock. Dividends accrue on the 6% Convertible Preferred Stock at an annual rate of 6%. Accrued dividends will be payable in cash quarterly. However, we have the right to pay dividends in shares of common stock; provided, however, that our right to pay dividends in shares of common stock on each dividend payment date is subject to the following conditions: (i) a registration statement covering the underlying common stock must be effective on such dividend payment date and available for use by the investors; and (ii) the number of shares issued will be based on a 15% discount to the daily volume weighted average price of the common stock for the 10 trading days immediately preceding (but not including) the applicable dividend payment date. Shares of 6% Convertible Preferred Stock are entitled to voting rights on an “as if converted” basis.

Shares of 6% Convertible Preferred Stock were and are convertible at the option of the holder at any time prior to their redemption into shares of our common stock, at a conversion price equal to $0.30 per share of common stock. The conversion price is subject to full-ratchet anti-dilution adjustment in the event that the we issue common stock or common stock equivalents at a price per share less than the initial conversion price (other than (a) to a strategic investor in connection with a strategic commercial agreement or transaction as determined in good faith by the our board of directors, (b) pursuant to the acquisition of another corporation or entity by us by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization, (c) pursuant to an authorized stock option plan, or (d) to an investor in connection with a joint venture arrangement where we are a participant), and to other normal and customary anti-dilution adjustments upon certain other events (including issuances at less than current market value).

Shares of the 6% Convertible Preferred Stock are entitled to a liquidation preference over other classes of our capital stock in an amount per share equal to the purchase price of the 6% Convertible Preferred Stock. The liquidation right and preference is applicable in the event of our liquidation, a merger of our Company with or into another entity (i.e., the preferred stockholders would have a preference in the cash, securities or other consideration issued in such merger) or the sale by the us of all or substantially all of our business or operating assets.

We may force the conversion of any or all of the 6% Convertible Preferred Stock at any time after the registration statement is effective and available for use by the holders thereof, if the closing price per share of the common stock exceeds 200% of the conversion price for any 20 out of 30 consecutive trading days; provided, however, that the average daily trading volume of the common stock must have exceeded 150,000 shares for the 20 consecutive trading days immediately preceding (but not including) the date that we first notify such holders of the exercise of our option to force conversion.

We must redeem all of the 6% Convertible Preferred Stock outstanding on the fifth anniversary of their issuance at a redemption price, in cash, equal to the purchase price of the 6% Convertible Preferred Stock, plus all accrued but unpaid dividends.

As mentioned above, our board of directors has the ability to issue “blank check” preferred stock in series, and shares of each series will have such rights, preferences, and privileges fixed by the board of directors in the resolutions authorizing the issuance of that particular series. The board of directors may issue any such series of blank check preferred stock without action by the holders of the common stock. Accordingly, the issuance of blank check preferred stock may adversely affect the rights of the holders of the common stock. In addition, the issuance of blank check preferred stock may be used as an ‘‘anti-takeover’’ device without further action on the part of the holders of the common stock. The issuance of preferred stock may also dilute the voting power of the holders of common stock, in that a series of preferred stock may be granted enhanced per share voting rights and the right to vote on certain matters separately as a class, and may render more difficult the removal of current management, even if such removal may be in the stockholders’ best interest. We have no current plans to issue any additional preferred stock.

Warrants

As of  May 17, 2007, there were warrants outstanding to purchase 45,478,474 shares of our common stock.

On February 10, 2005, we agreed to issue The Equity Group two warrants to purchase an aggregate of $600,000 worth of shares of our common stock with each warrant having an exercise price based on the financing being contemplated by us at the time. Each warrant provides for the purchase of $300,000 worth of our common stock. One of the warrants became fully vested upon the signing of the contract. The other warrant became exercisable upon the first anniversary date of the consulting contract. Based on the $0.80 initial conversion price of the 6% Convertible Preferred Stock issued by us in May 2005, the terms of each warrant was determined to be 375,000 shares of common stock at a exercise price of $0.80 per share.

Giuliani Capital Advisors, or GCA, holds a warrant exercisable by GCA to purchase up to 825,000 shares of our common stock, subject to adjustment in certain circumstances as provided in the warrant. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $0.60 per share or $445,000 if GCA were to exercise all 825,000 shares under the warrant.

In connection with the 6% Convertible Preferred Stock offering, Merriman Curhan Ford & Co. acted as placement agent for the transaction and MRM Capital LP served as a financial advisor to us. Warrants to purchase a total of 639,844 shares of common stock at an exercise price of $1.50 per share were issued to these entities in conjunction with this transaction. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance. In December 2006, we agreed to adjust the exercise price of the 63,984 warrants issued to MRM Capital LP to $0.30 per common share contingent upon it exercising the warrants by the end of December 2006. MRM Capital LP exercised all of its warrants by the end of December 2006.

Bridge Loan Warrants

As previously discussed, in 2005, the Lenders loaned us an aggregate of $476,000 on a short-term basis pursuant to the terms of promissory notes from us and in favor of each of the individual lenders. Among other things, we issued warrants for the purchase of our common stock in connection with these loans. For a more detailed description of the terms of such warrants, see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Director Loans to Lighting Science Group” beginning on page 24.

Warrants Issued to 6% Convertible Preferred Stock Investors

In connection with the 6% Convertible Preferred Stock offering, the purchasers also received warrants to purchase an additional 6,782,889 shares of common stock at an exercise price of $0.96 per share (subject to adjustment pursuant to anti-dilution provisions). The number of shares issuable upon exercise of the warrants and the exercise price per share are subject to full-ratchet anti-dilution adjustment in the event that we issue common stock or common stock equivalents at a price per share less than the initial conversion price (other than (a) to a strategic investor in connection with a strategic commercial agreement or transaction as determined in good faith by the our board of directors, (b) pursuant to the acquisition of another corporation or entity by us by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization, (c) pursuant to an authorized stock option plan, or (d) to an investor in connection with a joint venture arrangement where we are a participant), and to other normal and customary anti-dilution adjustments upon certain other events (including issuances at less than current market value). On June 2, 2006, we agreed to adjust the exercise price of the warrants to $0.30 per share from $0.96 per share. This price adjustment did not result in an increase in the number of shares we may potentially need to issue. As of May 17, 2007, 6,759,451 warrants for the purchase of shares of common stock have not been exercised. Each warrant expires on the fifth anniversary from the date of grant.

We may force the exercise of any or all of the warrants at any time after a registration statement is effective and available for use by the holders thereof in the 6% Convertible Preferred Stock, if the closing price per share of the common stock exceeds 200% of the then current conversion price for any 20 out of 30 consecutive trading days; provided, however, that the average daily trading volume of our common stock must have exceeded 150,000 shares for the 20 consecutive trading days immediately preceding (but not including) the date that we first notify the holders of the exercise of our option to force exercise.

Warrants Issued to Guarantors of Line of Credit

On June 29, 2006 we entered into agreements with one of our banks to obtain a $2.0 million line of credit. Amounts due under the line of credit are guaranteed by the Guarantors. The amount of the line of credit available for use by us at any point in time will be equal to the aggregate value of guarantees that have been negotiated between the bank and the Guarantors at that time. Between December 2006 and March 2007, we amended the line of credit to increase the total amount available thereunder to up to $2.5 million. In March 2007, we also entered into equipment lease agreements for a total of $150,000. At May 17, 2007, Guarantors had provided guarantees in the amount of $2.65 million with respect to the line of credit and the deposits on equipment.

The initial warrants and shares of common stock were issued to the Guarantors during the third quarter of 2006. The warrants have an exercise price of $0.30 per share of common stock and a term of five years. For a list of the Guarantors who received warrants and shares of common stock, see the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Guarantors of Line of Credit” beginning on page 26.

In the first quarter of 2007, the Company also issued warrants to the Guarantors as consideration for providing additional guarantees enabling the Company to obtain the additional amount available under its line of credit. The warrants have an exercise price of $0.30 per share and have a term of five years. For a list of the Guarantors providing additional guarantees who received warrants, see the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Guarantors of Line of Credit” beginning on page 26.

Warrants Issued Pursuant to the March 9, 2007 Securities Purchase Agreement

On March 9, 2007, we completed a private placement with a group of accredited investors. In addition to the issuance of 13,333,265 shares of common stock, we issued Warrants for the purchase of 9,999,949 shares of common stock. The Warrants have an exercise price of $0.35 per share and a term of five years. We also issued to the accredited investors Equity Unit Warrants for the purchase of 13,333,265 equity units. Each equity unit is comprised of one share of common stock and a warrant for the purchase of 0.75 shares of our common stock. The exercise price of each Equity Unit Warrant is $0.30 per unit. The Equity Unit Warrants must be exercised prior to the 90th trading day following the effective date of the registration statement we are required to file. The warrants for the purchase of common stock that are included in the Equity Unit Warrants have an exercise price of $0.35 per share and a term of five years from the date the Equity Unit Warrants are exercised.

Other Warrants

In February 2006, we issued a warrant to purchase 400,000 shares of our common stock. The warrants were issued to ABM Industries, Inc. in connection with a marketing services agreement. The warrant has an exercise price of $0.40 per share and a term of two years.

In October 2006, we entered into a marketing agreement with ICurie Limited under which we may buy certain lighting components from ICurie. As part of the agreement, we have agreed to issue 500,000 warrants for the purchase of common stock at an exercise price of $0.32 to ICurie. At May 17, 2007, 125,000 of the warrants had vested. In turn, ICurie has agreed to issue options to us to purchase 1.5 million shares of common stock of ICurie. The common stock warrants issued to ICurie and the common stock options issued to us vest over the following schedule:

Vesting Period	% of Warrants / Options Vested
December 31, 2006	25%
December 31, 2007	25%
Upon delivery by ICurie of 100,000 units	25%
Upon delivery by ICurie of 2,000,000 units	25%

The common stock warrants and the common stock options both have an exercise price of $0.32 per share and have a term of five years. If the marketing agreement is terminated by either party, any unvested options or warrants will be terminated.

Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan

Effective September 1, 2005, we implemented the 2005 Plan. Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code, or the Code, stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the board of directors, and consultants. The 2005 Plan is administered by the Compensation Committee of the board of directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of our common stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

As of May 17, 2007, we have issued 5,855,000 Incentive Stock Options and 50,000 Non-Qualified Stock Options under the 2005 Plan. All of the options outstanding, except for the grant of 2,000,000 options on March 9, 2006, vest one-third at the date of grant, and a remaining one-third on each of the first and second anniversaries of the grant. The 2,000,000 options granted on March 9, 2006 vest 50% on the date of grant, with the remaining balance vesting equally on the first, second and third anniversaries of the grant. Pursuant to the terms of Mr. Warshauer’s amended employment agreement, he is entitled to retain 1,333,333 fully vested stock options, which will remain exercisable for three months following the term of his amended employment agreement. The following chart shows the Incentive Stock Options issued by us and currently outstanding, and the exercise price and term of each grant:

Incentive Stock Options
Option Grant Date	# of Shares issued	Exercise Price	Term
September 19, 2005	370,000	$0.87	4 years
October 31, 2005	300,000	0.53	4 years
November 28, 2005	60,000	0.45	4 years
February 21, 2006	705,000	0.32	3 years
February 21, 2006	1,800,000	0.32	5 years
February 28, 2006	50,000	0.29	3 years
March 9, 2006	2,000,000	0.30	5 years
February 9, 2007	570,000	0.37	5 years
	5,855,000

 The date of issuance of the nonqualified stock options was September 19, 2005 and the exercise price per share of each option is $0.87, which was the closing price of our common stock on the date of issuance.

The transfer agent for our common stock is American Stock Transfer and Trust Company of Brooklyn, New York and its telephone number is (718) 921-8206.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and
•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL PROCEEDINGS

As of May 17, 2007, there is no pending litigation against us. To our knowledge, there is not any threatened legal action in connection with our activities, other than the following items:

In February 2007, we received a letter from another corporate entity, alleging that our corporate name infringes rights of that other entity. We dispute these allegations.

In March 2007, we received a letter from another unrelated corporate entity, alleging that certain of our products infringe U.S. patents owned by the other entity. One of our customers received a similar letter, relating to certain products that the customer purchases from us and then resells. We are currently investigating these allegations to assess whether or not any of the allegations could have merit.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by Haynes and Boone, LLP for us and is included as Exhibit 5.1.

EXPERTS

The financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005 included in this prospectus have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, and have been included in reliance upon the report of such firm included herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to Lighting Science Group and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that Lighting Science Group has filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. Lighting Science Group also files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as Lighting Service Group, that file electronically with the Securities and Exchange Commission. More information about us can be found on our website at www.lsgc.com. Information contained on our website should not be considered part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

In accordance with Section 145 of the DGCL, Section 10 of our Amended and Restated Certificate of Incorporation provides “To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of us, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OUR ACCOUNTANTS

Appointment and Ratification of Turner, Stone & Company, LLP

Our Audit Committee appointed the firm of Turner, Stone & Company, LLP as our independent registered public accounting firm on March 31, 2004 for the purpose of expressing an opinion on the financial statements of Lighting Science Group dated December 31, 2003. Although stockholder ratification of the appointment is not required by our bylaws or by any other applicable law, our board of directors and our Audit Committee submitted the appointment of Turner, Stone & Company, LLP to the stockholders for ratification as a matter of good corporate practice at the annual stockholder meeting on August 20, 2004. Such appointment was ratified. Our Audit Committee submitted the appointment of Turner, Stone & Company, LLP as independent auditors of Lighting Science Group for the fiscal year ending December 31, 2005 to the stockholders for ratification at our annual stockholder meeting held on August 22, 2005 and such appointment was ratified. Further, our Audit Committee submitted the appointment of Turner, Stone & Company, LLP as independent auditors of Lighting Science Group for the fiscal year ending December 31, 2006 to the stockholders for ratification at our annual stockholder meeting held on December 21, 2006 and such appointment was ratified.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Lighting Science Group Corporation

We have audited the accompanying consolidated balance sheet of
Lighting Science Group Corporation and subsidiaries (the Company) as of December 31, 2006 and the related consolidated statements of operations, stockholders? equity (deficit) and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company?s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lighting Science Group Corporation and subsidiaries as of December 31, 2006, and the consolidated results of their operations and cash flows for the two years then ended, in conformity with United States generally accepted accounting principle

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
March 19, 2007

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$86,080
Accounts receivable, net of allowance for doubtful accounts of $4,219	110,217
Inventory, net of allowances (Note 5)	432,613
Prepaid expenses and other current assets	1,134,588
Total current assets	1,763,498

PROPERTY AND EQUIPMENT, net (Note 6)	360,031

OTHER ASSETS
Reorganized value in excess of amounts allocable to identifiable assets (Note 3)	2,793,224
Intellectual property, net (Notes 2 and 6)	1,048,483
Proprietary rights agreement, net (Notes 2 and 6)	147,639
Goodwill (Note 2)	154,097
Total other assets	4,143,443

TOTAL ASSETS	$6,266,972

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$344,280
Accrued expenses	270,874
Accrued dividend on 6% Convertible Preferred Stock	54,814
Line of credit (Note 7)	2,044,948
Note payable - related party - current portion (Note 9)	81,250
Total current liabilities	2,796,166

OTHER LIABILITIES
Note payable - related party - long-term portion (Note 9)	62,500
Liability under derivative contracts (Note 10)	6,290,191
Total other liabilities	6,352,691

TOTAL LIABILITIES	9,148,857

COMMITMENTS AND CONTINGENCIES (Note 12)

6% CONVERTIBLE PREFERRED STOCK, $.001 par value, 2,656,250 shares authorized, 2,065,653 shares issued and outstanding, liquidation value of $6,610,089 (Note 10)	2,173,181

STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock, $.001 par value, 495,000,000 shares authorized, 64,644,026 shares issued and outstanding	64,644
Additional paid-in-capital	16,441,942
Accumulated Deficit	(21,561,652)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(5,055,066)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,266,972

The accompany notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2006	Year Ended December 31, 2005
Revenue	$436,172	$72,564
Cost of goods sold	(350,724)	(33,110)
Gross margin	85,448	39,454

Operating expenses
Selling, general and administrative	1,826,802	1,823,020
Compensation and related expenses	2,661,835	1,976,549
Professional fees	724,567	1,627,684
Directors fees	448,030	294,445
Depreciation and amortization	507,805	487,766
Total operating expenses	6,169,039	6,209,464

Operating loss	(6,083,591)	(6,170,010)

Other income/(expense)
Interest income	15,834	72,732
Interest expense	(550,839)	(77,697)
Other, net, primarily change in fair value of the
liability for derivative contracts	(3,134,427)	3,069,638
Total other income/(expense)	(3,669,432)	3,064,673

Net loss	(9,753,023)	(3,105,337)

Dividend on 6% Convertible Preferred Stock and
accretion of preferred stock redemption value (Note 10)	1,649,513	1,202,901

Net loss applicable to common stock	$(11,402,536)	$(4,308,238)

Basic net loss per weighted average common share	$(0.20)	$(0.08)

Weighted average number of common shares outstanding	57,837,532	53,807,907

The accompany notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Stock Subscriptions Receivable	Additional Paid In Capital	Accumulated Deficit	Total

Balance December 31, 2004	533,333	$533	51,297,256	$51,297	$(26,000)	$8,229,648	$(4,180,193)	$4,075,285

Issuance of common stock in private placement	-	-	83,333	83	-	9,917	-	10,000

Issue of common stock in payment of operating expenses	-	-	839,968	841	-	579,671	-	580,512

Issue of common stock pursuant to conversion of outstanding preferred stock, cumulative dividends on preferred stock and certain notes payable	(533,333)	(533)	3,254,034	3,254	-	3,610,488	(1,670,685)	1,942,524

Fair value of a warrant issued for payment of operating expenses	-	-	-	-	-	290,000	-	290,000

Recording of expense for stock options issued during the year	-	-	-	-	-	111,109	-	111,109

Receipt of amounts due under share subscription agreements	-	-	-	-	26,000	-	-	26,000

Net loss	-	-	-	-	-	-	(4,308,238)	(4,308,238)

Balance December 31, 2005	-	$-	55,474,591	$55,475	$-	$12,830,833	$(10,159,116)	$2,727,192

Conversion of 6% Convertible Preferred Stock to common stock	-	-	781,250	781	-	122,089	-	122,870

Issue of common stock in payment of operating expenses	-	-	7,333,457	7,334	-	1,918,678	-	1,926,012

Issue of common stock to settle dividends on the 6% Convertible Preferred Stock	-	-	1,192,952	1,193	-	300,778	-	301,971

Issue of common stock upon the exercise of warrants	-	-	217,422	217	-	65,009	-	65,226

Conversion of advances from director to common stock	-	-	6,854	7	-	2,049	-	2,056

Cancellation of common stock	-	-	(362,500)	(363)	-	363	-	-

Fair value of a warrant issued for payment of operating expenses	-	-	-	-	-	368,698	-	368,698

Stock option expense recorded during the year	-	-	-	-	-	784,943	-	784,943

Fair value of derivatives exercised or converted during the year	-	-	-	-	-	48,502	-	48,502

Net loss	-	-	-	-	-	-	(11,402,536)	(11,402,536)

Balance December 31, 2006	-	$-	64,644,026	$64,644	$-	$16,441,942	$(21,561,652)	$(5,055,066)

The accompany notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006	Year Ended December 31, 2005
OPERATING ACTIVITIES
Net loss	$(11,402,536)	$(4,308,238)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	507,805	487,766
Loss on disposal of assets	-	97,155
Non-cash stock option compensation expense	784,943	111,109
Expenses paid by issuance of common stock	1,926,012	580,512
Non-cash accrual of interest to related party	-	25,670
Forgiveness of accrued interest due to related party	-	(250,000)
Fair value adjustment to liabilities under derivative contracts	3,134,127	(3,907,649)
6% Convertible Preferred Stock dividends settled by issuance of common stock	301,971	-
Accretion of 6% convertible preferred stock redemption value	1,245,504	927,677
Expenses paid by issuance of common stock warrants	368,698	290,000
Conversion of interest accrued to preferred stock	-	24,086
Changes in:
Accounts receivable	(100,442)	(8,634)
Inventory	184,905	(603,748)
Prepaid expenses	(1,004,109)	33,060
Accounts payable	96,311	207,333
Accrued expenses and other liabilities	110,402	197,387
Security deposits	-	27,215
Net cash used by operating activities	(3,846,409)	(6,069,299)

INVESTING ACTIVITIES
Purchase of property and equipment	(157,968)	(155,247)
Net cash used by investing activities	(157,968)	(155,247)

FINANCING ACTIVITIES
Loans from directors and officers	32,056	476,000
Repayment of loans from directors and officers	(30,000)	(200,000)
Principal payment on note payable to related parties	(6,250)	(25,000)
Proceeds from draws on line of credit	2,044,948	-
Proceeds from exercise of common stock warrants	65,226	-
Proceeds from issuance of 6% Convertible Preferred Stock, net of issuance costs	-	6,935,000
Proceeds from private placement, net of issuance costs	-	36,000
Net cash provided by financing activities	2,105,980	7,222,000

Net increase (decrease) in cash	(1,898,397)	997,454
Cash at beginning of year	1,984,477	987,023
Cash at end of year	$86,080	$1,984,477

Interest paid	$45,955	$3,011

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common Stock issued in settlement of note payable and accrued interest to related party	$-	$1,942,524
Reduction of accrued interest on note to related party	$-	$250,000
Conversion of loans from directors and officers to 6% Convertible Preferred Stock	$-	$276,000
Conversion of loans from directors and officers to Common Stock	$2,056	$-
Exchange of Series A Preferred Stock for Common Stock	$-	$3,670,685
Proceeds from issuance of 6% Convertible Preferred Stock to Liability under Derivative Contracts	$-	$6,935,000
Preferred stock dividends paid and deducted in arriving at Net Loss	$108,227	$215,269

The accompany notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Lighting Science Group Corporation (the “Company”) is a Delaware corporation organized in June 1988. The Company’s wholly owned subsidiaries during the periods were Americare Management, Inc. and LSGC LLC, an 80% owned joint venture. Neither Americare Management, Inc. nor LSGC LLC had significant operations during the periods covered by these financial statements. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

With its acquisition of certain intellectual property rights on June 1, 2004 (see Note 2), the Company entered the field of solid state lighting. The Company designs, assembles and markets products for the commercial, industrial and consumer lighting markets. The Company has formed strategic alliances with a major parking facilities operator and a financial advisory services firm to target municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as customers and partners for the Company’s products.

On or about August 20, 2002, the Company filed a voluntary petition seeking debtor-in-possession status for relief under Chapter 11 of the United States Bankruptcy Code. During the summer of 2003, the Company filed a Disclosure Statement and Plan of Reorganization (collectively, the “Plan”) that was confirmed by the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division (the “Court”) on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the Plan, the holder of the Series A Preferred Stock, Match, Inc. (“Match”), a related party, agreed to waive its rights, including its voting and conversion rights, and the creditors of the Company received an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the Plan - the exchange of debt for greater than 50% of the equity in the restructured entity - qualified the Company to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position (“SOP”) 90-7 - Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

During the year ended December 31, 2006, the company was no longer considered to be in the development stage. Since September 23, 2003, it has reported as a development stage company.

Summary of Significant Accounting Policies

Since the Chapter 11 bankruptcy filing, the Company has applied the provisions in SOP 90-7 which does not change the application of generally accepted accounting principles in the preparation of financial statements. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish between transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less at date of purchase are carried at cost, which approximates fair value, and are considered to be cash equivalents.

The Company maintains balances in cash accounts which could exceed federally insured limits. The Company has not experienced any losses from maintaining balances in such cash accounts in excess of federally insured limits of $100,000. Management believes that the Company does not have significant credit risk related to its cash accounts.

Inventories

Inventories, which consist of raw materials and components, work-in-process and finished lighting products, are stated at the lower of cost or market with cost being determined on a first-in, first-out basis. Deposits paid to contract manufacturers and raw material and components suppliers related to future purchases are also classified in inventory in the consolidated balance sheet.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of debt guarantee fees paid to the guarantors of the line of credit obtained by the Company (see Note 7), rent and prepaid insurance. The guarantee fees are being amortized over the one-year term of the line of credit and recorded as interest expense in the consolidated statements of operations. Other prepaid expenses are amortized over the period during which the service is provided or the length of the specific contract.

Property and equipment

Property and equipment are carried at depreciated cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from two to five years.

Depreciation expense was $93,272 and $73,233 for the years ended December 31, 2006 and 2005, respectively.

Other assets

Other assets consist of acquisition-related intangible assets and an intangible asset arising upon the Company’s emergence from bankruptcy.

Acquisition-related intangible assets
The acquisition of the stock of Lighting Science, Inc. on June 1, 2004 necessitated an allocation of the purchase price among the assets of the acquired company. An independent valuation firm was engaged by the Company to perform this allocation (Note 2). At the date of acquisition, Lighting Science, Inc. had recorded no tangible assets.

Intellectual property, which includes, but is not limited to, provisional patents, copyrights, intellectual assets and proprietary know-how, was recorded effective June 1, 2004 as a part of the allocation of the purchase price of Lighting Science, Inc. The intellectual property is being amortized over twenty years beginning June 1, 2004.

Amortization expense related to intellectual property was $60,200 for each of the years ended December 31, 2006 and 2005.

The proprietary rights agreement between the Company and Fredric Maxik (the Company’s chief technology officer and the developer of the technology acquired by the Company), ensures that all intellectual property related to LED lighting created and/or developed by Maxik during his employment and for some period thereafter shall be assigned to the Company as well as precluding Maxik from competing with or providing services for entities in competition with the Company or that have technology similar to the Company for a period of time following his employment termination with the Company. This Agreement was recorded effective June 1, 2004, as part of the purchase price of Lighting Science, Inc. This asset is being amortized over three years, which is the period covered by the agreement.

Amortization expense related to the proprietary rights agreement was $354,333 for each of the years ended December 31, 2006 and 2005.

Reorganization Value
As a result of the terms of the Plan, $2,793,224 is reflected as reorganization value in excess of amounts allocable to identifiable assets on the consolidated balance sheet. The circumstances giving rise to this presentation were created by a provision in the Plan that preserved the secured claim of Match (see Note 10). Match, an entity controlled by Ronald E. Lusk, the Company’s chairman, agreed to the reaffirmation of its debt. As a result of this reaffirmation, which is part of the confirmation of the Plan, an offsetting entry to the reorganization value was recorded. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 - Goodwill and Other Intangible Assets, the reorganization value is treated the same as goodwill and is not amortized.

Impairment
The Company evaluates the carrying value of its long-lived assets and identifiable intangibles when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant.

Based upon its internal review as of September 30, 2006, the Company has determined that no impairment to the Company’s intangible assets has occurred.

Financial Instruments

The Company has issued certain preferred stock and warrants, the terms of which qualify these financial instruments under SFAS 133 - Accounting for Derivative Instruments and Hedging Activities, as derivatives. Such derivatives have not been designated as hedging instruments. Accordingly, all derivatives are recorded at fair value on the consolidated balance sheet and changes in the fair value of such derivatives are recorded in operations each period and are reported in Other Income (Expense).

The Company issued warrants for the purchase of common stock as compensation for providing bridge loans to the Company in 2005. In December 2006, the Company offered to adjust the terms of the warrants as described in Note 9. Accordingly, the Company has recorded these warrants at their fair value on the consolidated balance sheet and changes in the fair value of such warrants are recorded in operations each period and are reported in Other Income (Expense), in accordance with SFAS 123 (R).

Revenue

Product sales are recorded when the products are shipped and title passes to customers. Where sales of product are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met.

As of the date of this report, the Company has no reason to believe that an allowance for material product returns is necessary.

Revenue is not recognized on the shipment of products to customers under shared savings programs. Under shared savings programs, the Company recognizes revenue over the useful life of the lights based on the agreed sharing of electricity savings. Lights shipped to customers under shared savings agreements are classified as property and equipment on the Company’s consolidated balance sheet and are depreciated over the estimated useful life of the lights.

Research and Development

The Company expenses all research and development costs, including amounts for design prototypes and modifications made to existing prototypes, as incurred, except for prototypes that have alternative future uses. All costs incurred for building of production tooling and molds are capitalized and amortized over the estimated useful life of the tooling set or molds. The Company has recorded research and development costs of $1,147,122 and $1,045,162 for the years ended December 31, 2006 and 2005, respectively, in selling, general and administrative expenses in the consolidated statements of operations.

Stock Based Compensation

On July 6, 2005, the Board of Directors of the Company adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan (the "2005 Plan") and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. Further amendments to the 2005 Plan were approved at the annual shareholders meeting in December 2006. Effective with adoption of the plan, the Company adopted the fair value method of accounting for employee stock compensation cost pursuant to SFAS No. 123 (R) - Share-Based Payment. Accordingly, compensation cost is based on the fair value of options or other equity instruments measured at the date of grant and compensation cost is charged to operations over the expected service period.

Income taxes

The Company employs the asset and liability method in accounting for income taxes pursuant to SFAS No. 109 - Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

Earnings per share

Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the periods plus the number of incremental shares of common stock contingently issuable upon the conversion of the preferred stock and the exercise of warrants and stock options. No effect has been given to the assumed conversion of the preferred stock or the exercise of warrants or stock options because the effect would be anti-dilutive. See Notes 10 and 11.

Comparative Consolidated Financial Statements

Certain amounts in the comparative consolidated financial statements have been reclassified from financial statements previously presented to conform to the presentation of the 2006 consolidated financial statements.

NOTE 2: ACQUISITION OF LIGHTING SCIENCE, INC.

On June 1, 2004, the Company acquired 100% of the outstanding common stock of Lighting Science, Inc., a Delaware corporation based in Las Vegas, Nevada, which owned certain intellectual property related to the design and development of an ODL light bulb. The Company acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John Collingwood in exchange for 4,796,276 shares of the Company’s common stock and the Company’s obligation to issue up to an additional 4,499,965 shares of the Company’s common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004.

The Company accounted for the acquisition as a purchase using the accounting standards established by SFAS No. 141 - Business Combinations, and No. 142 - Goodwill and Other Intangible Assets.

The estimated fair values, as determined by an independent valuation firm, of assets acquired and liabilities assumed at June 1, 2004 are set out in the schedule below:

Cash	$10,000
Intellectual property	1,204,000
Proprietary rights agreement	1,063,000
Goodwill	154,097
Total assets acquired		$2,431,097
Note payable assumed		(200,000)
Net assets acquired		$2,231,097

NOTE 3: FRESH-START ACCOUNTING

The Court confirmed the Company’s Plan (Note 1) on September 16, 2003, and the Plan became effective as of September 26, 2003. It was determined that the Company’s reorganization value, computed immediately before the effective date, was $2,793,502, which consisted of the following:

Cash	$278
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224
Deferred tax assets comprised of $57,000,000 of net operating loss carry-forwards	19,400,000
Valuation allowance against above deferred tax assets	(19,400,000)
Reorganization value	$2,793,502

The Company adopted fresh-start reporting because holders of existing voting shares immediately before filing and confirmation of the Plan retained less than 50% of the voting shares of the emerging entity, and its reorganization value was less than its post-petition liabilities and allowed claims.

NOTE 4: FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 - Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments.

Cash and cash equivalents, accounts receivable, notes and accounts payable, amounts due under the line of credit, accrued expenses and other current liabilities are carried at book value amounts which approximate fair value due to the short-term maturity of these instruments. As discussed in Note 10, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments and are recorded at market. As discussed in Note 9, the Company has applied variable accounting to the warrants issued to certain directors and officers. These warrants have been recorded at fair value.

NOTE 5: INVENTORY

At December 31, 2006, inventory is comprised of the following:

December 31, 2006
Deposits paid to contract manufacturers	$31,878
Raw materials and components	255,767
Finished goods	144,968
$432,613

At December 31, 2006 the Company provided an allowance for the decline in market value of certain raw materials and components of approximately $140,000, which is netted against the balance of raw materials and components in the table above.

NOTE 6: PROPERTY, EQUIPMENT AND OTHER ASSETS

Property and equipment consists of the following:

December 31, 2006
Leasehold improvements	$5,526
Office furniture, fixtures and telephone equipment	97,072
Computer equipment	113,249
Test equipment	94,989
Tooling and molds	200,414
Total property and equipment	511,250
Accumulated depreciation	(151,219)
$360,031

At December 31, 2006, the Company had no shared savings program agreements under which lights or fixtures have been recorded as property and equipment on the consolidated balance sheet.

Intellectual property consists of the following:

December 31, 2006
Intellectual property	$1,204,000
Accumulated amortization	(155,517)
$1,048,483

Proprietary rights agreement consists of the following:

December 31, 2006
Proprietary rights agreement	$1,063,000
Accumulated amortization	(915,361)
$147,639

The estimated amortization expense for the next five years ended December 31 for the intangible assets listed above is as follows:

	Amortization Expense
Year ended	Intellectual Property	Proprietary Rights Agreement
2007	$60,200	$147,639
2008	$60,200	-
2009	$60,200	-
2010	$60,200	-
2011	$60,200	-

NOTE 7: LINE OF CREDIT

On June 29, 2006, the Company entered into agreements with one of its banks to obtain a $2,000,000 line of credit. On December 29, 2006, the Company increased the total amount of the line of credit to $2,300,000. Amounts due under the line of credit are guaranteed by a group of directors and shareholders of the Company (the “Guarantors”). The amount of the line of credit available for use by the Company at any point in time will be equal to the aggregate value of guarantees that have been negotiated between the bank and the guaranteeing directors and shareholders at that time. At December 31, 2006, the Guarantors had provided guarantees for $2,187,500 of the line of credit. The total amount of the line of credit drawn at December 31, 2006 was $2,044,948.

The line of credit has a term of one year and provides for monthly payments of interest only at prime plus 1%. The Company also entered into a Security and Pledge Agreement with the bank on June 29, 2006 which gives the bank a general security interest in all of the Company’s personal property assets.

As consideration for providing guarantees and enabling the Company to obtain the line of credit, the Company issued common stock and warrants for the purchase of common stock of the Company to the Guarantors. In September 2006, the Company issued 3,125,000 shares of common stock and 1,875,000 warrants for the purchase of shares of common stock to the Guarantors. The warrants have an exercise price of $0.30 per common share and have a five year term. The fair value of the warrants issued to the Guarantors was $241,985. The value of the common stock issued to the Guarantors is $937,500. At December 31, 2006, the Company accrued the fair value of an additional 187,500 warrants to be issued to those Guarantors that had provided additional guarantees for the increase in the line of credit. These warrants were issued in January 2007. The fair value of the common stock and the warrants issued to the Guarantors has been recorded as a prepaid expense and will be amortized over the term of the line of credit. During the year ended December 31, 2006, $480,202 was recognized as an expense in the consolidated statement of operations.

NOTE 8: INCOME TAXES

The Company accounts for corporate income taxes in accordance with SFAS No. 109 - Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as set forth below in the period that includes the enactment date.

Other than the deferred tax asset relating to the Company’s net operating losses, which totaled approximately $25,000,000 at December 31, 2006, and which has been fully offset by a valuation allowance, the Company does not have any other significant deferred tax assets or liabilities. The Company has recorded a change in the valuation allowance of $1,800,000 and $2,300,000 for the years ended December 31, 2006 and 2005, respectively. The net operating loss carryforwards are available to offset future taxable income of the Company. These net operating losses expire from 2008 through 2020. The cumulative change in the fair value under derivative contracts of approximately $(773,522) (Note 10) has been treated as a permanent difference to calculate the total net operating losses available for carryforward to offset future periods’ taxable income.

Benefits realized in future periods from the application of net operating losses incurred prior to September 26, 2003 of $19,400,000 will first reduce reorganization value in excess of amounts allocable to identifiable assets until exhausted and, thereafter, will be credited to additional paid in capital. Any benefits realized in future periods from net operating loss carryforwards generated after September 26, 2003 ($5,600,000 at December 31, 2006) will be recorded as a tax benefit in the consolidated statement of operations.

NOTE 9: NOTES PAYABLE - RELATED PARTIES

Match Loan

The Company was obligated under the terms of a line of credit agreement to Match outstanding in the amount of $1,851,299 in principal and $341,226 in accrued interest at March 31, 2005.

The Company entered into an agreement with Match on April 12, 2005, under which Match agreed to reduce the accrued interest by $250,000 and exchange the debt for common stock at the exchange ratio of $1.725 per share. On May 5, 2005, the debt to Match of $1,851,299 plus $91,226 of accrued interest was exchanged for common stock. The reduction in accrued interest was recorded in other income/ (expense) during May 2005. As a result of these transactions, the total of $1,942,525 due on the line of credit was exchanged for 1,126,101 shares of common stock of the Company on May 5, 2005.

Note to Phibian S Trust

Upon the acquisition of Lighting Science, Inc. the Company owed a balance of $200,000 to Phibian S Trust of which the remaining balance of $143,750 is recorded as follows:

December 31, 2006
Notes payable - related party - current portion	$81,250
Notes payable - related party - long-term portion	62,500
$143,750

The Phibian S Trust is a trust for the benefit of the children of Fredric Maxik, the chief technology officer of the Company. Currently, Mr. Maxik exercises no control over the trust, and has informed us that he disclaims all beneficial ownership in the trust. The note was issued by Lighting Science, Inc. to the trust in exchange for the assignment of certain provisional patents and intellectual property that formed the basis for the acquisition of Lighting Science, Inc. by the Company. The Company is obligated to pay the principal by making 36 equal monthly installments beginning on the fifteenth day of the month following the first full month that the Company begins generating revenue in the amount of $10,000 or more, as determined in accordance with generally accepted accounting principles. As an accommodation to the trust and in anticipation of near-term sales in excess of $10,000 per month, the Company made advance payments to the trust on this note in the amount of $25,000 in October 2004 and $25,000 in May 2005. This note provides for no interest. However, under generally accepted accounting principles, an amount of interest should have been imputed. Such amount was not material.

The Company first recorded revenues of more than $10,000 in August of 2005. As the $50,000 prepayment noted above related to approximately nine months of regular installment payments, the Company was to begin paying regular installment payments against the loan in June 2006.

The trust agreed to defer any installment payments otherwise due to it during the period June 2006 through November 2006, until November 30, 2006. In return for the deferral of the installment payments, the Company has agreed to convert the note to an interest bearing note. Beginning November 30, 2006, the Company will make twenty-four monthly installment payments of $6,250 each. The note will bear interest at 10% beginning on July 15, 2006. Interest payments will be made on the note semi-annually, with the first payment due in December 2006.

Loans from Directors and Officers

During the first and second quarters of 2005, members of the board of directors and certain officers of the Company (the “Lender” or “Lenders”) agreed to loan the Company an aggregate of $476,000 on a short-term basis, of which $220,000 was received as of March 31, 2005 and the remaining $256,000 was received in the quarter ended June 30, 2005. Under the terms of the notes issued by the Company to each Lender, the Company: (i) paid interest to each Lender at a rate of 9.50% per annum; (ii) paid a 10% commitment fee to each Lender and (iii) issued warrants to the Lenders for a total of 476,000 shares of common stock to be purchased at an exercise price of $1.50 per share. The principal and interest on the notes were due on May 30, 2005. A total of $300,086 of such loans, including accrued interest and commitment fees of $24,086, were converted to 6% Convertible Preferred Stock in the private placement of preferred stock (Note 10) and the remaining $200,000 of such loans and accrued interest and commitment fees thereon were repaid from proceeds of the May 2005 private placement.

In December 2006, the Company offered to adjust the price of the warrants issued to the Lenders to $0.30 per share if the Lenders agreed to exercise the warrants currently. If the warrants were not exercised currently, the exercise price would remain $1.50 per share. At December 31, 2006, 130,000 warrants had been exercised. In accordance with SFAS 123 (R), the Company recorded the then fair value of the unexercised warrants on the consolidated balance sheet with the change in such fair value being recorded in Other Income (Expense) in the Consolidated Statement of Operations.

In August 2006, a Director of the Company, advanced $30,000 to the Company.  Interest was paid on the loan at Prime Rate plus 1%.  The loan was repaid in November 2006. In December 2006, another Director of the Company advanced the Company $2,056. The advance was converted to common stock at December 31, 2006.

NOTE 10: PREFERRED STOCK

Exchange of Series A Preferred Stock held by Match for Common Stock

On April 12, 2005 the Company announced that the Company and Match had negotiated the exchange of the 533,333 shares of Series A Preferred Stock held by Match and the Match debt (See Note 9) into common stock of the Company at a exchange ratio of $1.725 per share that was approximately 15% in excess of the market price of the stock at the date the exchange was proposed, resulting in fewer shares being issued to Match than would have been issued had the then current market price of the stock been used.

The Series A Preferred Stock, owned by Match at the date of the exchange, carried cumulative dividends of $0.30 per annum per share. The cumulative unpaid dividend with respect to the Series A Preferred Stock was $1,680,000 as of March 31, 2005, resulting in a total liquidation preference of $3,680,000 as of that date. However, for purposes of the exchange calculation, the amount of $1,670,685 was used to reflect the unpaid dividend on the date the exchange ratio of $1.725 per share was determined. This adjustment produced the slightly smaller liquidation value of $3,670,685 and this amount was used to record the dividend as a charge to accumulated deficit on the consolidated balance sheet. Thus, the Series A Preferred Stock owned by Match and the accumulated dividend thereon was exchanged for 2,127,933 shares of common stock on May 5, 2005. The accumulated dividend was recorded as an increase of the deficit in May 2005.

Private Placement with Institutional and Accredited Investors

On May 12, 2005, the Company closed on a private placement with a group of institutional and accredited investors, including certain officers and directors of the Company, for the sale of 2,260,966 shares of the Company’s 6% Convertible Preferred Stock (the “6% Convertible Preferred Stock”) along with warrants to purchase additional shares of the Company’s common stock. The 6% Convertible Preferred Stock was priced at $3.20 per share, and the Company received proceeds of $7,235,086 of which $276,000 represented conversion of officer and board member loans and $24,086 represented accrued interest and commitment fees thereon. Initially, each share of 6% Convertible Preferred Stock is convertible at any time at the election of the holder at $0.80 per share into four shares of common stock, subject to full ratchet anti-dilution adjustments.

During the year ended December 31, 2006, 195,313 shares of 6% Convertible Preferred Stock were converted by the holders to common stock of the Company. At December 31, 2006, 2,065,653 shares of 6% Convertible Preferred Stock remained outstanding.

The 6% Convertible Preferred Stock ranks ahead of the common stock of the Company upon liquidation of the Company. The 6% Convertible Preferred Stock also ranks ahead of the common stock with respect to the payment of dividends. The dividend rate on the 6% Convertible Preferred Stock is $0.192 per share per annum (6% effective yield) and such dividends are fully cumulative, accruing, without interest, from the date of original issuance of the 6% Convertible Preferred Stock through the date of redemption or conversion thereof. The Company must redeem any outstanding 6% Convertible Preferred Stock on May 10, 2010.

Initially, the warrants were exercisable at the election of the holder into a total of 6,782,889 shares of common stock at an initial exercise price of $0.96 per share (also subject to adjustment pursuant to anti-dilution provisions) on either a cash or cashless exercise basis. The warrants expire five years from the date of issuance.

On June 6, 2006, the Company agreed to amend the terms of the then outstanding 6% Convertible Preferred Stock and the warrants issued to purchasers of the 6% Convertible Preferred Stock . The Company agreed to adjust the conversion price of the 6% Convertible Preferred Stock then outstanding to $0.50 per common share compared to the original conversion price of $0.80 per common share. This adjustment resulted in an increase in the total number of shares of common stock that may be required to be issued by the Company in the future to holders of the 6% Convertible Preferred Stock from 8,262,612 shares to 13,220,180 shares. The Company also agreed that, at December 31, 2006, it would further adjust the conversion price of the then outstanding 6% Convertible Preferred Stock to $0.30 per common share from the current exercise price of $0.50 if the then current market price of the Company’s common stock (as defined in the agreement) was less than $0.50 per common share. As the current market price did not exceed $0.50 per share at December 31, 2006, the conversion price of the outstanding 6% Convertible Preferred Stock was further adjusted to $0.30 per common share at December 31, 2006, the total number of shares of common stock that may be required to be issued by the Company also increased from 13,220,180 common shares to 22,033,627. The Company has filed a registration statement with the Securities and Exchange Commission covering the 22,033,627 shares that may be required to be issued. The registration statement was declared effective on July 14, 2006.

On June 6, 2006, the Company also agreed to amend the terms of the warrants issued to the purchasers of the 6% Convertible Preferred Stock. The Company agreed to immediately adjust the exercise price of the 6,782,889 outstanding warrants from $0.96 per common share to $0.30 per common share. The adjustment of the terms of these warrants does not change the total number of common shares that the Company may be required to issue in the future to holders of the warrants. Subsequent to the adjustment of the exercise price of the warrants, a holder of warrants exercised its warrants to purchase 23,438 common shares.

Pursuant to SFAS 133 and EITF No. 00-19, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments. Accordingly, the fair value of these derivative instruments has been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the 6% Convertible Preferred Stock. Such discount is being accreted from the date of issuance to the redemption date of the 6% Convertible Preferred Stock and totaled $1,245,504 and $927,677 for the years ended December 31, 2006 and 2005, respectively. The change in the fair value of the liability for derivative contracts totaled $3,134,127 and $(3,907,649) for the years ended December 31, 2006 and 2005, respectively, and has been credited to Other income/(expense) in the consolidated statements of operations.

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company’s derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate. The assumptions used in this model to estimate fair value of each derivative instrument and the resulting value of the derivative liability as of December 31, 2006 are as follows:

	Warrants	Embedded conversion feature associated with the 6% Convertible Preferred Stock
Exercise/Conversion Price	$0.30	$0.30
Fair Value of the Company’s Common Stock	$0.42	$0.42
Expected life in years	3.4	3.4
Expected volatility	75%	75%
Expected dividend yield	0.0%	0.0%
Risk free rate	5.31%	5.31%
Calculated fair value per share	$0.27	$0.27

The 6% Convertible Preferred Stock is Mandatorily Redeemable Preferred Stock as defined by SFAS 150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and would also qualify as “Preferred Stocks Subject to Mandatory Redemption Requirements or Whose Redemption is Outside the Control of the Issuer” as defined by Accounting Series Release (“ASR”) No. 268 - Redeemable Preferred Stocks. The conversion feature associated with the 6% Convertible Preferred Stock is not a nonsubstantive or minimal feature and therefore the provisions of ASR No. 268 have been applied in classifying the 6% Convertible Preferred Stock separate from Stockholders’ Equity (Deficit).

The Company incurred cash expenses totaling $700,859 related to this transaction which were charged to other income/ (expense) in the consolidated statement of operations during the three months ended June 30, 2005. Additionally, the Company issued warrants to purchase a total of 639,844 shares of the Company’s common stock at an initial exercise price of $1.50 per share (also subject to adjustment pursuant to anti-dilution provisions) to the firms which acted as the placement agent and as financial advisor for this transaction. The warrants expire five years from the date of issuance. The fair value of these warrants totaled $290,000 and such amount was charged to other income/ (expense) and credited to Additional Paid-In Capital during the three months ended June 30, 2005. In December 2006, 63,984 warrants were exercised by the holder after the Company offered to adjust the exercise price of the warrants to $0.30 per share.

NOTE 11: STOCKHOLDERS’ EQUITY

Equity Based Compensation Plan

Effective September 1, 2005, the Company implemented the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the "Code"), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company's stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

The Company issued 4,555,000 and 730,000 Incentive Stock Options to employees and directors during the years ended December 31, 2006 and 2005, respectively, and 50,000 Non-Qualified Stock Options to a consultant under the 2005 Plan during the year ended December 31, 2005. A portion of such options vest on the date of issuance, with the balance vesting over a period of two to three years.

The fair value of the options is determined by using a Black-Scholes pricing model that includes the following variables: 1) exercise price of the instrument, 2) fair market value of the underlying stock on date of grant, 3) expected life, 4) estimated volatility, 5) expected dividend yield and 6) the risk-free interest rate. The Company utilized the following assumptions in estimating the fair value of the options granted during 2006 and 2005:

Exercise price	$0.87 - $0.30
Fair market value of the underlying stock on date of grant	$0.87 - $0.30
Option term	3.0 years - 5.0 years
Estimated volatility	75%
Expected dividend yield	0.0%
Risk free rate	4.88% - 3.75%
Calculated fair value per share	$0.41 - $0.17

As noted previously, the Black-Scholes model was not developed for use in valuing employee stock options, but was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because changes in the subjective assumptions can materially affect the fair value estimate, and because employee stock options have characteristics significantly different from those of traded options, the use of the Black-Scholes option pricing model may not provide a reliable estimate of the fair value of employee stock options. For purposes of this calculation, the Company has utilized the simplified method specified in Staff Accounting Bulletin No. 107 for estimating the expected life in years of the options. Under this approach, the expected term is presumed to be the mid-point between the vesting date and the end of the contractual term. The Company has estimated volatility of its stock based on the historical volatility of the Company’s common stock. The Company has estimated the future volatility of its common stock based on the actual volatility of its common stock over the past year.

The fair value of the options issued during the years ended December 31, 2006 and 2005 totaled $897,870 and $226,324, respectively. The amount recorded in operating expense in the consolidated statements of operations based on service conditions and vesting were $784,943 and $111,109 for the years ended December 31, 2006 and 2005, respectively.

A summary of the option awards under the Company’s 2005 Plan as of December 31, 2006 and changes during the year then ended is presented below:

Stock Options	Shares	Weighted Average Exercise Price
Outstanding and exercisable, beginning of year	680,000	$0.71
Granted	4,555,000	0.31
Exercised	-	-
Forfeited	(605,000)	($0.40)

Outstanding and exercisable, end of year	4,630,000	$0.36

Options vested at end of year	2,073,333	$0.35

Weighted average fair value of options granted during the year ended December 31, 2006	$0.25

At December 31, 2006, the average remaining term for outstanding stock options is 3.0 years.

A summary of the status of non-vested shares under the Company’s 2005 Plan as of December 31, 2006, and changes during the year then ended is presented below:

Non-vested Stock Options	Shares	Weighted Average Grant Date Fair Value
Non-vested at beginning of year	420,000	$0.34
Granted	4,555,000	$0.25
Vested	(2,048,333)	($0.27)
Forfeited	(370,000)	($0.20)

Non-vested at end of year	2,556,667	$0.25

As of December 31, 2006, there was a total of $228,116 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of shares vested during the year ended December 31, 2006, was $528,717. Note that this disclosure is provided in the aggregate for all awards that vest based on service conditions. There were no grants to officers, employees or directors during the periods of awards subject to performance vesting.

During the three month period ended March 31, 2006, the Company granted 500,000 common stock options to a consultant, subject to the consultant meeting certain performance measures over the two year term of its contract. If the performance criteria under the option grant are not met, no options will be issued to the consultant. In accordance with SFAS 123(R), no compensation expense has been included related to this stock option grant as the measurement date cannot be determined and no disincentive for non-performance exists in the contract.

Warrants for the Purchase of Common Stock

At December 31, 2006, the Company has issued the following warrants for the purchase of common stock:

Warrant Holder	Reason for Issuance	No. of common shares	Exercise Price	Expiry date
Line of Credit Guarantors (Note 7)	Financing guarantees	1,875,000	$0.30	September 22, 2011
6% Convertible Preferred stockholders (Note 10)	Private Placement	6,759,451	$0.30	May 10, 2010
Financial advisors (Note 10)	Private Placement	575,860	$1.50	May 10, 2010
Giuliani Capital Advisors	Advisory services	1,650,000	$0.60	February 14, 2010
The Equity Group	Consulting services	750,000	$0.80	February 10, 2010
ICurie	Marketing Agreement	500,000	$0.32	September 13, 2011
Officers and Directors (Note 9)	Bridge Financing	346,000	$1.50	April 20, 2010
ABM Industries Inc.	Marketing services	400,000	$0.40	March 2, 2008
Total		12,856,311

At December 31, 2006, other then the warrants issued to ICurie, all warrants are fully vested. The warrants issued to ICurie vest on the following basis:

Vesting Criteria	% of Warrants to vest
December 31, 2006	25%
December 31, 2007	25%
Upon delivery by ICurie of 100,000th unit	25%
Upon delivery by ICurie of 2,000,000th unit	25%

In accordance with the Marketing Agreement with ICurie, the Company has received from ICurie options to purchase 1,500,000 shares of common stock of ICurie. The vesting schedule for the options received by the Company is the same as the vesting schedule for the warrants that it has issued to ICurie. The strike price of the options is $0.32 per share and the term of the options is five years. At December 31, 2006, the Company has recorded a valuation allowance against the full value of the stock options recorded in its accounts.

NOTE 12: COMMITMENTS AND CONTINGENCIES

Leased office space

The Company occupies office space that is leased by an institutional shareholder of the Company for approximately $10,000 per month under a month to month agreement. The Company has leased space in Sunrise, Florida for its research and development and product assembly activities through January 2007 for approximately $2,500 per month. The Company also leases space in Hong Kong and storage space in Dallas, Texas on a month-to-month basis at a total rate of approximately $650 per month.

From time to time, the Company may become involved in lawsuits or other legal proceedings through the ordinary course of operating its business. The Company does not believe these actions will have a material effect on its consolidated financial statements.

Executive Compensation

As of December 31, 2006, the Company was obligated under the terms of employment contracts for three of its executives. The terms of the contracts generally range between one and three years, and provide for annual salaries ranging between $150,000 and $250,000 per year. The annual compensation for the Company’s executives under these agreements is expected to be approximately $650,000 for 2007.

Commission Agreements with Directors

Pursuant to a resolution passed by the Board of Directors on February 7, 2005, the Company is obligated to pay outside directors a commission of 3% of the proceeds for any Shared Savings Program contracts which a director is responsible for closing. During the second quarter or 2005, the Company entered into a sales commission agreement with J. Michael Poss, the chief financial officer of the Company at the time and a member of the board of directors, to pay Mr. Poss a commission of 6% of the contract proceeds for any Shared Savings Program and 3% of revenue for other product sales which he is responsible for closing.

Registration Rights Agreement

In connection with the issuance of 6% Convertible Preferred Stock (Note 10), the Company executed a Registration Rights Agreement with the purchasers thereof under which the Company agreed to register the common shares underlying the 6% Convertible Preferred Stock and related warrants. The Registration Rights Agreement provides for liquidated damages in the event a registration statement was not declared effective by the SEC within 150 days of the May 12, 2005 closing date or if the registration statement is not maintained effective for a period of two years following the closing date. The liquidated damages total an amount equal to two percent of the purchase price of the 6% Convertible Preferred Stock for each thirty (30) day period effectiveness of a registration statement is not maintained. No such damages have been incurred.

In connection therewith, on July 12, 2005, the Company filed on Form SB-2, a Registration Statement under the Securities Act of 1933, related to the resale of all common stock that may be issued by the Company related to the conversion of the 6% Convertible Preferred Stock or the exercise of warrants issued to the purchasers of the 6% Convertible Preferred Stock or to the financial advisors and placement agents for the transaction. This registration was declared effective by the SEC on August 23, 2005, and remains effective as of the date of this filing.

Agreements with Contract Manufacturers

The Company currently depends on a small number of contract manufacturers to manufacture its products. If any of these contract manufacturers were to terminate their agreements with the Company or fail to provide the required capacity and quality on a timely basis, the Company may be unable to manufacture and ship products until replacement contract manufacturing services could be obtained.

NOTE 13: SUBSEQUENT EVENTS

Private Placement

On March 9, 2007, the Company completed a private placement with a group of accredited investors for net proceeds of $3.6 million. The Company issued 13.3 million shares of common stock at a price of $0.30 per share. The Company also issued 10.0 million warrants for the purchase of common stock to the investor group. The warrants have an exercise price of $0.35 per share and have a term of five years. The Company also issued to each investor in the private placement warrants for the purchase of additional equity units. Each additional equity unit is comprised of one share of common stock and 0.75 warrants for the purchase of common stock. The exercise price of each equity unit warrant is $0.30 per unit. These equity warrants can be exercised by the holder at any time up to the 90th trading day after the effective date of a registration statement that will be filed by the Company to register the common stock issued to the investors on March 9, 2007.

Under the terms of the Securities Purchase Agreement, the Company must file a registration statement with the SEC within 45 days of the closing of the private placement and use its commercially reasonable efforts to have the registration become effective by 120 days subsequent to the date of the private placement. If it is determined that the Company did not use its commercially reasonable efforts to have the registration statement become effective by 120 days subsequent to the date of the private placement, the Company could be liable for cash penalties of 1% of the gross proceeds of the private placement per month that it does not do so, up to a maximum of 12% of the gross proceeds.

Common stock Issuances

Between January 1, 2007 and March 19, 2007, in addition to the common stock issued in conjunction with the March 9, 2007 private placement, the Company issued a total of 781,676 shares of common stock. These shares were issued in the ordinary course of business to settle existing obligations including the settlement of dividends on the 6% Convertible Preferred Stock (306,137 shares), settlement of accrued directors fees from the fourth quarter of 2006 (208,335 shares), and the exercise of warrants that were outstanding at December 31, 2006 (186,000 shares).

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF March 31, 2007

Consolidated Balance Sheet	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Cash Flows	F-4
Notes to the Consolidated Financial Statements	F-5

F-2

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

March 31, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$286,721
Accounts receivable, net of allowance for doubtful accounts (2007- $4,219)	63,467
Inventory, net of allowances (Note 5)	803,035
Prepaid expenses and other current assets	804,931
Total current assets	1,958,154

PROPERTY AND EQUIPMENT, net (Note 6)	404,387

OTHER ASSETS
Reorganized value in excess of amounts allocable to identifiable assets (Note 3)	2,793,224
Intellectual property, net (Notes 2 and 6)	1,033,433
Proprietary rights agreement, net (Notes 2 and 6)	59,055
Goodwill (Note 2)	154,097
Total other assets	4,039,809

TOTAL ASSETS	$6,402,350

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$466,340
Accrued expenses	155,734
Deferred revenue	70,968
Accrued dividend on 6% Convertible Preferred Stock	52,645
Note payable - related party - current portion (Note 9)	75,000
Total current liabilities	820,687

OTHER LIABILITIES
Note payable - related party - long-term portion(Note 9)	43,750
Liability under derivative contracts (Note 10)	3,208,694
Total other liabilities	3,252,444

TOTAL LIABILITIES	4,073,131

COMMITMENTS AND CONTINGENCIES (Note 12)

6% CONVERTIBLE PREFERRED STOCK, $.001 par value, 2,656,250 shares authorized, 2,065,653 shares issued and outstanding, liquidation value of $6,610,089 (Note 10)	2,499,158

STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock, $.001 par value, 495,000,000 shares authorized,
78,758,967 shares issued and outstanding	78,759
Additional paid-in-capital	20,513,357
Accumulated Deficit	(20,762,055)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(169,939)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,402,350

The accompanying notes are an integral part of the consolidated financial statements.

F-3

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Revenue	$138,720	$108,950
Cost of goods sold	(102,664)	(91,719)
Gross margin	36,056	17,231

Operating expenses
Selling, general and administrative	431,366	561,921
Compensation and related expenses	524,475	998,980
Professional fees	258,287	162,777
Directors fees	59,444	62,500
Depreciation and amortization	125,799	124,506
Total operating expenses	1,399,371	1,910,684

Operating loss	(1,363,315)	(1,893,453)

Other income/(expense)
Interest income	976	11,230
Interest expense	(397,521)	(1,351)
Other, net, primarily change in fair value of the
liability for derivative contracts	2,982,146	2,491,414
Total other income/(expense)	2,585,601	2,501,293

Net income	1,222,286	607,840

Dividend on 6% Convertible Preferred Stock and
accretion of preferred stock redemption value (Note 10)	422,688	443,732

Net income applicable to common stock	$799,598	$164,108

Basic net income per weighted average common share	$0.01	-
Fully-diluted net income per weighted average common share	$0.01	$-

Weighted average number of common shares outstanding	68,287,277	55,289,478

The accompanying notes are an integral part of the consolidated financial statements.
F-4

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
OPERATING ACTIVITIES
Net income	$799,598	$164,108
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	125,799	124,506
Loss on disposal of assets	4,094	-
Non-cash stock option compensation expense	99,455	442,565
Expenses paid by issuance of common stock	92,501	33,000
Fair value adjustment to liabilities under derivative contracts	(3,036,241)	(2,491,414)
6% Convertible Preferred Stock dividends settled by issuance of common stock	98,880	313
Accretion of 6% convertible preferred stock redemption value	325,977	338,504
Expenses paid by issuance of common stock warrants	68,282	41,530
Changes in:
Accounts receivable	46,751	1,424
Inventory	(370,422)	(19,565)
Prepaid expenses	329,657	59,007
Accounts payable	122,060	95,195
Accrued expenses and other liabilities	(117,309)	(23,322)
Deferred revenue	70,968	-
Net cash used by operating activities	(1,339,950)	(1,234,149)

INVESTING ACTIVITIES
Purchase of property and equipment	(70,617)	(43,150)
Net cash used by investing activities	(70,617)	(43,150)

FINANCING ACTIVITIES
Proceeds from issue of common stock, net of issue costs	3,614,379	-
Principal payment on note payable to related parties	(25,000)	-
Proceeds from draws on (payments of amounts due under) line of credit	(2,044,948)	-
Proceeds from exercise of common stock warrants	55,800	-
Receipt of other payments from stockholders	10,977	-
Net cash provided by financing activities	1,611,208	-

Net increase (decrease) in cash	200,641	(1,277,299)
Cash at beginning of period	86,080	1,984,477
Cash at end of period	$286,721	$707,178

Interest paid	$67,270	$1,351

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of 6% Convertible Preferred Stock to Common Stock	$-	$27,526
Preferred stock dividends paid and deducted in arriving at Net Income	$-	$108,277

The accompanying notes are an integral part of the consolidated financial statements.

F-5

LIGHTING SCIENCE GROUP CORPORATION
AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Lighting Science Group Corporation (the “Company”) is a Delaware corporation organized in June 1988. The Company’s wholly owned subsidiaries during the periods were Americare Management, Inc. and LSGC LLC. Prior to February 1, 2007, the Company owned 80% of the common equity of LSGC LLC and on February 1, 2007 it acquired a 100% interest in the joint venture for a nominal purchase price. Neither Americare Management, Inc. nor LSGC LLC had significant operations during the periods covered by these financial statements. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

With its acquisition of certain intellectual property rights on June 1, 2004 (see Note 2), the Company entered the field of solid state lighting. The Company designs, assembles and markets products for the commercial, industrial and consumer lighting markets. The Company has formed strategic alliances with a major parking facilities operator and a financial advisory services firm to target municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as customers and partners for the Company’s products.

On or about August 20, 2002, the Company filed a voluntary petition seeking debtor-in-possession status for relief under Chapter 11 of the United States Bankruptcy Code. During the summer of 2003, the Company filed a Disclosure Statement and Plan of Reorganization (collectively, the “Plan”) that was confirmed by the U.S. Bankruptcy Court for the Northern District of Texas - Ft. Worth Division (the “Court”) on September 16, 2003 with an effective date of September 26, 2003. Under the terms of the Plan, the holder of the Series A Preferred Stock, a related party, agreed to waive its rights, including its voting and conversion rights, and the creditors of the Company received an aggregate of approximately 51% of the common stock of the restructured entity in exchange for notes, accounts payable, and other forms of debt held at the time of the filing of the petition. This feature of the Plan - the exchange of debt for greater than 50% of the equity in the restructured entity - qualified the Company to utilize the reporting guidelines of the “Fresh Start” accounting rules contained in Statement of Position (“SOP”) 90-7 - Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

During the year ended December 31, 2006, the Company was no longer considered to be in the development stage.  Since September 23, 2003, it has reported as a development stage company.

Summary of Significant Accounting Policies

Since the Chapter 11 bankruptcy filing, the Company has applied the provisions in SOP 90-7 which does not change the application of generally accepted accounting principles in the preparation of financial statements. However, it does require that the financial statements for periods including and subsequent to filing the Chapter 11 petition distinguish between transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less at date of purchase are carried at cost, which approximates fair value, and are considered to be cash equivalents.

The Company maintains balances in cash accounts which could exceed federally insured limits of $100,000 or in cash accounts that are not eligible for federal deposit insurance. The Company has not experienced any losses from maintaining balances in such cash accounts. Management believes that the Company does not have significant credit risk related to its cash accounts.

Inventories

Inventories, which consist of raw materials and components, work-in-process and finished lighting products, are stated at the lower of cost or market with cost being determined on a first-in, first-out basis. Deposits paid to contract manufacturers and raw material and components suppliers related to future purchases are also classified in inventory in the consolidated balance sheet.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of debt guarantee fees paid to the guarantors of the line of credit obtained by the Company (see Note 7), rent and prepaid insurance. The guarantee fees are being amortized over the one-year term of the line of credit and recorded as interest expense in the consolidated statements of operations. Other prepaid expenses are amortized over the period during which the service is provided or the length of the specific contract.

Property and equipment

Property and equipment are carried at depreciated cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from two to five years.

Depreciation expense was $22,166 and $20,873 for the three-month periods ended March 31, 2007 and 2006, respectively.

Other assets

Other assets consist of acquisition-related intangible assets and an intangible asset arising upon the Company’s emergence from bankruptcy.

Acquisition-related intangible assets
The acquisition of the stock of Lighting Science, Inc. on June 1, 2004 necessitated an allocation of the purchase price among the assets of the acquired company. An independent valuation firm was engaged by the Company to perform this allocation (Note 2). At the date of acquisition, Lighting Science, Inc. had recorded no tangible assets.

Intellectual property, which includes, but is not limited to, provisional patents, copyrights, intellectual assets and proprietary know-how, was recorded effective June 1, 2004 as a part of the allocation of the purchase price of Lighting Science, Inc. The intellectual property is being amortized over twenty years beginning June 1, 2004.

Amortization expense related to intellectual property was $15,050 for each of the three-month periods ended March 31, 2007 and 2006.

The proprietary rights agreement between the Company and Fredric Maxik (the Company’s chief technology officer and the developer of the technology acquired by the Company), ensures that all intellectual property related to LED lighting created and/or developed by Maxik during his employment and for some period thereafter shall be assigned to the Company as well as precluding Maxik from competing with or providing services for entities in competition with the Company or that have technology similar to the Company for a period of time following his employment termination with the Company. This Agreement was recorded effective June 1, 2004, as part of the purchase price of Lighting Science, Inc. This asset is being amortized over three years, which is the period covered by the agreement.

Amortization expense related to the proprietary rights agreement was $88,583 for each of the three-month periods ended March 31, 2007 and 2006.

Reorganization Value
As a result of the terms of the Plan, $2,793,224 is reflected as reorganization value in excess of amounts allocable to identifiable assets on the consolidated balance sheet. The circumstances giving rise to this presentation were created by a provision in the Plan that preserved the secured claim of an entity controlled by Ronald E. Lusk, the Company’s chairman, which agreed to the reaffirmation of its debt. As a result of this reaffirmation, which is part of the confirmation of the Plan, an offsetting entry to the reorganization value was recorded. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 - Goodwill and Other Intangible Assets, the reorganization value is treated the same as goodwill and is not amortized.

Impairment
The Company evaluates the carrying value of its long-lived assets and identifiable intangibles when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant.

Based upon its internal review as of September 30, 2006, the Company has determined that no impairment to the Company’s intangible assets has occurred.

Financial Instruments

The Company has issued certain preferred stock and warrants, the terms of which qualify these financial instruments under SFAS 133 - Accounting for Derivative Instruments and Hedging Activities, as derivatives. Such derivatives have not been designated as hedging instruments. Accordingly, all derivatives are recorded at fair value on the consolidated balance sheet and changes in the fair value of such derivatives are recorded in operations each period and are reported in Other Income (Expense).

The Company issued warrants for the purchase of common stock as compensation for providing bridge loans to the Company in 2005. In December 2006, the Company offered to adjust the terms of the warrants as described in Note 9. Accordingly, the Company has recorded these warrants at their fair value on the consolidated balance sheet and changes in the fair value of such warrants are recorded in operations each period and are reported in Other Income (Expense), in accordance with SFAS 123 (R).

Revenue

Product sales are recorded when the products are shipped and title passes to customers. Where sales of product are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met. Amounts received as deposits against future deliveries of products are recorded as deferred revenue on the consolidated balance sheet until such product is delivered and title passes to the customer.

As of the date of this report, the Company has no reason to believe that an allowance for material product returns is necessary.

Revenue is not recognized on the shipment of products to customers under shared savings programs. Under shared savings programs, the Company recognizes revenue over the useful life of the lights based on the agreed sharing of electricity savings. Lights shipped to customers under shared savings agreements are classified as property and equipment on the Company’s consolidated balance sheet and are depreciated over the estimated useful life of the lights.

Research and Development

The Company expenses all research and development costs, including amounts for design prototypes and modifications made to existing prototypes, as incurred, except for prototypes that have alternative future uses. All costs incurred for building of production tooling and molds are capitalized and amortized over the estimated useful life of the tooling set or molds. The Company has recorded research and development costs of $149,979 and $415,405 for the three-month periods ended March 31, 2007 and 2006, respectively, in selling, general and administrative expenses in the consolidated statements of operations.

Stock Based Compensation

On July 6, 2005, the Board of Directors of the Company adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan (the "2005 Plan") and a proposal to implement this plan was approved at the annual shareholders’ meeting in August 2005. Further amendments to the 2005 Plan were approved at the annual shareholders meeting in December 2006. Effective with adoption of the plan, the Company adopted the fair value method of accounting for employee stock compensation cost pursuant to SFAS No. 123 (R) - Share-Based Payment. Accordingly, compensation cost is based on the fair value of options or other equity instruments measured at the date of grant and compensation cost is charged to operations over the expected service period.

Income taxes

The Company employs the asset and liability method in accounting for income taxes pursuant to SFAS No. 109 - Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

Earnings per share

Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the periods plus the number of incremental shares of common stock contingently issuable upon the conversion of the preferred stock and the exercise of warrants and stock options. No effect has been given to the assumed exercise of warrants or stock options because the effect would be anti-dilutive. See Notes 10 and 11.

Comparative Consolidated Financial Statements

Certain amounts in the comparative consolidated financial statements have been reclassified from financial statements previously presented to conform to the presentation of the 2007 consolidated financial statements.

In management’s opinion, the accompanying consolidated interim financial statements contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods.

NOTE 2: ACQUISITION OF LIGHTING SCIENCE, INC.

On June 1, 2004, the Company acquired 100% of the outstanding common stock of Lighting Science, Inc., a Delaware corporation based in Las Vegas, Nevada, which owned certain intellectual property related to the design and development of an ODL light bulb. The Company acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John Collingwood in exchange for 4,796,276 shares of the Company’s common stock and the Company’s obligation to issue up to an additional 4,499,965 shares of the Company’s common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004.

The Company accounted for the acquisition as a purchase using the accounting standards established by SFAS No. 141 - Business Combinations, and No. 142 - Goodwill and Other Intangible Assets.

The estimated fair values, as determined by an independent valuation firm, of assets acquired and liabilities assumed at June 1, 2004 are set out in the schedule below:

Cash	$10,000
Intellectual property	1,204,000
Proprietary rights agreement	1,063,000
Goodwill	154,097
Total assets acquired		$ 2,431,097
Note payable assumed		(200,000)
Net assets acquired		$ 2,231,097

NOTE 3: FRESH-START ACCOUNTING

The Court confirmed the Company’s Plan (Note 1) on September 16, 2003, and the Plan became effective as of September 26, 2003. It was determined that the Company’s reorganization value, computed immediately before the effective date, was $2,793,502, which consisted of the following:

Cash	$278
Reorganized value in excess of amounts allocable to identifiable assets	2,793,224
Deferred tax assets comprised of $57,000,000 of net operating loss carry-forwards	19,400,000
Valuation allowance against above deferred tax assets	(19,400,000)
Reorganization value	$2,793,502

The Company adopted fresh-start reporting because holders of existing voting shares immediately before filing and confirmation of the Plan retained less than 50% of the voting shares of the emerging entity, and its reorganization value was less than its post-petition liabilities and allowed claims.

NOTE 4: FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107 - Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments.

Cash and cash equivalents, accounts receivable, notes and accounts payable, amounts due under the line of credit, accrued expenses and other current liabilities are carried at book value amounts which approximate fair value due to the short-term maturity of these instruments. As discussed in Note 10, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments and are recorded at market. As discussed in Note 9, the Company has applied variable accounting to the warrants issued to certain directors and officers. These warrants have been recorded at fair value.

NOTE 5: INVENTORY

At March 31, 2007, inventory is comprised of the following:

March 31, 2007
Deposits paid to contract manufacturers	$115,870
Raw materials and components	560,682
Finished goods	126,483
$803,035

At March 31, 2007 the Company provided an allowance for the decline in market value of certain raw materials and components of approximately $136,000, which is netted against the balance of raw materials and components in the table above.

NOTE 6: PROPERTY, EQUIPMENT AND OTHER ASSETS

Property and equipment consists of the following:

March 31, 2007
Leasehold improvements	$4,000
Office furniture, fixtures and telephone equipment	97,072
Computer equipment	123,632
Test equipment	94,989
Tooling and molds	201,124
Deposits on equipment	55,523
Total property and equipment	576,340
Accumulated depreciation	(171,953)
$404,387

At March 31, 2007, the Company had no shared savings program agreements under which lights or fixtures have been recorded as property and equipment on the consolidated balance sheet.

Intellectual property consists of the following:

March 31, 2007
Intellectual property	$1,204,000
Accumulated amortization	(170,567)
$1,033,433

Proprietary rights agreement consists of the following:

March 31, 2007
Proprietary rights agreement	$1,063,000
Accumulated amortization	(1,003,945)
$59,055

The estimated amortization expense for the next five years ended December 31 for the intangible assets listed above is as follows:

	Amortization Expense
Year ended	Intellectual Property	Proprietary Rights Agreement
2007	$60,200	$147,639
2008	$60,200	-
2009	$60,200	-
2010	$60,200	-
2010	$60,200	-

NOTE 7: LINE OF CREDIT AND GUARANTEES

On June 29, 2006, the Company entered into agreements with one of its banks to obtain a $2,000,000 line of credit. Between December 29, 2006 and March 7, 2007, the Company increased the total amount of the line of credit to $2,500,000. Amounts due under the line of credit are guaranteed by a group of directors and shareholders of the Company (the “Guarantors”). The amount of the line of credit available for use by the Company at any point in time will be equal to the aggregate value of guarantees that have been negotiated between the bank and the guaranteeing directors and shareholders at that time. At March 31, 2007, the Guarantors had provided guarantees for the entire $2,500,000 of the line of credit. No amounts were drawn against the line of credit at March 31, 2007. At March 31, 2007, Guarantors had also provided guarantees in the amount of $150,000 related to equipment deposits.

The line of credit has a term of one year and provides for monthly payments of interest only at prime plus 1%. The Company also entered into a Security and Pledge Agreement with the bank on June 29, 2006 which gives the bank a general security interest in all of the Company’s personal property assets.

As consideration for providing guarantees and enabling the Company to obtain the line of credit, the Company issued common stock and warrants for the purchase of common stock of the Company to the Guarantors. The Company issued 3,125,000 shares of common stock and 2,175,000 warrants for the purchase of shares of common stock to the Guarantors. The warrants have an exercise price of $0.30 per common share and have a five year term. The expiration date of the warrants is shown in Note 11. The fair value of the warrants issued to the Guarantors was $298,014. The value of the common stock issued to the Guarantors is $937,500. At March 31, 2007, the Company accrued $68,282, being the fair value of an additional 350,000 warrants to be issued to Guarantors that had provided additional guarantees for the increase in the line of credit and equipment deposits. The fair value of the common stock and the warrants issued to the Guarantors has been recorded as a prepaid expense and will be amortized over the term of the line of credit. During the three-month period ended March 31, 2007, $344,191 was recognized as an expense in the consolidated statement of operations.

NOTE 8: INCOME TAXES

The Company accounts for corporate income taxes in accordance with SFAS No. 109 - Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as set forth below in the period that includes the enactment date.

Other than the deferred tax asset relating to the Company’s net operating losses, which totaled approximately $25,330,000 at March 31, 2007, and which has been fully offset by a valuation allowance, the Company does not have any other significant deferred tax assets or liabilities. The Company has recorded a change in the valuation allowance of $330,000 and $489,000 for the three-month periods ended March 31, 2007 and 2006, respectively. The net operating loss carryforwards are available to offset future taxable income of the Company. These net operating losses expire from 2008 through 2020. The cumulative change in the fair value under derivative contracts of approximately $(4,131,891) (Note 10) has been treated as a permanent difference to calculate the total net operating losses available for carryforward to offset future periods’ taxable income.

Benefits realized in future periods from the application of net operating losses incurred prior to September 26, 2003 of $19,400,000 will first reduce reorganization value in excess of amounts allocable to identifiable assets until exhausted and, thereafter, will be credited to additional paid in capital. Any benefits realized in future periods from net operating loss carryforwards generated after September 26, 2003 ($5,930,000 at March 31, 2007) will be recorded as a tax benefit in the consolidated statement of operations.

NOTE 9: NOTES PAYABLE - RELATED PARTIES
Note to Phibian S Trust

Upon the acquisition of Lighting Science, Inc. the Company owed a balance of $200,000 to Phibian S Trust of which the remaining balance of $118,750 is recorded as follows:

March 31, 2007
Notes payable - related party - current portion	$75,000
Notes payable - related party - long-term portion	43,750
$118,750

The Phibian S Trust is a trust for the benefit of the children of Fredric Maxik, the chief technology officer of the Company. Currently, Mr. Maxik exercises no control over the trust, and has informed us that he disclaims all beneficial ownership in the trust. The note was issued by Lighting Science, Inc. to the trust in exchange for the assignment of certain provisional patents and intellectual property that formed the basis for the acquisition of Lighting Science, Inc. by the Company. The Company is obligated to pay the principal by making 36 equal monthly installments beginning on the fifteenth day of the month following the first full month that the Company begins generating revenue in the amount of $10,000 or more, as determined in accordance with generally accepted accounting principles. As an accommodation to the trust and in anticipation of near-term sales in excess of $10,000 per month, the Company made advance payments to the trust on this note in the amount of $25,000 in October 2004 and $25,000 in May 2005. This note provides for no interest. However, under generally accepted accounting principles, an amount of interest should have been imputed. Such amount was not material.

The Company first recorded revenues of more than $10,000 in August of 2005. As the $50,000 prepayment noted above related to approximately nine months of regular installment payments, the Company was to begin paying regular installment payments against the loan in June 2006.

The trust agreed to defer any installment payments otherwise due to it during the period June 2006 through November 2006, until November 30, 2006. In return for the deferral of the installment payments, the Company has agreed to convert the note to an interest bearing note. Beginning November 30, 2006, the Company will make twenty-four monthly installment payments of $6,250 each. The note will bear interest at 10% beginning on July 15, 2006. Interest payments will be made on the note semi-annually, with the first payment due in December 2006.

Loans from Directors and Officers

During the first and second quarters of 2005, members of the board of directors and certain officers of the Company (the “Lender” or “Lenders”) agreed to loan the Company an aggregate of $476,000 on a short-term basis, of which $220,000 was received as of March 31, 2005 and the remaining $256,000 was received in the quarter ended June 30, 2005. Under the terms of the notes issued by the Company to each Lender, the Company: (i) paid interest to each Lender at a rate of 9.50% per annum; (ii) paid a 10% commitment fee to each Lender and (iii) issued warrants to the Lenders for a total of 476,000 shares of common stock to be purchased at an exercise price of $1.50 per share. The principal and interest on the notes were due on May 30, 2005. A total of $300,086 of such loans, including accrued interest and commitment fees of $24,086, were converted to 6% Convertible Preferred Stock in the private placement of preferred stock (Note 10) and the remaining $200,000 of such loans and accrued interest and commitment fees thereon were repaid from proceeds of the May 2005 private placement.

In December 2006, the Company offered to adjust the price of the warrants issued to the Lenders to $0.30 per share if the Lenders agreed to exercise the warrants currently. If the warrants were not exercised currently, the exercise price would remain $1.50 per share. At March 31, 2007, 316,000 warrants had been exercised. In accordance with SFAS 123 (R), the Company recorded the then fair value of the unexercised warrants on the consolidated balance sheet with the change in such fair value being recorded in Other Income (Expense) in the Consolidated Statement of Operations.

In August 2006, a Director of the Company, advanced $30,000 to the Company.  Interest was paid on the loan at Prime Rate plus 1%.  The loan was repaid in November 2006. In December 2006, another Director of the Company advanced the Company $2,056. The advance was converted to common stock at December 31, 2006.

NOTE 10: PREFERRED STOCK

Private Placement with Institutional and Accredited Investors

On May 12, 2005, the Company closed on a private placement with a group of institutional and accredited investors, including certain officers and directors of the Company, for the sale of 2,260,966 shares of the Company’s 6% Convertible Preferred Stock (the “6% Convertible Preferred Stock”) along with warrants to purchase additional shares of the Company’s common stock. The 6% Convertible Preferred Stock was priced at $3.20 per share, and the Company received proceeds of $7,235,086 of which $276,000 represented conversion of officer and board member loans and $24,086 represented accrued interest and commitment fees thereon. Initially, each share of 6% Convertible Preferred Stock is convertible at any time at the election of the holder at $0.80 per share into four shares of common stock, subject to full ratchet anti-dilution adjustments.

During the three-month period ended March 31, 2007, no shares of 6% Convertible Preferred Stock were converted by the holders to common stock of the Company. At March 31, 2007, 2,065,653 shares of 6% Convertible Preferred Stock remained outstanding.

The 6% Convertible Preferred Stock ranks ahead of the common stock of the Company upon liquidation of the Company. The 6% Convertible Preferred Stock also ranks ahead of the common stock with respect to the payment of dividends. The dividend rate on the 6% Convertible Preferred Stock is $0.192 per share per annum (6% effective yield) and such dividends are fully cumulative, accruing, without interest, from the date of original issuance of the 6% Convertible Preferred Stock through the date of redemption or conversion thereof. The Company must redeem any outstanding 6% Convertible Preferred Stock on May 10, 2010.

Initially, the warrants were exercisable at the election of the holder into a total of 6,782,889 shares of common stock at an initial exercise price of $0.96 per share (also subject to adjustment pursuant to anti-dilution provisions) on either a cash or cashless exercise basis. The warrants expire five years from the date of issuance.

On June 6, 2006, the Company agreed to amend the terms of the then outstanding 6% Convertible Preferred Stock and the warrants issued to purchasers of the 6% Convertible Preferred Stock . The Company agreed to adjust the conversion price of the 6% Convertible Preferred Stock then outstanding to $0.50 per common share compared to the original conversion price of $0.80 per common share. This adjustment resulted in an increase in the total number of shares of common stock that may be required to be issued by the Company in the future to holders of the 6% Convertible Preferred Stock from 8,262,612 shares to 13,220,180 shares. The Company also agreed that, at December 31, 2006, it would further adjust the conversion price of the then outstanding 6% Convertible Preferred Stock to $0.30 per common share from the current exercise price of $0.50 if the then current market price of the Company’s common stock (as defined in the agreement) was less than $0.50 per common share. As the current market price did not exceed $0.50 per share at December 31, 2006, the conversion price of the outstanding 6% Convertible Preferred Stock was further adjusted to $0.30 per common share at December 31, 2006, the total number of shares of common stock that may be required to be issued by the Company also increased from 13,220,180 common shares to 22,033,627. The Company has filed a registration statement with the Securities and Exchange Commission covering the 22,033,627 shares that may be required to be issued. The registration statement was declared effective on July 14, 2006.

On June 6, 2006, the Company also agreed to amend the terms of the warrants issued to the purchasers of the 6% Convertible Preferred Stock. The Company agreed to immediately adjust the exercise price of the 6,782,889 outstanding warrants from $0.96 per common share to $0.30 per common share. The adjustment of the terms of these warrants does not change the total number of common shares that the Company may be required to issue in the future to holders of the warrants. Subsequent to the adjustment of the exercise price of the warrants, a holder of warrants exercised its warrants to purchase 23,438 common shares.

Pursuant to SFAS 133 and EITF No. 00-19, the embedded conversion feature associated with the 6% Convertible Preferred Stock and the warrants issued to the 6% Convertible Preferred Stock purchasers have been determined to be derivative instruments. Accordingly, the fair value of these derivative instruments has been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the 6% Convertible Preferred Stock. Such discount is being accreted from the date of issuance to the redemption date of the 6% Convertible Preferred Stock and totaled $325,977 and $338,504 for the three-month periods ended March 31, 2007 and 2006, respectively. The change in the fair value of the liability for derivative contracts totaled $3,036,241 and $2,491,414 for the three-month periods ended March 31, 2007 and 2006, respectively, and has been credited to Other income/(expense) in the consolidated statements of operations.

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company’s derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate. The assumptions used in this model to estimate fair value of each derivative instrument and the resulting value of the derivative liability as of December 31, 2006 are as follows:

	Warrants	Embedded conversion feature associated with the 6% Convertible Preferred Stock
Exercise/Conversion Price	$0.30	$0.30
Fair Value of the Company’s Common Stock	$0.30	$0.30
Expected life in years	3.1	3.1
Expected volatility	75%	75%
Expected dividend yield	0.0%	0.0%
Risk free rate	5.30%	5.30%
Calculated fair value per share	$0.16	$0.16

The 6% Convertible Preferred Stock is Mandatorily Redeemable Preferred Stock as defined by SFAS 150 - Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and would also qualify as “Preferred Stocks Subject to Mandatory Redemption Requirements or Whose Redemption is Outside the Control of the Issuer” as defined by Accounting Series Release (“ASR”) No. 268 - Redeemable Preferred Stocks. The conversion feature associated with the 6% Convertible Preferred Stock is not a nonsubstantive or minimal feature and therefore the provisions of ASR No. 268 have been applied in classifying the 6% Convertible Preferred Stock separate from Stockholders’ Equity (Deficit).

The Company issued warrants to purchase a total of 639,844 shares of the Company’s common stock at an initial exercise price of $1.50 per share (also subject to adjustment pursuant to anti-dilution provisions) to the firms which acted as the placement agent and as financial advisor for this transaction. The warrants expire five years from the date of issuance. The fair value of these warrants totaled $290,000 and such amount was charged to other income/ (expense) and credited to Additional Paid-In Capital during the three months ended June 30, 2005. In December 2006, 63,984 warrants were exercised by the holder after the Company offered to adjust the exercise price of the warrants to $0.30 per share.

NOTE 11: STOCKHOLDERS’ EQUITY

March 2007 Private Placement

On March 9, 2007, the Company completed a private placement with a group of accredited investors for net proceeds of $3.6 million. The Company issued 13.3 million shares of common stock at a price of $0.30 per share. The Company also issued 10.0 million A Warrants for the purchase of common stock to the investor group. The warrants have an exercise price of $0.35 per share and have a term of five years. The Company also issued 13.3 million B Warrants for the purchase of additional shares of common of common stock. Each B Warrant is comprised of one share of common stock and 0.75 warrants for the purchase of common stock. The exercise price of each B Warrant is $0.30 per unit. These B Warrants can be exercised by the holder at any time up to the 90th trading day after the effective date of a registration statement that will be filed by the Company to register the common stock issued to the investors on March 9, 2007.

Under the terms of the Securities Purchase Agreement, the Company must file a registration statement with the SEC within 45 days of the closing of the private placement and use its commercially reasonable efforts to have the registration become effective by 120 days subsequent to the date of the private placement. If it is determined that the Company did not use its commercially reasonable efforts to have the registration statement become effective by 120 days subsequent to the date of the private placement, the Company could be liable for cash penalties of 1% of the gross proceeds of the private placement per month that it does not do so, up to a maximum of 12% of the gross proceeds.

Under the terms of the Securities Purchase Agreement, the Company must file a registration statement with the SEC within 45 days of the closing of the private placement and use its commercially reasonable efforts to have the registration become effective by 120 days subsequent to the date of the private placement. If it is determined that the Company did not use its commercially reasonable efforts to have the registration statement become effective by 120 days subsequent to the date of the private placement, the Company could be liable for cash penalties of 1% of the gross proceeds of the private placement per month that it does not do so, up to a maximum of 12% of the gross proceeds.

Equity Based Compensation Plan

Effective September 1, 2005, the Company implemented the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan. Awards granted under the 2005 Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the "Code"), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The 2005 Plan is administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company's stock on the date of grant and no stock option or stock appreciation right granted shall have a term in excess of ten years.

The Company issued 4,555,000 and 730,000 Incentive Stock Options (“ISO’s”) to employees and directors during the years ended December 31, 2006 and 2005, respectively, and 50,000 Non-Qualified Stock Options to a consultant under the 2005 Plan during the year ended December 31, 2005. The Company issued 570,000 ISO’s in the first quarter of 2007. A portion of such options vest on the date of issuance, with the balance vesting over a period of two to three years.

The fair value of the options is determined by using a Black-Scholes pricing model that includes the following variables: 1) exercise price of the instrument, 2) fair market value of the underlying stock on date of grant, 3) expected life, 4) estimated volatility, 5) expected dividend yield and 6) the risk-free interest rate. The Company utilized the following assumptions in estimating the fair value of the options granted during 2007, 2006 and 2005:

Exercise price	$0.87 - $0.30
Fair market value of the underlying stock on date of grant	$0.87 - $0.30
Option term	3.0 years - 5.0 years
Estimated volatility	75%
Expected dividend yield	0.0%
Risk free rate	5.25% - 3.75%
Calculated fair value per share	$0.41 - $0.15

As noted previously, the Black-Scholes model was not developed for use in valuing employee stock options, but was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because changes in the subjective assumptions can materially affect the fair value estimate, and because employee stock options have characteristics significantly different from those of traded options, the use of the Black-Scholes option pricing model may not provide a reliable estimate of the fair value of employee stock options. For purposes of this calculation, the Company has utilized the simplified method specified in Staff Accounting Bulletin No. 107 for estimating the expected life in years of the options. Under this approach, the expected term is presumed to be the mid-point between the vesting date and the end of the contractual term. The Company has estimated volatility of its stock based on the historical volatility of the Company’s common stock. The Company has estimated the future volatility of its common stock based on the actual volatility of its common stock over the past year.

The fair value of the options issued during the three-month periods ended March 31, 2007 and 2006 totaled $84,253 and $897,870, respectively. The amount recorded in operating expense in the consolidated statements of operations based on service conditions and vesting were $99,455 and $442,565 for the three-month periods ended March 31, 2007 and 2006, respectively.

A summary of the option awards under the Company’s 2005 Plan as of March 31, 2007 and changes during the three-month period then ended is presented below:

Stock Options	Shares	Weighted Average Exercise Price
Outstanding and exercisable, beginning of period	4,630,000	$0.35
Granted	570,000	0.37
Exercised	-	-
Forfeited	(800,002)	($0.32)

Outstanding and exercisable, end of period	4,399,998	$0.37

Options vested at end of period	3,276,664	$0.36

Weighted average fair value of options granted during the three-month period ended March 31, 2007	$0.15

At March 31, 2007, the average remaining term for outstanding stock options is 3.8 years.

A summary of the status of non-vested shares under the Company’s 2005 Plan as of March 31, 2007, and changes during the year then ended is presented below:

Non-vested Stock Options	Shares	Weighted Average Grant Date Fair Value
Non-vested at beginning of period	2,556,667	$0.25
Granted	570,000	$0.15
Vested	(1,203,331)	($0.20)
Forfeited	(254,501)	($0.20)

Non-vested at end of period	1,123,334	$0.21

As of March 31, 2007, there was a total of $212,913 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years. The total fair value of shares vested during the three-month period ended March 31, 2007, was $234,766. Note that this disclosure is provided in the aggregate for all awards that vest based on service conditions. There were no grants to officers, employees or directors during the periods of awards subject to performance vesting.

During the three month period ended March 31, 2006, the Company granted 500,000 common stock options to a consultant, subject to the consultant meeting certain performance measures over the two year term of its contract. If the performance criteria under the option grant are not met, no options will be issued to the consultant. In accordance with SFAS 123(R), no compensation expense has been included related to this stock option grant as the measurement date cannot be determined and no disincentive for non-performance exists in the contract.

Warrants for the Purchase of Common Stock

At March 31, 2007, the Company has issued the following warrants for the purchase of common stock:

Warrant Holder	Reason for Issuance	No. of common shares	Exercise Price	Expiry date
Investors in March 2007 Private Placement (Note 11)	March 2007 Private Placement A Warrants	9,999,949	$0.35	March 9, 2012
Investors in March 2007 Private Placement (Note 11)	March 2007 Private Placement B Warrants	23,333,214	$0.30 - $0.35	Not determined at March 31, 2007 (see above)
Line of Credit Guarantors (Note 7)	Financing guarantees	2,875,000	$0.30	September 22, 2011 to January 22, 2012
6% Convertible Preferred stockholders (Note 10)	Private Placement	6,759,451	$0.30	May 10, 2010
Financial advisors (Note 10)	Private Placement	575,860	$1.50	May 10, 2010
Giuliani Capital Advisors	Advisory services	825,000	$0.60	February 14, 2010
The Equity Group	Consulting services	750,000	$0.80	February 10, 2010
ICurie	Marketing Agreement	500,000	$0.32	September 13, 2011
Officers and Directors (Note 9)	Bridge Financing	160,000	$1.50	April 20, 2010
ABM Industries Inc.	Marketing services	400,000	$0.40	March 2, 2008
Total		45,478,474

At March 31, 2007, other then the warrants issued to ICurie, all warrants are fully vested. The warrants issued to ICurie vest on the following basis:

Vesting Criteria	% of Warrants to vest
December 31, 2006	25%
December 31, 2007	25%
Upon delivery by ICurie of 100,000th unit	25%
Upon delivery by ICurie of 2,000,000th unit	25%

In accordance with the Marketing Agreement with ICurie, the Company has received from ICurie options to purchase 1,500,000 shares of common stock of ICurie. The vesting schedule for the options received by the Company is the same as the vesting schedule for the warrants that it has issued to ICurie. The strike price of the options is $0.32 per share and the term of the options is five years. At March 31, 2007, the Company has recorded a valuation allowance against the full value of the stock options recorded in its accounts.

NOTE 12: COMMITMENTS AND CONTINGENCIES

Leased office space

The Company occupies office space that is leased by an institutional shareholder of the Company for approximately $10,000 per month under a month to month agreement. The Company has leased space in Satellite Beach, Florida for its research and development and product assembly activities through September 2008 for approximately $4,000 per month. The Company also leases space in Hong Kong and storage space in Dallas, Texas on a month-to-month basis at a total rate of approximately $650 per month.

From time to time, the Company may become involved in lawsuits or other legal proceedings through the ordinary course of operating its business. The Company does not believe these actions will have a material effect on its consolidated financial statements.

Executive Compensation

As of March 31, 2007, the Company was obligated under the terms of employment contracts for three of its executives. The terms of the contracts generally range between one and three years, and provide for annual salaries ranging between $150,000 and $250,000 per year. The annual compensation for the Company’s executives under these agreements is expected to be approximately $650,000 for 2007.

Commission Agreements with Directors

Pursuant to a resolution passed by the Board of Directors on February 7, 2005, the Company is obligated to pay outside directors a commission of 3% of the proceeds for any Shared Savings Program contracts which a director is responsible for closing. During the second quarter or 2005, the Company entered into a sales commission agreement with J. Michael Poss, the chief financial officer of the Company at the time and a member of the board of directors, to pay Mr. Poss a commission of 6% of the contract proceeds for any Shared Savings Program and 3% of revenue for other product sales which he is responsible for closing.

Registration Rights Agreement

In connection with the March 2007 Private Placement (Note 11), the Company has agreed to provide certain registration rights to the investors that participated in the Private Placement. Under the agreement, the Company agreed to register the common shares issued to the investors as well the common shares underlying the common stock warrants and the A and B Warrants issued. The registration rights clause provides for liquidated damages and for the issue of common shares under a cashless exercise formula in the event a registration statement was not declared effective by the SEC within 120 days of the March 12, 2007, closing date or if the registration statement is not maintained effective for a period of two years following the closing date. The liquidated damages total an amount equal to one percent of the purchase price of the common stock issued for each thirty (30) day period effectiveness of a registration statement is not maintained. The Company will be granted relief from these penalties in certain circumstances if the Securities and Exchange Commission does not allow the Company to register the total number of shares of common stock issued and all the common stock underlying the A Warrants and the B Warrants pursuant to a limitation to the registration under Section 415 (a) (1) of the Securities Act.

In connection therewith, on April11, 2007, the Company filed on Form SB-2, a preliminary Registration Statement under the Securities Act of 1933, related to the resale of all common stock that is issued or issuable by the Company in connection with the March 2007 Private Placement.

Agreements with Contract Manufacturers

The Company currently depends on a small number of contract manufacturers to manufacture its products. If any of these contract manufacturers were to terminate their agreements with the Company or fail to provide the required capacity and quality on a timely basis, the Company may be unable to manufacture and ship products until replacement contract manufacturing services could be obtained.

NOTE 13: SUBSEQUENT EVENTS

6% Convertible Preferred Stock Dividends

On April 18, 2007, the Company notified holders of its 6% Convertible Preferred Stock that it would settle the May 10, 2007 dividend on such shares by issuing shares of common stock to the holders. The Company anticipates that it will issue up to 420,000 shares of its common stock to settle such dividend.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify directors, officers, employees or agents against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, among other things, to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify against such liability under Section 145.

Indemnification as described above shall be granted in a specific case only upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of directors who were not parties to such proceeding, (b) a committee of such directors designated by majority vote of such directors, (c) independent legal counsel in a written opinion if there are no such disinterested directors or if such disinterested directors so direct, or (d) the stockholders.

In accordance with Section 145 of the DGCL, Section 10 of our Amended and Restated Certificate of Incorporation provides “To the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:

Total Offering Costs
SEC Registration fee	450
Blue Sky fees	5,000
Legal fees and expenses	40,000
Accounting fees and expenses	5,000
Miscellaneous	10,000

TOTAL	60,450

The selling stockholders will pay any expenses customarily borne by selling stockholders (including discounts, commissions and fees and expenses of counsel relating to the sale of their securities to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this registration statement, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we sold and issued the unregistered securities described below (figures adjusted to give effect to the 1:16 reverse split effective August 20, 2004):

1)	On September 25, 2003 and as of December 31, 2003, pursuant to a plan of reorganization, we issued shares of common stock in settlement of creditor accounts as follows:

Date	Issuee	No. of Shares	Price per Share	Total
9/22/2003	Durbin, Jim	30,911	$0.031	$954
9/22/2003	Daryl N. Snadon	247,287	0.031	7,629
9/22/2003	Sommer, Mark	30,911	0.031	954
9/25/2003	Adorno & Yoss	8,346	0.031	257
9/25/2003	ADP Investor Communications	143	0.031	4
9/25/2003	ADP Proxy Services	5,652	0.031	174
9/25/2003	Akin, Gump, Strauss, Hauer & Feld	79,077	0.031	2,440
9/25/2003	American Bank Note Company	324	0.031	10
9/25/2003	Artis & Associates	277	0.031	9
9/25/2003	Barrier Corporation (Ronald E. Lusk - CEO)	103	0.031	3
9/25/2003	Ceneur Services (Donald R. Harkleroad - Director)	312,606	0.031	9,644
9/25/2003	Christensen, Clay	9,759	0.031	301
9/25/2003	Consolidated Ordering Services	3,685	0.031	114
9/25/2003	Denitech	246	0.031	8
9/25/2003	Fourth Street Partners	44,816	0.031	1,383
9/25/2003	G & L Realty	808,909	0.031	24,956
9/25/2003	Glankler, Brown PLC	2,143	0.031	66
9/25/2003	Godwin Gruber	61,033	0.031	1,883
9/25/2003	Goulston Storrs	1,212	0.031	37
9/25/2003	K. Shane Hartman	27,412	0.031	846
9/25/2003	Hero, Barbara Jean	896	0.031	28
9/25/2003	Hodges, Doughty & Carson, PLC	1,039	0.031	32
9/25/2003	Howard & Howard	1,287	0.031	40
9/25/2003	Humberson, Gary	456,864	0.031	14,095
9/25/2003	Intercity Investments	32,102	0.031	990
9/25/2003	Jeffers, Mangel, Butler	17,261	0.031	533
9/25/2003	Jones, Mark	514,262	0.031	15,866
9/25/2003	Lamberth Bonapfel Cifelli	181	0.031	6
9/25/2003	Lentz Cantor & Massey Ltd	322	0.031	10
9/25/2003	Level 3 Management	242,210	0.031	7,473
9/25/2003	Ronald E. Lusk	9,240	0.031	285
9/25/2003	Matthews Leasing Company	8,407	0.031	259
9/25/2003	McBee, Andy	514,262	0.031	15,866
9/25/2003	McCarron, Joe	5,848	0.031	180
9/25/2003	Nixon Peabody	79,430	0.031	2,451
9/25/2003	Patton Boggs	52,715	0.031	1,626
9/25/2003	Perkins, Smith & Cohen	282	0.031	9
9/25/2003	Piedmont Ivy Association LLC	8,201	0.031	253
9/25/2003	J. Michael Poss	116,569	0.031	3,596
9/25/2003	Raindance Communications	81	0.031	2
9/25/2003	Robertson, George	6,250	0.031	193
9/25/2003	Schlinger Foundation	388,335	0.031	11,981
9/25/2003	Shares issued to trustee for distribution to creditors at 12/31/03	1,765,228	0.031	54,460
9/25/2003	Shotwell, Brown & Sperry LLP	844	0.031	26
9/25/2003	Springfield Foodservice Corp	108,252	0.031	3,340
9/25/2003	Stephen A. Sherman & Assoc.	11,362	0.031	351
9/25/2003	Total Capital	979,798	0.031	30,228
9/25/2003	Turley, James	1,096,474	0.031	33,828
9/25/2003	Wanat, Julianne	3,161	0.031	98
9/25/2003	Wayne Miller PC	2,705	0.031	83
9/25/2003	Weir & Partners, LLP	91	0.031	3
9/25/2003	Westlake Management Company (Ronald E. Lusk - CEO)	3,270	0.031	101
9/25/2003	Winstead Sechrest & Minick	75,657	0.031	2,334
9/25/2003	Robert L. Woodson, III	3,978	0.031	123
12/31/2003	Adorno & Yoss P.A.	247	0.031	8
12/31/2003	ADP Investor Communication Svc	5	0.031	0
12/31/2003	ADP Proxy Services	167	0.031	5
12/31/2003	Advantage Movers	538	0.031	17
12/31/2003	Akin Gump	2,333	0.031	72
12/31/2003	American Bank Note Company	10	0.031	0
12/31/2003	Artis & Associates	9	0.031	0
12/31/2003	Barbara Jean Hero	27	0.031	1
12/31/2003	Barrier Corporation (Ronald E. Lusk - CEO)	3	0.031	0
12/31/2003	Castleberry, Gary	113,322	0.031	3,496
12/31/2003	Ceneur Services (Donald R. Harkleroad - Director)	9,220	0.031	284
12/31/2003	Clay Christensen	288	0.031	9
12/31/2003	Consolidated Ordering Services	109	0.031	3
12/31/2003	Denitech	8	0.031	0
12/31/2003	Fine Incentives	375	0.031	12
12/31/2003	Fourth Street Partners LLC c/o Bart Houston	1,322	0.031	41
12/31/2003	G&L Realty	23,857	0.031	736
12/31/2003	Glankler Brown PLC	64	0.031	2
12/31/2003	Godwin Gruber	1,800	0.031	56
12/31/2003	Goulston & Storrs c/o Alan Goldberg	36	0.031	1
12/31/2003	Hodges, Doughty & Carson, PLC	31	0.031	1
12/31/2003	Howard & Howard	38	0.031	1
12/31/2003	J. Michael Poss	3,438	0.031	106
12/31/2003	Jeffer Mangels Butler & Marmaro	510	0.031	16
12/31/2003	Joe McCaron	173	0.031	5
12/31/2003	LCP Original Touch	426	0.031	13
12/31/2003	Lentz Cantor & Massey Ltd	10	0.031	0
12/31/2003	Level 3 Management, LLC	7,144	0.031	220
12/31/2003	Matthews Leasing Company	248	0.031	8
12/31/2003	Nixon Peabody	2,343	0.031	72
12/31/2003	Patton Boggs	1,555	0.031	48
12/31/2003	Perkins Smith & Cohen	9	0.031	0
12/31/2003	Robert L. Woodson, III	118	0.031	4
12/31/2003	Ronald E. Lusk	273	0.031	8
12/31/2003	K. Shane Hartman	809	0.031	25
12/31/2003	Shotwell Brown & Sperry LLP	25	0.031	1
12/31/2003	Stephen A. Sherman & Assoc.	336	0.031	10
12/31/2003	Total Capital	28,897	0.031	892
12/31/2003	Wayne Miller PC	80	0.031	2
12/31/2003	Weir & Partners LLP	3	0.031	0
12/31/2003	Westlake Management Company (Ronald E. Lusk - CEO)	97	0.031	3
12/31/2003	Winstead Sechrest & Minick c/o Brian Morris	2,232	0.031	69
		8,384,251		$258,667

2)	We have issued common stock to members of our board of directors in settlement of fees payable to such directors.
a.	The number of shares issued and the price per share for the shares issued to such board members during 2004 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
4/1/2004	Ronald E. Lusk Revocable Trust	69,445	$0.300	$20,833
4/1/2004	Daryl N. Snadon	69,445	0.300	20,833
4/1/2004	USGT Investors, LP (Robert E. Bachman)	69,445	0.300	20,833
4/1/2004	Robert L. Woodson, III	69,445	0.300	20,833
4/1/2004	Frank "Duke" Yetter	69,445	0.300	20,833
4/12/2004	The Bristol Company (Donald R. Harkleroad)	69,445	0.300	20,833
5/10/2004	J. Michael Poss	69,445	0.300	20,833
8/4/2004	Daryl N. Snadon	66,346	0.314	20,833
8/4/2004	Frank "Duke" Yetter	66,346	0.314	20,833
8/4/2004	J. Michael Poss	66,346	0.314	20,833
8/4/2004	Robert L. Woodson, III	66,346	0.314	20,833
8/4/2004	Ronald E. Lusk Revocable Trust	66,346	0.314	20,833
8/4/2004	The Bristol Company (Donald R. Harkleroad)	66,346	0.314	20,833
8/4/2004	USGT Investors, LP (Robert E. Bachman)	66,346	0.314	20,833
10/12/2004	The Bristol Company (Donald R. Harkleroad)	17,103	0.487	8,333
10/12/2004	Dallas Snadon (Daryl N. Snadon)	17,103	0.487	8,333
10/12/2004	J. Michael Poss	17,103	0.487	8,333
10/12/2004	John A. Collingwood	17,103	0.487	8,333
10/12/2004	Phibian S Trust (Fredric S. Maxik)	17,103	0.487	8,333
10/12/2004	Robert L. Woodson, III	17,103	0.487	8,333
10/12/2004	Robert M. McMonigle	9,894	0.530	5,242
10/12/2004	Ronald E. Lusk Revocable Trust	17,103	0.487	8,333
10/12/2004	USGT Investors, LP (Robert E. Bachman)	17,103	0.487	8,333
11/23/2004	The Bristol Company (Donald R. Harkleroad)	9,256	1.417	13,120
11/23/2004	John A. Collingwood	9,256	1.417	13,120
11/23/2004	Robert M. McMonigle	9,256	1.417	13,120
11/23/2004	Phibian S Trust (Fredric S. Maxik)	9,256	1.417	13,120
11/23/2004	J. Michael Poss	9,256	1.417	13,120
11/23/2004	Ronald E. Lusk Revocable Trust	9,256	1.417	13,120
11/23/2004	Dallas Snadon (Daryl N. Snadon)	9,256	1.417	13,120
11/23/2004	USGT Investors, LP (Robert E. Bachman)	9,256	1.417	13,120
11/23/2004	Robert L. Woodson, III	9,256	1.417	13,120
		1,180,559		$481,658

b.	The number of shares issued and the price per share for the shares issued to such board members during 2005 are as follows:

Date	Issuee	No. of Shares	Price per Share	Total
3/31/2005	The Bristol Company (Donald R. Harkleroad)	5,719	$2.186	$12,500
3/31/2005	John A. Collingwood	5,719	2.186	12,500
3/31/2005	Robert M. McMonigle	5,719	2.186	12,500
3/31/2005	Dallas Snadon (Daryl N. Snadon)	5,719	2.186	12,500
3/31/2005	USGT Investors, LP (Robert E. Bachman)	5,719	2.186	12,500
3/31/2005	Robert L. Woodson, III	5,719	2.186	12,500
6/30/2005	Daryl N. Snadon	9,760	1.281	12,500
6/30/2005	USGT Investors, LP (Robert E. Bachman)	9,760	1.281	12,500
6/30/2005	Robert L. Woodson, III	9,760	1.281	12,500
6/30/2005	Robert M. McMonigle	9,760	1.281	12,500
6/30/2005	The Bristol Company (Donald R. Harkleroad)	9,760	1.281	12,500
6/30/2005	John A. Collingwood	9,760	1.281	12,500
9/30/2005	Daryl N. Snadon	12,328	1.014	12,500
9/30/2005	USGT Investors, LP (Robert E. Bachman)	12,328	1.014	12,500
9/30/2005	Robert L. Woodson, III	12,328	1.014	12,500
9/30/2005	Robert M. McMonigle	12,328	1.014	12,500
9/30/2005	The Bristol Company (Donald R. Harkleroad)	12,328	1.014	12,500
9/30/2005	John A. Collingwood	12,328	1.014	12,500
12/30/2005	Daryl N. Snadon	25,409	0.492	12,500
12/30/2005	USGT Investors, LP (Robert E. Bachman)	25,409	0.492	12,500
12/30/2005	Robert L. Woodson, III	25,409	0.492	12,500
12/30/2005	Robert M. McMonigle	11,914	0.492	6,944
12/30/2005	The Bristol Company (Donald R. Harkleroad)	25,409	0.492	12,500
12/30/2005	John A. Collingwood	25,409	0.492	12,500
		305,801		$294,444

c.	The number of shares issued and the price per share for the shares issued to such board members during 2006 are as follows:

Date	Issuee	# of Shares	Price per Share	Total

April 19, 2006	Daryl Snadon	29,914	$0.42	$12,500
April 19, 2006	USGT Investors, LP (Robert E. Bachman)	29,914	0.42	12,500
April 19, 2006	The Bristol Company (Donald R. Harkleroad)	29,914	0.42	12,500
April 19, 2006	John A. Collingwood	29,914	0.42	12,500
April 19, 2006	Robert Woodson	29,914	0.42	12,500
August 18, 2006	Daryl Snadon	38,036	0.33	12,500
August 18, 2006	USGT Investors, LP (Robert E. Bachman)	38,036	0.33	12,500
August 18, 2006	The Bristol Company (Donald R. Harkleroad	38,036	0.33	12,500
August 18, 2006	John A. Collingwood	38,036	0.33	12,500
August 18, 2006	Robert Woodson	38,036	0.33	12,500
October 6, 2006	Daryl Snadon	294,348	0.20	58,870
October 6, 2006	John A. Collingwood	294,348	0.20	58,870
October 6, 2006	USGT Investors, LP (Robert E. Bachman)	234,348	0.20	46,870
October 6, 2006	The Bristol Company (Donald R. Harkleroad)	195,348	0.20	39,070
October 6, 2006	Ronald Lusk	60,000	0.20	12,000
October 6, 2006	Robert Woodson	54,348	0.20	10,870

		1,472,490		$351,548

d.	The number of shares issued and the price per share for the shares issued to such board members during 2007 are as follows:

Date	Issuee	# of Shares	Price per Share	Total
February 21, 2007	Daryl Snadon	41,667	0.30	12,500
February 21, 2007	John Collingwood	41,667	0.30	12,500
February 21, 2007	USGT Investors	41,667	0.30	12,500
February 21, 2007	Bristol Company, The (Don Harkleroad)	41,667	0.30	12,500
February 21, 2007	Robert Woodson	41,667	0.30	12,500

		208,335		62,501

3)
In 2004, we paid certain compensation amounts due to employees through the issuance of shares of our common stock. The individuals receiving such shares, the number of shares issued and the price per share for such shares issued during 2004 are as follows:

Individual	No. of Shares	Price per Share	Amount
Accrued as of December 31, 2003
Ronald E. Lusk	157,333	$0.419	$65,971.17
J. Michael Poss	154,627	0.415	64,238.17
K. Shane Hartman	126,307	0.415	52,363.17
Kathryn D. Fuller	61,528	0.414	25,488.16

Payment in Stock in Lieu of Cash - Q1-2004
Ronald E. Lusk	325,516	0.192	62,499.00
J. Michael Poss	325,525	0.192	62,499.00
K. Shane Hartman	264,331	0.192	50,835.00
Kathryn D. Fuller	130,213	0.192	25,003.00

Payment in Stock in Lieu of Cash - Q2-2004
Ronald E. Lusk	106,199	0.305	32,339.85
J. Michael Poss	108,939	0.304	33,106.97
K. Shane Hartman	84,894	0.305	25,905.92
Kathryn D. Fuller	39,742	0.306	12,169.62

Staying Bonus
Ronald E. Lusk	555,502	0.160	88,880.34
J. Michael Poss	365,269	0.160	58,443.00
K. Shane Hartman	400,289	0.160	64,046.20
Kathryn D. Fuller	619,479	0.160	99,116.70
Shanna Raymond	31,250	0.160	5,000.00

Employment Agreement Shares
J. Michael Poss	312,500	0.160	50,000.00

Sign-On Bonus
Fredric S. Maxik	156,250	0.240	37,500.00

Payment in Stock in Lieu of Cash - Q3-2004
Fredric S. Maxik	52,081	0.480	25,000.00
Fredric S. Maxik	15,547	0.536	8,333.33
	4,393,321		$948,738.60

In 2005, we paid starting bonuses in common stock to certain employees in conjunction with commencement of their employment with us. The number of shares issued and the price per share for such shares issued during 2005 are as follows:
Date	Issuee	No. of Shares	Price per Share	Total
5/10/2005	Kate Blackmon	229,167	$0.240	$55,000
5/10/2005	Tracy Smith	10,000	0.240	2,400
9/19/2005	Paul Garrity	20,000	1.014	20,279
		259,167		$77,679

4)
On June 1, 2004, we acquired 100% of the outstanding common stock of Lighting Science, Inc., a Las Vegas, Nevada-based corporation, which owned certain intellectual property related to the design and development of our ODL light bulb. We acquired all of the issued and outstanding capital stock of Lighting Science, Inc. from Phibian S Trust, Edward I. Lanier, and John A. Collingwood in exchange for 4,796,276 shares of our common stock and our obligation to issue up to an additional 4,499,965 shares of our common stock upon the satisfaction of certain conditions under the stock purchase agreement. Those conditions were satisfied during the third quarter of 2004, and the additional shares of common stock were issued on or about September 3, 2004. The shares issued in conjunction with this acquisition were as follows:

Date	Issuee	No. of Shares	Price per Share	Total
6/2/2004	John A. Collingwood	1,774,622	$0.240	$425,909
6/2/2004	Lanier, Ed I.	1,774,622	0.240	425,909
6/2/2004	Phibian S Trust	1,247,032	0.240	299,288
9/3/2004	Edward I. Lanier	1,664,987	0.240	399,597
9/3/2004	John A. Collingwood	1,664,987	0.240	399,597
9/3/2004	Phibian S Trust	1,169,991	0.240	280,798
		9,296,241		$2,231,097

5)
In connection with the acquisition of Lighting Science, Inc., we undertook a private placement of our common stock under Regulation D of the Securities Act of 1933. A total of $3,874,890 was raised through the sale of 18,425,244 shares of our common stock, as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/17/2004	Philip R. Lacerte	1,041,667	$0.240	$250,000
5/27/2004	Lieser, Charles D.	8,334	0.240	2,000
5/27/2004	Quince Associates, LP	416,667	0.240	100,000
5/27/2004	Schereck, William J.	41,667	0.240	10,000
5/27/2004	Terrell, Charles T.	41,667	0.240	10,000
5/27/2004	Tipton, Paul S.	62,500	0.240	15,000
5/27/2004	Unimark Insurance Company	41,667	0.240	10,000
5/27/2004	Young, George Parker	104,167	0.240	25,000
5/28/2004	Barson, Alan	20,834	0.240	5,000
5/28/2004	Barson, Alan	83,334	0.240	20,000
5/28/2004	Barson, Trust for Daniel G	10,417	0.240	2,500
5/28/2004	Barson, Trust for Sophia J.	10,417	0.240	2,500
5/28/2004	Boudreaux, Reece	20,834	0.240	5,000
5/28/2004	Christensen, Clay	25,000	0.240	6,000
5/28/2004	Christensen, Wade	20,834	0.240	5,000
5/28/2004	Mills, John A.	20,834	0.240	5,000
6/7/2004	Conner, Halden	41,667	0.240	10,000
6/7/2004	Norris, Eric	83,334	0.240	20,000
6/7/2004	Taccetta Family LTD Partnership	62,500	0.240	15,000
7/15/2004	Lieser, Charles D.	20,834	0.240	5,000
7/15/2004	Pierce, Andy G.	104,167	0.240	25,000
8/9/2004	Charles T. Terrell	41,667	0.240	10,000
8/9/2004	David Sands	83,334	0.240	20,000
8/9/2004	Elise C. Ayers	31,250	0.240	7,500
8/9/2004	Granville Merritt	938	0.240	225
8/9/2004	Jeffrey J. Ayers	938	0.240	225
8/12/2004	John A. Collingwood	83,334	0.240	20,000
8/13/2004	Edward I. Lanier	62,500	0.240	15,000
8/20/2004	Antonio C. Alamo	104,167	0.240	25,000
8/20/2004	Halden Conner	20,834	0.240	5,000
8/20/2004	Robert H. Shelton	4,167	0.240	1,000
8/20/2004	Robert M. McMonigle	104,167	0.240	25,000
8/23/2004	G. Patrick Simpkins, Jr.	104,167	0.240	25,000
8/24/2004	Charles T. Terrell	52,084	0.240	12,500
8/24/2004	Chase G. Dickinson	417	0.240	100
8/24/2004	East Park Research, Inc.	208,334	0.240	50,000
8/24/2004	J. Michael McWilliams	62,500	0.240	15,000
8/24/2004	Joan H. Gardner	20,834	0.240	5,000
8/24/2004	Phillip W. Mirabelli	62,500	0.240	15,000
8/24/2004	SGD Family Limited Partnership	62,500	0.240	15,000
8/25/2004	Barbara Ann Churchman	417	0.240	100
8/25/2004	Holly A. Davis	62,500	0.240	15,000
8/25/2004	Mary D. Beougher	62,500	0.240	15,000
8/25/2004	Max G. Garoutte & Sandra B. Garoutte	62,500	0.240	15,000
8/25/2004	The Bristol Company (Donald R. Harkleroad - Director)	62,500	0.240	15,000
8/26/2004	Eric Norris	125,000	0.240	30,000
8/26/2004	Suzanne M. Farina	83,334	0.240	20,000
8/27/2004	Allen B. Smith and Jo A. Smith	83,334	0.240	20,000
8/27/2004	Brian H. Wald	104,167	0.240	25,000
8/30/2004	Clyde Hargrove	41,667	0.240	10,000
8/30/2004	Daniel H. Bradley	104,167	0.240	25,000
8/30/2004	Fitzgerald Realty Group, Inc., PSP	150,000	0.240	36,000
8/30/2004	Lara L. Poynor	41,667	0.240	10,000
8/30/2004	Paul S. Tipton	125,000	0.240	30,000
8/30/2004	Randy Phillips	41,667	0.240	10,000
8/30/2004	USGT Investors L.P. (Robert E. Bachman - Director)	31,250	0.240	7,500
8/31/2004	Dennis Brett	62,500	0.240	15,000
8/31/2004	Thomas Bradley	104,167	0.240	25,000
9/2/2004	G. Patrick Kevlin	41,667	0.240	10,000
9/2/2004	George Parker Young	312,500	0.240	75,000
9/2/2004	Robert L. Woodson, III	41,838	0.239	10,000
9/3/2004	BLF Investments, LP	416,667	0.240	100,000
9/3/2004	D. Craig Martin	208,333	0.240	50,000
9/3/2004	Reagan K. Vidal	62,500	0.240	15,000
9/3/2004	Scott Murray	20,833	0.240	5,000
9/3/2004	Steve Bronner	62,500	0.240	15,000
9/3/2004	Stuart G. Dickinson	62,500	0.240	15,000
9/10/2004	Craig R. Hudson	175,000	0.240	42,000
9/10/2004	Daryl N. Snadon	104,167	0.240	25,000
9/10/2004	Quince Associates, LP	416,667	0.240	100,000
9/16/2004	Andrew N. Adler	208,333	0.240	50,000
9/16/2004	Tanner Gill	41,667	0.240	10,000
9/22/2004	Chris M. Gigl	41,667	0.240	10,000
9/22/2004	Steve Dulin	208,333	0.240	50,000
9/22/2004	William Arnold	83,333	0.240	20,000
10/1/2004	USGT Investors L.P. (Robert E. Bachman - Director)	129,688	0.154	20,000
10/4/2004	Amy C. Lacerte	125,000	0.160	20,000
10/4/2004	Stuart G. Dickinson	200,000	0.240	48,000
10/5/2004	Bernie Selmanson	20,000	0.240	4,800
10/5/2004	Wendy S. Berkeley	4,167	0.240	1,000
10/8/2004	Mark L. Sutton	208,333	0.240	50,000
10/20/2004	Dianne Norris	83,333	0.240	20,000
10/20/2004	Kate Blackmon	12,500	0.240	3,000
10/21/2004	Joan H. Gardner	10,417	0.240	2,500
10/22/2004	Greenfield Capital V, L.P. (Stan T. Waldrop - President)	1,504,167	0.066	100,000
10/22/2004	James E. Fitzgerald	187,500	0.240	45,000
10/22/2004	Phillip C. McGraw	416,667	0.240	100,000
10/22/2004	Robert J. Schlegel	1,000,000	0.240	240,000
11/8/2004	Donald R. Harkleroad	55,000	0.240	13,200
11/8/2004	Jill Greene	10,000	0.240	2,400
11/8/2004	K.C. White	10,000	0.240	2,400
11/8/2004	Jennifer Lim	10,000	0.240	2,400
11/8/2004	Michael Anderson	5,000	0.240	1,200
11/8/2004	Joseph McCord	5,000	0.240	1,200
11/8/2004	Tim Myers	5,000	0.240	1,200
11/8/2004	SDW Investments, Ltd. (Stan T. Waldrop - President)	196,667	0.239	47,000
11/8/2004	Stan T. Waldrop	100,000	0.240	24,000
11/8/2004	Stan T. Waldrop	150,000	0.240	36,000
11/8/2004	Stan T. Waldrop	250,000	0.240	60,000
11/8/2004	Trust for Patrick Barley	345,000	0.241	83,000
11/10/2004	Philip R. Lacerte	1,666,667	0.150	250,000
11/17/2004	Ronald E. Lusk Revocable Trust	2,083,333	0.240	500,000
11/19/2004	MRM Capital, LP	1,000,000	0.125	125,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	100,000	0.240	24,000
11/24/2004	Stan T. Waldrop	325,000	0.240	78,000
12/8/2004	Philip R. Lacerte	625,000	0.240	150,000
12/21/2004	Marasco, Mark	41,667	0.240	10,000
12/31/2004	Fredric S. Maxik - Family Trusts	6,000	0.240	1,440
1/18/2005	Phillips, Josh	41,666	0.240	10,000
2/3/2005	McBride, Curtis	41,667	0.240	10,000
		18,425,255		$3,874,890

On March 4, 2005, we amended our filing of Form D (Notice of Sale of Securities Pursuant to Regulation D, Section 4(6), and/or Uniform Limited Offering Exemption) to change the exemption we were relying on to Rule 506 rather than Rule 505 for the sale of our common stock. Under Rule 506, we can raise an unlimited amount of money from any number of “accredited” investors and up to 35 “non-accredited” investors.

6)
During 2004, we paid certain vendors for rent and consulting services by issuing such vendors shares of our common stock. The number of shares issued and the price per share for such shares issued are as follows:

Date	Issuee	No. of Shares	Price per Share	Total	In Payment of:
4/6/2004	Durbin, Jim	37,750	$0.320	$12,080	Rent
4/6/2004	Daryl N. Snadon	302,000	0.320	96,639	Rent
4/6/2004	Sommer, Mark	37,750	0.320	12,080	Rent
4/15/2004	Philip R. Lacerte	125,000	0.160	20,000	Consulting
5/11/2004	MRM Capital, LP	187,500	0.160	30,000	Consulting
5/20/2004	Phillip W. Offill, Jr. Trustee	20,800	0.016	333	Consulting
5/27/2004	International Management	125,000	0.160	20,000	Consulting
5/27/2004	Oliver, Debra	25,000	0.160	4,000	Consulting
5/27/2004	Young, George Parker	25,000	0.160	4,000	Consulting
6/22/2004	Barron, Charles & Karen	31,250	0.160	5,000	Consulting
7/15/2004	Lowe, George L.	62,500	0.320	20,000	Consulting
7/15/2004	T&T Jeary Family, Ltd.	93,750	0.320	30,000	Consulting
8/6/2004	Daryl N. Snadon	69,903	0.385	26,893	Rent
8/6/2004	Jim Durbin	8,738	0.385	3,362	Rent
8/6/2004	Mark Sommer	8,738	0.385	3,362	Rent
9/28/2004	T & T Jeary Family, Ltd.	100,000	0.540	54,000	Consulting
12/1/2004	Ed Hammer	34,483	1.450	50,000	Consulting
12/8/2004	David A. Reed	25,000	1.440	36,000	Consulting
12/27/2004	Durbin, Jim	7,937	0.754	5,985	Rent
12/27/2004	Daryl N. Snadon	63,494	0.754	47,877	Rent
12/27/2004	Sommer, Mark	7,937	0.754	5,985	Rent
		1,399,530		$487,594

7)
As discussed in the section entitled “Certain Relationships and Related Transactions” beginning on page 24, we were obligated under the terms of a line of credit agreement to Match, Inc. outstanding in the amount of $1,851,299 principal balance and $315,554 in accrued interest at December 31, 2004. Ronald E. Lusk, our chairman, controls Match, Inc. as Trustee of the Ronald E. Lusk Revocable Trust. Additionally, on July 25, 1994, we sold, for proceeds of $2 million, 533,333 shares of Series A Preferred Stock with cumulative dividends of $0.30 per annum for each share and conversion rights to common stock at a price of $3.75 per share. Under the terms of the Plan under which we emerged from bankruptcy, Match, Inc., the holder of the Series A Preferred Stock, waived such rights, including voting and conversion rights. No dividends had been paid with respect to this class of stock. At the date of the agreement, the cumulative unpaid dividend with respect to the 6% Convertible Preferred Stock was $1,670,685. Thus, the total liquidation preference of the Series A Preferred Stock was $3,670,685 as of March 31, 2005.

In contemplation of our private placement of the 6% Convertible Preferred Stock which was completed in May 2005, the placement agent recommended and our board of directors concurred that the Match, Inc. debt and Series “A” Preferred Stock would preclude us from successfully completing the financing transaction. A special committee of independent directors consisting of Directors Robert E. Bachman, Donald R. Harkleroad, and Robert L. Woodson, III (the “Special Committee”) was formed on March 14, 2005 to negotiate with Mr. Lusk the exchange of the Series A Preferred Stock and the Match, Inc. debt for shares of our common stock.

The board of directors (with Mr. Lusk abstaining and one director absent) reviewed the analysis prepared by the Special Committee. Based upon the exchange ratio of $1.725 per share offered by Mr. Lusk with respect to both the Series A Preferred Stock and the debt, as well as the proposal by Mr. Lusk to reduce the accrued interest on the line of credit by $250,000, the board concluded that the offer was fair to us and voted to approve the transactions contained in the proposal from Mr. Lusk. The shares of common stock issued in exchange for the Series A Preferred Stock and the amount due under the credit agreement totaled 3,254,034 shares, which were issued on May 5, 2005 as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/5/2005	2 Boys AB Revocable Trust	1,627,017	$1.725	$2,806,604
5/5/2005	Ronald E. Lusk Revocable Trust	1,627,017	1.725	2,806,604
		3,254,034		$5,613,209

8)
On February 10, 2005, we entered into a consulting contract with Equity Group, Inc. (“Equity”) to provide financial public relations and investor relations on behalf of us. In connection therewith, we agreed to issue Equity two warrants to purchase an aggregate of $600,000 worth of shares of our common stock with each warrant having an exercise price to be determined in the future. Such exercise price was subsequently determined to be $0.80 per share. Each warrant provides for the purchase of $300,000 worth of our common stock. Both warrants are fully vested.

9)
On February 15, 2005, we entered into a letter agreement with Giuliani Capital Advisors LLC (“GCA”) pursuant to which GCA agreed to provide financial advisory services to us and a to-be-formed entity. The intent of the joint venture was to own streetlights and related lighting infrastructure targeting municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as partners/customers. We issued a warrant to GCA to purchase up to 1,650,000 shares of our common stock, subject to adjustment in certain circumstances as provided in the warrant. The 1,650,000 shares represented 3.2% of outstanding shares of common stock as of February 15, 2005. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of common stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant. Subsequently, the joint venture was mutually terminated by us and GCA. Pursuant to the termination of the joint venture, the shares GCA may purchase pursuant to its warrant was reduced to 825,000. The exercise price for each share of common stock is $0.60 per share or $445,000 if GCA were to exercise all 825,000 shares under the warrant.

10)
At a meeting of our board of directors held on March 30, 2005, certain individual members of our board of directors and members of senior management agreed to loan us an aggregate of $340,000 on a short-term basis pursuant to the terms of promissory notes from Lighting Science Group and in favor of each of the individual lenders. The members of the board and senior management who agreed to loan us funds and the amounts loaned by each individual are as follows: John A. Collingwood - $100,000, Ronald E. Lusk - $30,000, Stan T. Waldrop - $30,000, Philip N. Lacerte - $30,000, Robert E. Bachman (through USGT Investors L.P.) - $30,000, Donald R. Harkleroad (through the Bristol Company) - $30,000, Robert L. Woodson, III - $30,000, Daryl N. Snadon - $30,000, and the Fredric S. Maxik (through the Phibian S Trust) - $30,000. Mr. Lusk loaned us an additional $15,000 on April 29, 2005 and $5,000 on May 2, 2005. Mr. Snadon loaned us an additional $100,000 on May 3, 2005 and Mr. Harkleroad loaned us an additional $16,000 on May 6, 2005. The board members and officers who loaned us funds in this transaction are collectively referred to as the Lenders. Proceeds from each of the loans were used to fund our continuing operating expenses, including salaries, legal and accounting fees and for working capital purposes and other contingencies. Pursuant to the terms of the notes issued by us to each Lender, eight warrants for 30,000 shares of common stock and one warrant for 100,000 shares of common stock vested on the date of issuance, April 20, 2005. On April 29, 2005 and May 2, 2005, respectively, we issued warrants for 15,000 and 5,000 shares of common stock to Mr. Lusk. On May 3, 2005, we issued a warrant for 100,000 shares of common stock to Mr. Snadon and on May 6, 2005, we issued a warrant for 16,000 shares of common stock to Mr. Harkleroad. All such warrants vested on the date of issuance. The warrants have anti-dilution and exercise price adjustment provisions for dividends and stock splits. Each warrant expires five years from the date of issuance.

11)
On May 12, 2005, we entered into a Securities Purchase Agreement with certain accredited investors, including certain of our officers and directors (collectively, the “Purchasers”), for the purchase and sale of shares of 6% Convertible Preferred Stock and the PIPE Warrants pursuant to which the Purchasers purchased 2,260,966 shares of 6% Convertible Preferred Stock at $3.20 per share for an aggregate purchase price of $7,235,086 and PIPE Warrants to purchase 6,782,889 shares of common stock. We also executed a registration rights agreement and lock-up agreements with certain of our affiliates and unaffiliated stockholders.

On June 2, 2006, in connection with a waiver of certain anti-dilution rights by such holders, we entered into the Waiver, Consent and Amendment Agreement with the holders of at least a majority of the shares of 6% Convertible Preferred Stock then outstanding that (i) reduced the conversion price of the 6% Convertible Preferred Stock from $0.80 to $0.50 per share of common stock, (ii) provided for a contingent reduction of the conversion price of the 6% Convertible Preferred Stock from $0.50 to $0.30 per share of common stock in the event that the current market price, as defined in the Waiver, Consent and Amendment Agreement, of the common stock was less than $0.50 per share on December 29, 2006, and (iii) increased the total number of shares of common stock issued and issuable pursuant to the conversion of the 6% Convertible Preferred Stock from 9,043,864 to 22,814,844 shares of common stock.

Because the current market price of the Company’s common stock, as defined in the Waiver, Consent and Amendment Agreement, was less than $0.50 per share on December 29, 2006, the Certificate of Designation was amended to reduce the conversion price of the 6% Convertible Preferred Stock from $0.50 to $0.30 per share of common stock. Therefore, the 6% Convertible Preferred Stock is currently convertible into shares of common stock at a conversion price of $0.30 per share of common stock, subject to anti-dilution adjustments. The Amended and Restated Certificate of Designation of the 6% Convertible Preferred Stock sets forth the rights, preferences, terms and conditions of the 6% Convertible Preferred Stock and was filed with the Secretary of State of the State of Delaware on January 8, 2007. As of May 17, 2007, 2,065,653 shares of 6% Convertible Preferred Stock were outstanding.

PIPE Warrants to purchase 6,782,889 shares of common stock were issued to the Purchasers and are currently exercisable for shares of common stock at an exercise price of $0.30 per share of common stock, subject to anti-dilution adjustments. PIPE Warrants to purchase 639,844 shares of common stock, in the aggregate, were also issued to Merriman Curhan Ford & Co. and MRM Capital LP, who acted as our placement agent and financial advisor, respectively, in connection with the purchase and sale of the 6% Convertible Preferred Stock and the PIPE Warrants. These warrants were exercisable for shares of common stock at an exercise price of $1.50 per share of common stock, subject to anti-dilution adjustments. The PIPE Warrants expire on May 12, 2010. In December 2006, we made an offer to adjust the exercise price of the warrants issued to MRM Capital LP from $1.50 to $0.30 per share of common stock if the warrants were exercised prior to December 31, 2006. Of the 639,844 warrants issued to MRM Capital LP, 63,984 warrants were exercised pursuant to the terms of this offer.

a.	We issued shares of our 6% Convertible Preferred Stock in conjunction with the Securities Purchase Agreement as follows:

Date	Issuee	No. of Shares	Price per Share	Total
5/12/2005	Western Reserve Hedged Equity, LP	178,125	$3.200	$570,000
5/12/2005	Western Reserve Hedged Equity Offshore, Ltd.	196,875	3.200	630,000
5/12/2005	Gryphon Master Fund, L.P.	406,250	3.200	1,300,000
5/12/2005	GSSF Master Fund, LP	218,750	3.200	700,000
5/12/2005	AG Domestic Convertibles, L.P.	281,250	3.200	900,000
5/12/2005	AG Offshore Convertibles, Ltd.	656,250	3.200	2,100,000
5/12/2005	Xerion Partners I LLC	78,125	3.200	250,000
5/12/2005	Xerion Partners II Master Fund Limited	78,125	3.200	250,000
5/12/2005	Telemark Asset Management, LLC	39,063	3.200	125,000
5/12/2005	Jerome Hill Amy Hill JTWRS	18,750	3.200	60,000
5/12/2005	George L. Lowe	7,813	3.200	25,000
5/12/2005	2 Boys AB Revocable Trust	7,813	3.200	25,001
5/12/2005	The Bristol Company (Donald R. Harkleroad - Director)	15,625	3.200	50,000
5/12/2005	Daryl N. Snadon	29,238	3.200	93,565
5/12/2005	Trust for Cole Snadon	7,813	3.200	25,000
5/12/2005	Trust for Kendall Snadon	7,813	3.200	25,000
5/12/2005	USGT Investors L.P. (Robert E. Bachman - Director)	10,413	3.200	33,322
5/12/2005	John A. Collingwood	4,688	3.200	15,001
5/12/2005	Philip R. Lacerte	10,374	3.200	33,197
5/12/2005	Edward I. Lanier	7,813	3.200	25,000

Total Shares		2,260,966		$7,235,086

b.	We issued PIPE Warrants in conjunction with the Securities Purchase Agreement as follows:

Date	Issuee	No. of Shares	Exercise Price per Share	Total
5/12/2005	Western Reserve Hedged Equity, LP	534,375	$0.960	$513,000
5/12/2005	Western Reserve Hedged Equity Offshore, Ltd.	590,625	0.960	567,000
5/12/2005	Gryphon Master Fund, L.P.	1,218,750	0.960	1,170,000
5/12/2005	GSSF Master Fund, LP	656,250	0.960	630,000
5/12/2005	AG Domestic Convertibles, L.P.	843,750	0.960	810,000
5/12/2005	AG Offshore Convertibles, Ltd.	1,968,750	0.960	1,890,000
5/12/2005	Xerion Partners I LLC	234,375	0.960	225,000
5/12/2005	Xerion Partners II Master Fund Limited	234,375	0.960	225,000
5/12/2005	Telemark Asset Management, LLC	117,188	0.960	112,500
5/12/2005	Jerome Hill Amy Hill JTWRS	56,250	0.960	54,000
5/12/2005	George L. Lowe	23,437	0.960	22,500
5/12/2005	2 Boys AB Revocable Trust	23,438	0.960	22,500
5/12/2005	Merriman Curhan & Ford	575,860	1.500	863,790
5/12/2005	MRM Capital, LP (Aspen Advisors)	63,984	1.500	95,976
5/12/2005	The Bristol Company (Donald R. Harkleroad - Director)	46,876	0.960	45,001
5/12/2005	Daryl N. Snadon	87,715	0.960	84,206
5/12/2005	Trust for Cole Snadon	23,437	0.960	22,500
5/12/2005	Trust for Kendall Snadon	23,437	0.960	22,500
5/12/2005	USGT Investors L.P. (Robert E. Bachman - Director)	31,239	0.960	29,989
5/12/2005	John A. Collingwood	14,063	0.960	13,500
5/12/2005	Philip R. Lacerte	31,122	0.960	29,877
5/12/2006	Ed Lanier	23,437	0.960	22,500

Total Securities Purchase Agreement Warrants		7,422,733		$7,471,339

12)
On July 6, 2005, our board of directors adopted the Lighting Science Group Corporation 2005 Equity Based Incentive Compensation Plan (the “2005 Plan”) and a proposal to implement this plan was approved at the annual stockholders’ meeting in August 2005. A total of 5,000,000 shares of common stock were initially reserved under the 2005 Plan. Options granted pursuant to the 2005 Plan have a term of four years and vest one-third upon grant, one-third upon the first anniversary of the date of grant and one-third upon the second anniversary of the date of grant.

a.	In 2005, the following stock options were granted pursuant to the 2005 Plan:

Date	Grantee	Option Shares	Strike Price	Proceeds	Expiration Date
Options Granted
9/19/2005	Micahel Lavey	100,000	0.870	87,000.00	09/19/09
9/19/2005	Paul Garrity	30,000	0.870	26,100.00	09/19/09
9/19/2005	Cande Smiley	40,000	0.870	34,800.00	09/19/09
9/19/2005	Robert Bachman	50,000	0.870	43,500.00	09/19/09
9/19/2005	Donald Harkleroad	150,000	0.870	130,500.00	09/19/09
9/19/2005	Chester Britt	50,000	0.870	43,500.00	09/19/09
10/31/2005	Robert Bachman	50,000	0.530	26,500.00	10/31/09
10/31/2005	Donald Harkleroad	50,000	0.530	26,500.00	10/31/09
10/31/2005	Robert McMonigle	50,000	0.530	26,500.00	10/31/09
10/31/2005	Robert Woodson	50,000	0.530	26,500.00	10/31/09
10/31/2005	Daryl Snadon	50,000	0.530	26,500.00	10/31/09
10/31/2005	John Collingwood	50,000	0.530	26,500.00	10/31/09
11/28/2005	Stephen Hamilton	60,000	0.450	27,000.00	11/28/09

Total options issued during 2005		780,000		551,400

Options grants cancelled
11/25/2005	Michael Lavey	(66,667)	0.870	(58,000.29)
11/23/2005	Robert McMonigle	(33,333)	0.530	(17,666.49)

Total options cancelled during 2005		(100,000)		(75,667)

Total options outstanding		680,000		475,733

b.
In 2006 and 2007, additional stock options were granted pursuant to the 2005 Plan. With the exception of the options granted to Mr. Warshauer (explained below), the options granted during these years also vest one-third upon grant, one-third upon the first anniversary of the date of grant and one-third upon the second anniversary of the date of grant. The following stock options were granted in 2006 and 2007 pursuant to the 2005 Plan:

Date	Grantee	Option Shares	Strike Price	Proceeds	Expiration Date
2/21/2006	Don Harleroad	800,000	0.320	256,000.00	02/21/11
2/21/2006	Bob Bachman	800,000	0.320	256,000.00	02/21/11
2/21/2006	Ron Lusk	200,000	0.320	64,000.00	02/21/11
2/21/2006	Daryl Snadon	20,000	0.320	6,400.00	02/21/09
2/21/2006	Robert Woodson	20,000	0.320	6,400.00	02/21/09
2/21/2006	John Collingwood	20,000	0.320	6,400.00	02/21/09
2/21/2006	Steve Hamilton	20,000	0.320	6,400.00	02/21/09
2/21/2006	Fred Maxik	10,000	0.320	3,200.00	02/21/09
2/21/2006	Shane Hartman	30,000	0.320	9,600.00	02/21/09
2/21/2006	Paul Garrity	50,000	0.320	16,000.00	02/21/09
2/21/2006	Michael Poss	10,000	0.320	3,200.00	02/21/09
2/21/2006	Dee Needham	10,000	0.320	3,200.00	02/21/09
2/21/2006	Cande Smillie	15,000	0.320	4,800.00	02/21/09
2/21/2006	William Little	500,000	0.320	160,000.00	02/21/09
2/28/2006	Paul Garrity	50,000	0.290	14,500.00	02/21/09
3/9/2006	Robert Warshauer	2,000,000	0.300	600,000.00	03/09/11
2/9/2007	Steve Hamilton	100,000	0.370	37,000.00	02/09/12
2/9/2007	Shane Hartman	100,000	0.370	37,000.00	02/09/12
2/9/2007	Paul Garrity	100,000	0.370	37,000.00	02/09/12
2/9/2007	Addy Widjaja	60,000	0.370	22,200.00	02/09/12
2/9/2007	Wei Sun	50,000	0.370	18,500.00	02/09/12
2/9/2007	Carroll (Woody) Smith	40,000	0.370	14,800.00	02/09/12
2/9/2007	Matt Wood	40,000	0.370	14,800.00	02/09/12
2/9/2007	Michael Poss	30,000	0.370	11,100.00	02/09/12
2/9/2007	Dee Needham	30,000	0.370	11,100.00	02/09/12
2/9/2007	Diana Cearley	20,000	0.370	7,400.00	02/09/12

Total Options issued in 2006		5,125,000		1,627,000

Options grants cancelled
2/21/2006	Robert McMonigle	(16,667)	0.870	(14,500.29)
2/28/2006	Mike Lavey	(33,333)	0.870	(28,999.71)
8/28/2006	William Little	(333,333)	0.320	(106,666.56)
8/28/2006	Cande Smillie	(13,333)	0.870	(11,599.71)
8/31/2006	Cande Smillie	(10,000)	0.320	(3,200.00)
10/31/2006	William Little	(166,667)	0.320	(53,333.44)
10/31/2006	Cande Smillie	(5,000)	0.320	(1,600.00)
10/31/2006	Cande Smillie	(26,667)	0.870	(23,200.29)

Total Options cancelled		(605,000)		(243,100)

Total Options Outstanding December 31, 2005		680,000		475,733.00

Total Options Outstanding March 19, 2007		5,200,000		1,859,633

13)
On October 4, 2005, Philip R. Lacerte resigned as our Executive Vice President of Sales and Marketing. In connection with his resignation and as consideration for us agreeing to release him from his obligations under the his employment agreement, Mr. Lacerte agreed to deliver 100,000 shares of our common stock to us. These shares were subsequently cancelled.

14)	During 2005, we granted stock options to the following non-employee members of our board of directors:

Director	Number of Shares
	September 2005 Grant	October 2005 Grant
Robert E. Bachman	50,000	50,000
John A. Collingwood	0	50,000
Don R. Harkleroad	150,000	50,000
Daryl N. Snadon	0	50,000
Robert Woodson	0	50,000

	200,000	250,000

Exercise price share	$0.87	$0.53

During 2006, we granted stock options to the following non-employee members of our board of directors:

February 2006 Grant	Number of Shares
Robert E. Bachman	800,000
John A. Collingwood	20,000
Don R. Harkleroad	800,000
Daryl N. Snadon	20,000
Robert Woodson	20,000

1,660,000

Exercise price per share	$0.32

15)
On October 5, 2005, we terminated an agreement with Curtis McBride and Ron Froom pursuant to which they each provided strategic account management relating to the sale of our products. In connection therewith, we issued each of these individuals 100,000 shares of common stock at value of $0.89 per share.

16)
On October 18, 2005, Stan T. Waldrop, our president at the time, resigned from his position to pursue other business opportunities. In conjunction therewith, we issued to Mr. Waldrop 50,000 shares of common stock at a value of $0.52 per share.

17)	On December 5, 2005, we issued 25,000 shares of common stock to Claes Beckman at a value of $0.41 per share as consideration for providing technical consulting services to us.

18)	On February 23, 2006, we issued 100,000 shares of our common stock at $0.33 per share to Mr. Edward Hammer in conjunction with his consulting agreement.

19)
On March 3, 2006, we entered into a marketing agreement with ABM Industries, Inc. (“ABM”). Pursuant to this agreement, we issued ABM a warrant for the purchase of 400,000 shares of our common stock. The warrant has an exercise price of $0.40 per share and is exercisable until the second anniversary date of the issuance.

20)
During 2006, we issued shares of our common stock to certain vendors as consideration for providing consulting and legal services to us. The number of shares issued and the price per share for such shares issued are as follows:

Date	Issuee	No. of Shares	Price per Share	Total	In payment of
June 15, 2006	EScott, Inc.	29,741	$0.34	$10,000	Consulting Services
June 15, 2006	Alan Barson	45,162	$0.31	14,000	Legal Services
June 19, 2006	William Solemene	29,853	$0.34	10,150	Consulting Services
June 19, 2006	Brian Ternamian	29,853	$0.34	10,150	Consulting Services
August 18, 2006	EScott, Inc.	38,074	$0.26	10,000	Consulting Services
August 25, 2006	Inca Group LLC	27,778	$0.18	5,000	Consulting Services
September 20, 2006	MVPS, LLC	200,000	$0.15	29,953	Rent
October 4, 2006	Inca Group LLC	26,716	$0.19	5,000	Consulting Services
October 31, 2006	Inca Group LLC	18,519	$0.27	5,000	Consulting Services
October 31, 2006	EScott, Inc.	18,519	$0.27	5,000	Consulting Services
October 31, 2006	Alan Barson	56,904	$0.23	13,088	Legal Services
December 5, 2006	Inca Group LLC	17,242	$0.29	5,000	Consulting Services
December 5, 2006	EScott, Inc.	17,242	$0.29	5,000	Consulting Services
December 19, 2006	Phil Lacerte	1,625,000	$0.20	325,000	Consulting Services
December 28, 2006	The Equity Group	265,364	$0.24	63,687	Consulting Services

		2,445,967		$516,028

21)	In 2006, we issued shares of common stock to the following employees as bonuses:

Date	Employee	No. of Shares
July 17, 2006	David Rubin	100,000
October 31, 2006	Carroll Smith	40,000
October 31, 2006	Wei Sun	10,000
October 31, 2006	Addy Widjaja	20,000
October 31, 2006	Ruben Villarreal	10,000
October 31, 2006	Diana Cearley	10,000

		190,000

22)	On September 18, 2006 and Septmeber 22, 2006, we issued the following common stock and warrants for the purchase of common stock, respectively, to the Gurantors of our line of credit:

Name	Comon Stock Issued	Price per share	Total	Common Stock Warrants
USGT Investors, LP	150,000	$0.30	$45,000	375000
Daryl Snadon	200,000	$0.30	$60,000	500000
John Collingwood	200,000	$0.30	$60,000	500000
Jerome Hill	100,000	$0.30	$30,000	250000
Ron Lusk	50,000	$0.30	$15,000	125000
George Parker-Young	50,000	$0.30	$15,000	125000
Phil Lacerte	2,375,000	$0.30	$712,500	-

	3,125,000		$937,500	1,875,000
The warrants issued to the Guarantors have an exercise price of $0.30 per share and have a term of five years.

23)	The following table sets forth information pertaining to recent conversions of our 6% Convertible Preferred Stock and recent exercises of warrants to purchase shares of our common stock.

Name	Date	Transaction	Number of shares of Common Stock	Underlying Price/Share
Telemark Asset Management	March 20, 2006	Preferred Stock Conversion	156,250	$0.80
Xerion Partners I, LLC	May 23, 2006	Preferred Stock Conversion	312,500	0.80
Xerion Partners II Master Fund Limited	May 23, 2006	Preferred Stock Conversion	312,500	0.80
2BOYSAB Trust	June 19, 2006	PIPE Warrant Exercise	23,438	0.30
Daryl Snadon	December 29, 2006	Warrant Exercise	130,000	0.30
MRM Capital, LP	December 19, 2006	Warrant Exercise	63,984	0.30
USGT Investors, L.P.	January 12, 2007	Warrant Exercise	30,000	0.30
Phil Lacerte	January 12, 2007	Warrant Exercise	30,000	0.30
Bristol Company	February 21, 2007	Warrant Exercise	46,000	0.30
John Collingwood	February 21, 2007	Warrant Exercise	50,000	0.30

24)
In October 2006, we entered into a marketing agreement with ICurie Limited pursuant to which we agreed to buy certain components from ICurie to produce our lights. As part of the agreement, we agreed to issue 500,000 warrants for the purchase of common stock at an exercise price of $0.32 to ICurie. At May 17, 2007, 125,000 of the warrants had vested. The warrants have a term of five years.

25)
On January 9, 2007, we issued 6,854 shares of common stock to Ron Lusk, our Chairman, President and Chief Executive Officer, in exchange for converting an advance made to us. The advance was converted at a price of $0.30 per common share.

26)	During 2007, we issued common stock to the following suppliers in settlement of their accounts:

Date	Issuee	No. of Shares	Price per Share	Total	In payment of
01/05/07	E Scott, Inc.	14,286	0.35	$5,000	Consulting
01/05/07	Inca Group, LLC	14,286	0.35	5,000	Consulting
02/02/07	Escott, Inc.	13,158	0.38	5,000	Consulting
02/02/07	Inca Group LLC	13,158	0.38	5,000	Consulting
03/05/07	Escott, Inc.	13,158	0.38	5,000	Consulting
03/05/07	Inca Group LLC	13,158	0.38	5,000	Consulting

		81,204		$30,000

27)
In 2007, we issued warrants to the following Guarantors as consideration for providing additional guarantees enabling us to obtain the additional amount available under our line of credit and under certain equipment leases:

Date	Name	Position	Amount of Line of Credit or Leases Guaranteed	# of Warrant Shares to be Issued
1/23/2007	Phil Lacerte		$65,000	65,000
1/23/2007	Daryl Snadon	Director	50,000	50,000
1/23/2007	Edward Hawes		50,000	50,000
1/23/2007	USGT Investors, LP	Director	37,500	37,500
1/23/2007	Baron Cass		48,750	48,750
1/23/2007	Paul Schlosberg		48,750	48,750

			$300,000	300,000

The warrants have an exercise price of $0.30 per share and have a term of five years.

28)
On March 9, 2007, we entered into a Securities Purchase Agreement with a group of accredited investors pursuant to which we agreed to sell 13,333,265 shares of our common stock for $0.30 per share. Additionally, we issued Warrants for the purchase of 9,999,949 shares of common stock. The Warrants have an exercise price of $0.35 per share and a term of five years. We also issued to the accredited investors Equity Unit Warrants for the purchase of 13,333,265 equity units. Each equity unit is comprised of one share of common stock and a warrant for the purchase of 0.75 shares of our common stock. The exercise price of each Equity Unit Warrant is $0.30 per unit. The Equity Unit Warrants must be exercised prior to the 90th trading day following the effective date of the registration statement we are required to file. The warrants for the purchase of common stock that are included in the Equity Unit Warrants have an exercise price of $0.35 per share and a term of five years from the date the Equity Unit Warrants are exercised.

a.	We issued shares of our common stock in conjunction with the Securities Purchase Agreement as follows:

Date	Issuee	No. of Shares	Price per Share	Total
03/09/07	Ardsley Partners Renewable Energy Fund, LP	3,211,671	0.300	963,501
03/09/07	Ardsley Partners Renewable Energy Offshore Fund, Ltd.	121,662	0.300	36,499
03/09/07	Columbus Capital Partners, LP	1,488,333	0.300	446,500
03/09/07	Columbus Capital Offshore Fund, Ltd.	178,333	0.300	53,500
03/09/07	Winslow Hedge Fund, L.P.	1,666,667	0.300	500,000
03/09/07	Iroquois Master Fund, Ltd.	833,333	0.300	250,000
03/09/07	Civic Capital Group, LLC	333,333	0.300	100,000
03/09/07	Tetra Capital Partners, LP	133,100	0.300	39,930
03/09/07	Tetra Offshore Fund, Ltd.	20,300	0.300	6,090
03/09/07	Arrow T US Long / Short Fund	113,200	0.300	33,960
03/09/07	Cole William Snadon Trust	100,000	0.300	30,000
03/09/07	Cole William Snadon	10,000	0.300	3,000
3/9/2007	Lagunitas Partners, LP	1,917,333	0.300	575,200
3/9/2007	Gruber & McBaine International	496,000	0.300	148,800
3/9/2007	Ttees Hamilton College	187,000	0.300	56,100
3/9/2007	The Wallace Foundation	165,000	0.300	49,500
3/9/2007	Jon D & Linda W. Gruber Trust	512,333	0.300	153,700
3/9/2007	J. Patterson McBaine	179,000	0.300	53,700
3/9/2007	Xerion Partners Master Fund II	1,333,333	0.300	400,000
03/09/07	Jerome Hill	166,667	0.300	50,000
03/09/07	Otago Partners LLC	166,667	0.300	50,000

		13,333,265		3,999,980

b.	We issued Warrants for the purchase of our common stock in conjunction with the Securities Purchase Agreement as follows:

Date	Issuee	No. of Warrants	Exercise Price per Share	Total
3/9/2007	Ardsley Partners Renewable Energy Fund, LP	2,408,753	0.35	843,064
3/9/2007	Ardsley Partners Renewable Energy Offshore Fund, Ltd.	91,246	0.35	31,936
3/9/2007	Columbus Capital Partners, LP	1,116,250	0.35	390,688
3/9/2007	Columbus Capital Offshore Fund, Ltd.	133,750	0.35	46,813
3/9/2007	Winslow Hedge Fund, L.P.	1,250,000	0.35	437,500
3/9/2007	Iroquois Master Fund, Ltd.	625,000	0.35	218,750
3/9/2007	Civic Capital Group, LLC	250,000	0.35	87,500
3/9/2007	Tetra Capital Partners, LP	99,825	0.35	34,939
3/9/2007	Tetra Offshore Fund, Ltd.	15,225	0.35	5,329
3/9/2007	Arrow T US Long / Short Fund	84,900	0.35	29,715
03/09/07	Cole William Snadon Trust	75,000	0.35	26,250
03/09/07	Cole William Snadon	7,500	0.35	2,625
3/9/2007	Lagunitas Partners, LP	1,438,000	0.35	503,300
3/9/2007	Gruber & McBaine International	372,000	0.35	130,200
3/9/2007	Ttees Hamilton College	140,250	0.35	49,088
3/9/2007	The Wallace Foundation	123,750	0.35	43,313
3/9/2007	Jon D & Linda W. Gruber Trust	384,250	0.35	134,487
3/9/2007	J. Patterson McBaine	134,250	0.35	46,988
3/9/2007	Xerion Partners Master Fund II	1,000,000	0.35	350,000
03/09/07	Jerome Hill	125,000	0.35	43,750
03/09/07	Otago Partners LLC	125,000	0.35	43,750

		9,999,949		3,499,982

c.	We issued Equity Unit Warrants in conjunction with the Securities Purchase Agreement as follows:

Date	Issuee	No. of Warrants	Exercise Price per Share	Total
03/09/07	Ardsley Partners Renewable Energy Fund, LP	3,211,671	0.300	963,501
03/09/07	Ardsley Partners Renewable Energy Offshore Fund, Ltd.	121,662	0.300	36,499
03/09/07	Columbus Capital Partners, LP	1,488,333	0.300	446,500
03/09/07	Columbus Capital Offshore Fund, Ltd.	178,333	0.300	53,500
03/09/07	Winslow Hedge Fund, L.P.	1,666,667	0.300	500,000
03/09/07	Iroquois Master Fund, Ltd.	833,333	0.300	250,000
03/09/07	Civic Capital Group, LLC	333,333	0.300	100,000
03/09/07	Tetra Capital Partners, LP	133,100	0.300	39,930
03/09/07	Tetra Offshore Fund, Ltd.	20,300	0.300	6,090
03/09/07	Arrow T US Long / Short Fund	113,200	0.300	33,960
03/09/07	Cole William Snadon Trust	100,000	0.300	30,000
03/09/07	Cole William Snadon	10,000	0.300	3,000
3/9/2007	Lagunitas Partners, LP	1,917,333	0.300	575,200
3/9/2007	Gruber & McBaine International	496,000	0.300	148,800
3/9/2007	Ttees Hamilton College	187,000	0.300	56,100
3/9/2007	Otago Partners LLC	165,000	0.300	49,500
3/9/2007	Jon D & Linda W. Gruber Trust	512,333	0.300	153,700
3/9/2007	J. Patterson McBaine	179,000	0.300	53,700
3/9/2007	Xerion Partners Master Fund II	1,333,333	0.300	400,000
03/09/07	Jerome Hill	166,667	0.300	50,000
03/09/07	Otago Partners LLC	166,667	0.300	50,000

		13,333,265		3,999,980

EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Lighting Science Group Corporation (1)
3.2	Amended and Restated By-laws of Lighting Science Group Corporation (1)
4.1	Stock Purchase Agreement dated as of June 1, 2004, by and among The Phoenix Group Corporation, Lighting Science, Inc., certain stockholders of The Phoenix Group Corporation and Frederic Maxik (2)
4.2	Securities Purchase Agreement dated as of May 12, 2005, by and among Lighting Science Group Corporation and the purchasers set forth on Exhibit A thereto (3)
4.3	Form of Warrant granted pursuant to the Securities Purchase Agreement dated as of May 12, 2005 (3)
4.4	Registration Rights Agreement dated as of May 12, 2005, by and among Lighting Science Group Corporation and the persons and entities listed on Exhibit A thereto (3)
4.5	Warrant dated as of February 15, 2005, by and between Lighting Science Group Corporation and Giuliani Capital Advisors LLC (4)
4.6	Form of Warrant issued to certain directors, officers and security holders as consideration for providing guarantees pursuant to the Line of Credit (10)
4.7	Amended and Restated Certificate of Designation (5)
4.8	Securities Purchase Agreement, dated as of March 9, 2007 among Lighting Science Group Corporation and the purchasers identified on the signature pages thereto (9)
4.9	Form of Warrant A, dated March 9, 2007 (9)
4.10	Form of Warrant B, dated March 9, 2007 (9)
4.11	Form of Warrant, dated __________, 2007 (9)
5.1	Opinion on legality from Haynes and Boone, LLP (12)
10.1	Employment Agreement dated as of February 26, 1999 by and between Lighting Science Group Corporation (upon assignment from Iatros Health Network Inc.) and Ronald E. Lusk (6)
10.2	Employment Agreement dated as of June 1, 2004 by and among Lighting Science, Inc., The Phoenix Group Corporation and Fredric Maxik (2)
10.3	Employment Agreement dated as of November 15, 2000 by and between The Phoenix Group Corporation and K. Shane Hartman (6)
10.4	Consulting Agreement dated as of October 6, 2006 between Lighting Science Group Corporation and Philip R. Lacerte (11)
10.5	Loan Agreement dated as of June 29, 2006 between Lighting Science Group Corporation and Bank of Texas, N.A.(8)
10.6	Revolving Promissory Note dated as of June 29, 2006 between Lighting Science Group Corporation and Bank of Texas, N.A. (8)
10.7	Pledge and Security Agreement dated as of June 29, 2006 between Lighting Science Group Corporation and Bank of Texas, N.A. (8)
10.8	Letter Agreement Amendment to the Loan Agreement dated as of December 29, 2006 between Lighting Science Group Corporation and Bank of Texas, N.A. (5)
10.9	Amended Revolving Promissory Note dated as of December 29, 2006 between Lighting Science Group Corporation and Bank of Texas, N.A. (5)
10.10	Factoring Agreement dated as of January 4, 2007 between Lighting Science Group Corporation and Allied Capital Partners, L.P. (5)
23.1	Consent of Turner, Stone & Company, LLP (filed herewith)
23.2	Consent of Haynes and Boone, LLP (12)
24.1	Power of attorney (filed herewith)

1.	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 12, 2005.
2.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2004.
3.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2005.
4.	Incorporated by reference to the Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2005.
5.	Incorporated by reference to Registrant's current report on Form 8-K filed with the Securities and Exchange Commission on January 9, 2007.
6.	Incorporated by reference to the Registrant's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on August 16, 2004.
7.	Incorporated by reference to the Registrant's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on November 16, 2004.
8.	Incorporated by reference to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2006.
9.	Incorporated by reference to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2007.
10.	Incorporated by reference to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2006.
11.	Incorporated by reference to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2006.
12.	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 11, 2007.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of our securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, May 18, 2007.

LIGHTING SCIENCE GROUP CORPORATION

By: /s/ Ronald E. Lusk
Ronald E. Lusk
Chairman of the Board and
Chief Executive Officer

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ronald E. Lusk Ronald E. Lusk	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 18, 2007
/s/ Stephen A. Hamilton Stephen A. Hamilton	Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2007
/s/ Robert E. Bachman (by Ronald E. Lusk, Attorney-in-Fact*) Robert E. Bachman	Director	May 18, 2007
/s/ John A. Collingwood (by Ronald E. Lusk, Attorney-in-Fact*) John A. Collingwood	Director	May 18, 2007
/s/ Donald R. Harkleroad (by Ronald E. Lusk, Attorney-in-Fact*) Donald R. Harkleroad	Director	May 18, 2007
/s/ Fredric S. Maxik (by Ronald E. Lusk, Attorney-in-Fact*) Fredric S. Maxik	Director	May 18, 2007
/s/ Daryl N. Snadon (by Ronald E. Lusk, Attorney-in-Fact*) Daryl N. Snadon	Director	May 18, 2007

* pursuant to a Power of Attorney filed herewith